EXHIBIT 10.3

CREDIT AGREEMENT

among

OWENS CORNING,

VARIOUS LENDING INSTITUTIONS

and

CITIBANK, N.A.,

as Administrative Agent

Dated as of October 31, 2006

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Syndication Agents

and

MORGAN STANLEY BANK

and

WACHOVIA BANK, N.A.,

as Co-Documentation Agents

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

SCHEDULE I	List of Lenders and Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Provisions Relating to Bankers’ Acceptances, Loans and B/A Equivalent Loans

(iv)

(continued)

SCHEDULE IV		Existing Letters of Credit
SCHEDULE V		Capitalization
SCHEDULE VI		Subsidiaries
SCHEDULE VII		Scheduled Existing Indebtedness
SCHEDULE VIII		Existing Liens
SCHEDULE IX		Existing Investments
SCHEDULE X		Dutch PMP Definition
SCHEDULE XI		Ackerman Appeals

EXHIBIT A-1	-	Form of Notice of Borrowing
EXHIBIT A-2	-	Form of Notice of Competitive Bid Borrowing
EXHIBIT B-1	-	Form of Term Note
EXHIBIT B-2	-	Form of Dollar Facility Revolving Note
EXHIBIT B-3	-	Form of U.S. Borrower Euro Facility Revolving Note
EXHIBIT B-4	-	Form of European Borrower Euro Facility Revolving Note
EXHIBIT B-5	-	Form of U.S. Borrower Canadian Facility Revolving Note
EXHIBIT B-6	-	Form of Canadian Borrower Canadian Facility Revolving Note
EXHIBIT B-7	-	Form of Swingline Note
EXHIBIT B-8	-	Form of Competitive Bid Note
EXHIBIT C	-	Form of Notice of Conversion/Continuation
EXHIBIT D	-	Form of Letter of Credit Request
EXHIBIT E	-	Form of Section 4.04(b)(ii) Certificate
EXHIBIT F	-	Form of Opinion of Sidley Austin LLP
EXHIBIT G-1	-	Form of Officers’ Certificate
EXHIBIT G-2	-	Form of Secretary’s Certificate
EXHIBIT H	-	Form of Solvency Certificate
EXHIBIT I	-	Form of Consent Letter
EXHIBIT J	-	Form of Subsidiaries Guaranty
EXHIBIT K	-	Form of Intercompany Subordination Agreement
EXHIBIT L	-	Form of Compliance Certificate
EXHIBIT M	-	Form of Assignment and Assumption Agreement
EXHIBIT N	-	Form of Contingent Note
EXHIBIT O	-	Form of Subsidiary Borrower Assumption Agreement
EXHIBIT P	-	Form of Administrative Questionnaire

(v)

CREDIT AGREEMENT, dated as of October 31, 2006, among OWENS CORNING, a Delaware corporation (the “U.S. Borrower”), the Lenders from time to time party hereto, and CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). In addition, upon the satisfaction of the conditions specified in Section 5B, additional Wholly-Owned Subsidiaries of the U.S. Borrower may become parties hereto as Subsidiary Borrowers. Capitalized terms used herein shall have the meanings specified in Section 11.

W I T N E S S E T H:

WHEREAS, on October 5, 2000, Old Owens and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware;

WHEREAS, on July 10, 2006, Old Owens and the other debtors filed the Plan of Reorganization incorporating the terms of a settlement with their major creditor constituencies and providing for the emergence of the debtors from bankruptcy;

WHEREAS, under the Plan of Reorganization, among other terms and conditions, the U.S. Borrower will become the new holding company of Old Owens and its subsidiaries; and

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrowers on a several (and not joint) basis the credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Amount and Terms of Credit.

1.01 Commitments.

(a) Term Loans. Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan (each, a “Term Loan”) to the U.S. Borrower, which Term Loans:

(i) shall be incurred by the U.S. Borrower pursuant to a single drawing on the Delayed Borrowing Date for the purposes described in Section 7.08(a);

(ii) shall be denominated in Dollars;

(iii) except as hereafter provided, shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.11(b), all Term Loans constituting part of the same Borrowing shall at all times consist of Term Loans of the same Type; and

(iv) shall be made by each Lender in the aggregate principal amount equal to the Term Loan Commitment of such Lender on the Delayed Borrowing Date.

Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Dollar Facility Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Dollar Facility RL Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date, a revolving loan or revolving loans to the U.S. Borrower (each, a “Dollar Facility Revolving Loan”), which Dollar Facility Revolving Loans:

(i) shall be made and maintained in Dollars;

(ii) except as hereafter provided, shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Loans or, Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.11(b), all Dollar Facility Revolving Loans made as part of the same Borrowing shall at all times consist of Dollar Facility Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Dollar Facility RL Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Dollar Facility RL Exposure of such Dollar Facility RL Lender to exceed the amount of its Dollar Facility Revolving Loan Commitment at such time; and

(v) shall not be made (and shall not be required to be made) by any Dollar Facility RL Lender if the making of same would cause the Aggregate Dollar Facility RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Dollar Facility Revolving Loan Commitment as then in effect.

(c) Euro Facility Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Euro Facility RL Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date, (I) a revolving loan or revolving loans to the U.S. Borrower (each, a “U.S. Borrower Euro Facility Revolving Loan”) and (II) on and after the date the European Borrower has satisfied the conditions specified in Section 5B, a revolving loan or revolving loans to the European Borrower (each, a “European Borrower Euro Facility Revolving Loan” and, together with each U.S. Borrower Euro Facility Revolving Loan, each a “Euro Facility Revolving Loan”), which Euro Facility Revolving Loans:

(i) shall be made and maintained in the respective Available Currency elected by the U.S. Borrower or the European Borrower, as the case may be;

(ii) except as hereafter provided, shall, at the option of the U.S. Borrower or the European Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Loans or Eurodollar Loans (if the Available Currency

elected is Dollars) or Euro Denominated Revolving Loans (if the Available Currency elected is Euros), provided that, except as otherwise specifically provided in Section 1.11(b), all Euro Facility Revolving Loans made as part of the same Borrowing shall at all times consist of Euro Facility Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Euro Facility RL Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Euro Facility RL Exposure of such Euro Facility RL Lender to exceed the amount of its Euro Facility Revolving Loan Commitment at such time; and

(v) shall not be made (and shall not be required to be made) by any Euro Facility RL Lender if the making of same would cause the Aggregate Euro Facility RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Euro Facility Revolving Loan Commitment as then in effect;

provided that the European Borrower shall have no liability under this Agreement with respect to any U.S. Borrower Euro Facility Revolving Loans which may be extended to, and which shall constitute obligations of, the U.S. Borrower.

(d) Canadian Facility Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Canadian Facility RL Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Maturity Date, (I) a revolving loan or revolving loans to the U.S. Borrower (each, a “U.S. Borrower Canadian Facility Revolving Loan”) and (II) on and after the date the Canadian Borrower has satisfied the conditions specified in Section 5B, a revolving loan or revolving loans to the Canadian Borrower (each, a “Canadian Borrower Canadian Facility Revolving Loan” and, together with each U.S. Borrower Canadian Facility Revolving Loan, each a “Canadian Facility Revolving Loan” and, together with each Dollar Facility Revolving Loan and Euro Facility Revolving Loan, each, a “Revolving Loan”), which Canadian Facility Revolving Loans:

(i) shall be made and maintained in the respective Available Currency elected by the U.S. Borrower or the Canadian Borrower, as the case may be;

(ii) except as hereafter provided, shall, at the option of the U.S. Borrower or the Canadian Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of (1) if the Available Currency selected is U.S. Dollars, (x) Base Rate Loans or (y) Eurodollar Loans, and (2) if the Available Currency selected is Canadian Dollars, (x) Canadian Prime Rate Loans or (y) (i) in the case of a B/A Lender, Bankers’ Acceptances accepted by such B/A Lender on the terms and conditions provided for herein and in Schedule III hereto or (ii) in a case of a Non-B/A Lender, completed Drafts drawn by the Canadian Borrower and purchased by such Non-B/A Lender and then exchanged for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule III hereto, provided that except as otherwise specifically provided in Section 1.11(b), all Canadian Facility Revolving Loans made as part of the same Borrowing shall at all times consist of Canadian Facility Revolving Loans of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Canadian Facility RL Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Canadian Facility RL Exposure of such Canadian Facility RL Lender to exceed the amount of its Canadian Facility Revolving Loan Commitment at such time; and

(v) shall not be made (and shall not be required to be made) by any Canadian Facility RL Lender if the making of same would cause the Aggregate Canadian Facility RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Canadian Facility Revolving Loan Commitment as then in effect;

provided that the Canadian Borrower shall have no liability under this Agreement with respect to any U.S. Borrower Canadian Facility Revolving Loans which may be extended to, and which shall constitute obligations of, the U.S. Borrower.

(e) Competitive Bid Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees that the U.S. Borrower may incur a loan or loans (each, a “Competitive Bid Loan”) from one or more Bidder Lenders pursuant to a Competitive Bid Borrowing at any time and from time to time on and after the Initial Borrowing Date and prior to the date which is three Business Days preceding the date which is 10 days prior to the Maturity Date, which Competitive Bid Loans:

(i) shall be made and maintained in Dollars;

(ii) shall be made on the terms and conditions specified in Section 1.04;

(iii) shall not be made (and shall not be required to be made) if the making of same would cause the Aggregate Dollar Facility RL Exposure (after giving effect to the use of proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Dollar Facility Revolving Loan Commitment as then in effect; and

(iv) shall not exceed in aggregate principal amount at any time outstanding, the Maximum Competitive Bid Amount.

(f) Swingline Loans. Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the

Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans to the U.S. Borrower (each, a “Swingline Loan”), which Swingline Loans:

(i) shall be made and maintained in Dollars;

(ii) shall be made and maintained as Base Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) if the making of same would cause the Aggregate Dollar Facility RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Dollar Facility Revolving Loan Commitment as then in effect; and

(v) shall not exceed in aggregate principal amount at any time outstanding, the Maximum Swingline Amount.

Notwithstanding anything to the contrary contained in this Section 1.01(f), (x) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to any Dollar Facility RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ refunding obligations (through the requirement that Mandatory Dollar Facility RL Borrowings be made from time to time) in respect of such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ Dollar Facility RL Percentages of the outstanding Swingline Loans and (y) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(g) Refunding of Swingline Loans. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Dollar Facility RL Lenders that the outstanding Swingline Loans shall be funded with a Borrowing of Dollar Facility Revolving Loans in Dollars (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Dollar Facility Revolving Loans (each such Borrowing, a “Mandatory Dollar Facility RL Borrowing”) shall be provided on the third succeeding Business Day by all Dollar Facility RL Lenders pro rata based on each such Dollar Facility RL Lender’s Dollar Facility RL Percentage and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Dollar Facility RL Lender hereby irrevocably agrees to make Dollar Facility Revolving Loans (in the case of a refunding of Swingline Loans) upon one Business Day’s notice pursuant to each Mandatory Dollar Facility RL Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) that the amount of the

Mandatory Dollar Facility RL Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Sections 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Dollar Facility RL Borrowing, (v) the amount of the Total Dollar Facility Revolving Loan Commitment at such time and (vi) the amount of the Dollar Facility Revolving Loan Commitment of such Dollar Facility RL Lender at such time. In the event that any Mandatory Dollar Facility RL Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Dollar Facility RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Dollar Facility RL Borrowing would otherwise have occurred, but adjusted for any payments received from the U.S. Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Dollar Facility RL Lenders to share in such Swingline Loans ratably based upon their respective Dollar Facility RL Percentages, provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Dollar Facility RL Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Dollar Facility RL Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Dollar Facility Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche of Loans to be made or maintained pursuant to the respective Borrowing, provided that Mandatory Borrowings shall be made in the amounts required by Section 1.01(g). More than one Borrowing may be incurred on any day, but at no time shall there be outstanding more than (x) 20 Borrowings of Euro Rate Loans and Spread Borrowings and (y) 10 different maturity dates in the aggregate for all outstanding Bankers’ Acceptance Loans.

1.03 Notice of Borrowing. (a) Whenever a Borrower desires to make a Borrowing of Loans hereunder (excluding (x) Borrowings of Swingline Loans, (y) Mandatory Borrowings and (z) Borrowings of Canadian Prime Rate Loans to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule III), an Authorized Officer of such Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written (or telephonic notice promptly confirmed in writing) notice of each Base Rate Loan or Canadian Prime Rate Loan, at least two Business Days’ prior written (or telephonic notice promptly confirmed in writing) notice of each Bankers’ Acceptance Loan and at least three Business Days’ prior written (or telephonic notice promptly confirmed in writing) notice of each Euro Rate Loan, provided that any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York time) on such day. Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.11, shall be irrevocable and shall be given by or on behalf of the respective Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in Dollars or in the relevant Available Currency, as the case may be), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Term Loans, Dollar Facility Revolving Loans, U.S. Borrower Euro Facility Revolving Loans, European Borrower Euro Facility Revolving Loans, U.S. Borrower Canadian Facility Revolving Loans or Canadian Borrower Canadian Facility Revolving Loans, (iv) in the case of Dollar Denominated Loans, whether the Dollar Denominated Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans, (v) in the case of Euro Rate Loans, the initial Interest Period to be applicable thereto and (vi) in the case of Canadian Dollar Denominated Revolving Loans, whether the respective Borrowing shall consist of Canadian Prime Rate Loans or Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of Schedule III). The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 1.08) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the U.S. Borrower desires to make a Borrowing of Swingline Loans hereunder, an Authorized Officer of the U.S. Borrower shall give the Swingline Lender, not later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall be given by or on behalf of the U.S. Borrower in the form of Exhibit A-1, appropriately completed to specify: (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(g), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(g).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Swingline Lender (in the case of a Borrowing of Swingline Loans) or the respective Issuing Lender (in the case of the issuance of Letters of Credit), as the case may be, may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower. In each such case, the Administrative Agent’s, the Swingline Lender’s or the respective Issuing Lender’s record of the terms of such telephonic notice shall be conclusive evidence of the contents of such notice, absent manifest error.

1.04 Competitive Bid Borrowings. (a) Whenever the U.S. Borrower desires to incur a Competitive Bid Borrowing, it shall deliver to the Administrative Agent, prior to 11:00

A.M. (New York time) (x) at least four Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of a Spread Borrowing, and (y) at least two Business Days prior to the date of such proposed Competitive Bid Borrowing, in the case of an Absolute Rate Borrowing, a written notice substantially in the form of Exhibit A-2 hereto (a “Notice of Competitive Bid Borrowing”), which notice shall specify in each case (i) the date (which shall be a Business Day) and the aggregate amount of the proposed Competitive Bid Borrowing, (ii) the maturity date for repayment of each and every Competitive Bid Loan to be made as part of such Competitive Bid Borrowing (which maturity date may be (A) up to six months after the date of such Competitive Bid Borrowing in the case of a Spread Borrowing and (B) no fewer than seven days and no more than 180 days after the date of such Competitive Bid Borrowing in the case of an Absolute Rate Borrowing, provided that in no event shall the maturity date of any Competitive Bid Borrowing be later than the tenth Business Day preceding the Maturity Date), (iii) the interest payment date or dates relating thereto, (iv) whether the proposed Competitive Bid Borrowing is to be an Absolute Rate Borrowing or a Spread Borrowing and (v) any other terms to be applicable to such Competitive Bid Borrowing. The Administrative Agent shall promptly notify each Bidder Lender of each such request for a Competitive Bid Borrowing received by it from a Borrower and of the contents of the related Notice of Competitive Bid Borrowing; provided that no Notice of Competitive Bid Borrowing may be given by the U.S. Borrower within 5 Business Days (or such other number of days as the U.S. Borrower and the Administrative Agent may agree to) of any previous Notice of Competitive Bid Borrowing.

(b) Each Bidder Lender shall, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the U.S. Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Bidder Lender in its sole discretion and determined by such Bidder Lender independently of each other Bidder Lender, by notifying the Administrative Agent (which shall give prompt notice thereof to the U.S. Borrower), before 10:00 A.M. (New York time) on the date (the “Reply Date”) which is (x) in the case of an Absolute Rate Borrowing, one Business Day before the date of such proposed Competitive Bid Borrowing or (y) in the case of a Spread Borrowing, three Business Days before the date of such proposed Competitive Bid Borrowing, of the minimum amount and maximum amount of each Competitive Bid Loan which such Bidder Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to clauses (iii) and (iv) of Section 1.01(e), exceed such Bidder Lender’s Dollar Facility Revolving Loan Commitment), the rate or rates of interest therefor and such Bidder Lender’s lending office with respect to such Competitive Bid Loan.

(c) The U.S. Borrower shall, in turn, before 11:00 A.M. (New York time) on the Reply Date, either:

(i) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to such effect (it being understood and agreed that if the U.S. Borrower gives no such notice of cancellation and no notice of acceptance pursuant to clause (ii) below, then the U.S. Borrower shall be deemed to have canceled such Competitive Bid Borrowing); or

(ii) accept one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (b) above by giving notice (in writing or by telephone confirmed in writing) to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the U.S. Borrower by the Administrative Agent on behalf of such Bidder Lender for such Competitive Bid Borrowing pursuant to clause (b) above) to be made by each Bidder Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Bidder Lenders pursuant to clause (b) above by giving the Administrative Agent notice to that effect; provided that the acceptance of offers may only be made on the basis of ascending Absolute Rates (in the case of an Absolute Rate Borrowing) or Spreads (in the case of a Spread Borrowing), in each case commencing with the lowest rate so offered; provided further, however, that if offers are made by two or more Bidder Lenders at the same rate and acceptance of all such equal offers would result in a greater principal amount of Competitive Bid Loans being accepted than the aggregate principal amount requested by the U.S. Borrower, if the U.S. Borrower elects to accept any such offers the U.S. Borrower shall accept such offers pro rata from such Bidder Lenders (on the basis of the maximum amounts of such offers) unless any such Bidder Lender’s pro rata share would be less than the minimum amount specified by such Bidder Lender in its offer, in which case the U.S. Borrower shall have the right to accept one or more such equal offers in their entirety and reject the other equal offer or offers or to allocate acceptance among all such equal offers (but giving effect to the minimum and maximum amounts specified for each such offer pursuant to clause (b) above), as the U.S. Borrower may elect in its sole discretion.

(d) If any Competitive Bid Borrowing is cancelled or deemed cancelled pursuant to clause (c)(i) above, the Administrative Agent shall give prompt notice thereof to the Bidder Lenders and such Competitive Bid Borrowing shall not be made.

(e) If the U.S. Borrower accepts one or more of the offers made by any Bidder Lender or Bidder Lenders pursuant to clause (c)(ii) above, the Administrative Agent shall in turn promptly notify (x) each Bidder Lender that has made an offer as described in clause (b) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Bidder Lender pursuant to clause (b) above have been accepted by the U.S. Borrower and (y) each Bidder Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Bidder Lender as part of such Competitive Bid Borrowing.

(f) There shall not be more than 4 Competitive Bid Borrowings outstanding at any time.

1.05 Disbursement of Funds. Not later than 1:00 P.M. (New York time or the time of the applicable Payment Office) on the date specified in each Notice of Borrowing or Notice of Competitive Bid Borrowing (or (x) in the case of Swingline Loans, not later than 3:00 P.M. (New York time or the time of the applicable Payment Office) on the date specified pursuant to Section 1.03(b)(i) and (y) in the case of Mandatory Borrowings, not later than 10:00 A.M. (New York time or the time of the applicable Payment Office) on the date specified in Section 1.01(i), (I) each Lender with a Commitment under the respective Tranche (or each Lender required to make Loans pursuant to the respective Mandatory Borrowing), will make available its pro rata portion (determined in accordance with Section 1.08) of each such

Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender shall make available the full amount thereof) and (II) each Bidder Lender that is to make a Competitive Bid Loan as part of each such Competitive Bid Borrowing requested to be made on such date will make available the full amount thereof. All such amounts shall be made available in Dollars (in the case of Dollar Denominated Loans), in Euros (in the case of Euro Denominated Loans) or in Canadian Dollars (in this case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the respective Borrower at the Payment Office or such other location as may be reasonably satisfactory to the Administrative Agent and specified in the relevant Notice of Borrowing or Notice of Competitive Bid Borrowing, as the case may be (or to the Swingline Lender in the case of a Mandatory Borrowing) the aggregate of the amounts so made available by the Lenders prior to (x) 3:00 P.M. (New York time or the time of the applicable Payment Office), on such day (excluding Swingline Loans and Revolving Loans made pursuant to Mandatory Borrowings) and (y) 4:00 P.M. (New York time or the time of the applicable Payment Office) on such day, in the case of any Swingline Loan, in each case to the extent of funds actually received by the Administrative Agent prior to such times on such day. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower to pay immediately such corresponding amount to the Administrative Agent and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the U.S. Borrower or the European Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the respective Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, (x) in the case of Canadian Dollar Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars or (y) in the case of Euro Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Euros) and (ii) if recovered from the respective Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.09. Nothing in this Section 1.05 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the relevant Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

1.06 Notes. (a) Notwithstanding anything to the contrary contained below in this Section 1.06 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of the respective Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the relevant Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

(b) Subject to the provisions of Section 1.06(a), the European Borrower’s (in the case of European Borrower Euro Facility Revolving Loans) and the U.S. Borrower’s (in the case of Term Loans, Dollar Facility Revolving Loans, U.S. Borrower Euro Facility Revolving Loans, U.S. Borrower Canadian Facility Revolving Loans, Swingline Loans and Competitive Bid Loans) and the Canadian Borrower’s (in the case of Canadian Borrower Canadian Facility Revolving Loans) obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-1 with blanks appropriately completed in conformity herewith (each, a “Term Note”), (ii) if Dollar Facility Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Dollar Facility Revolving Note”), (iii) if U.S. Borrower Euro Facility Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Euro Facility Revolving Note”), (iv) if European Borrower Euro Facility Revolving Loans, by a promissory note duly executed and delivered by the European Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, a “European Borrower Euro Facility Revolving Note”), (v) if U.S. Borrower Canadian Facility Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Canadian Facility Revolving Note”), (vi) if Canadian Borrower Canadian Facility Revolving Loans, by a promissory note duly executed and delivered by the Canadian Borrower substantially in the form of Exhibit B-6, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Canadian Facility Revolving Note”), (vii) Swingline Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-7, with blanks appropriately completed in conformity herewith (the “Swingline Note”), and (viii) if Competitive Bid Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-8, with blanks appropriately completed in conformity herewith (each, a “Competitive Bid Note”).

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect any Borrower’s obligations in respect of any Loans.

1.07 Conversions. (a) Each Borrower shall have the option to convert, on any Business Day occurring after the Initial Borrowing Date, all or a portion equal to at least the applicable Minimum Borrowing Amount (and, if greater, in an integral multiple of $500,000) of the outstanding principal amount of Dollar Denominated Loans (other than Swingline Loans, which shall at all times be maintained as Base Rate Loans) made pursuant to one or more Borrowings of one or more Types of Dollar Denominated Loans under a single Tranche into a Borrowing or Borrowings of another Type of Dollar Denominated Loan under such Tranche, provided that (i) except as otherwise provided in Section 1.11(b) or unless the respective Borrower pays all amounts owing pursuant to Section 1.12 concurrently with any such conversion, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Eurodollar Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of conversion and (iii) no conversion pursuant to this Section 1.07 shall result in a greater number of Borrowings of Euro Rate Loans than is permitted under Section 1.02. Each such conversion shall be effected by a Borrower by giving the Administrative Agent at its Notice Office prior to 2:00 P.M. (New York time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit C, appropriately completed to specify the Dollar Denominated Loans to be so converted, the Borrowing or Borrowings pursuant to which such Dollar Denominated Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Dollar Denominated Loans.

(b) Mandatory and voluntary conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule III. Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date of the respective Bankers’ Acceptance or B/A Equivalent Note, as the case may be.

(c) The Canadian Borrower shall have the option to convert on any Business Day occurring on or after the Initial Borrowing Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Canadian Prime Rate Loans made pursuant to one or more Borrowings into a Borrowing or Borrowings of Bankers’ Acceptance Loans; provided that (i) unless the Required Lenders otherwise agree, Canadian Prime Rate Loans may only be converted into Bankers’ Acceptance Loans if no Default or Event of Default is in existence on the date of such conversion and (ii) Borrowings of Bankers’ Acceptance Loans resulting from this Section 1.07 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Canadian Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least two Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Dollar Denominated Loans to be so converted into Bankers’ Acceptance Loans, the Borrowing or Borrowings pursuant to which such Canadian Dollar Denominated Loans were made and the term of the proposed Borrowing of Bankers’ Acceptance Loans (which, in each case, shall comply with the requirements of Schedule III).

The Administrative Agent shall give each Canadian Facility RL Lender prompt notice of any such proposed conversion affecting any of its Canadian Facility Revolving Loans maintained as Canadian Prime Rate Loans. Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Canadian Facility Revolving Loans being converted.

1.08 Pro Rata Borrowings. All Borrowings of Term Loans, Dollar Facility Revolving Loans (including Mandatory Dollar Facility RL Borrowings), Euro Facility Revolving Loans (including Mandatory Euro Facility RL Borrowings) and Canadian Facility Revolving Loans (including Mandatory Canadian Facility RL Borrowings) under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ Term Loan Commitments, Dollar Facility RL Percentages, Euro Facility RL Percentages or Canadian Facility RL Percentages, as the case may be. All Borrowings of Swingline Loans shall be incurred from the Swingline Lender. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder and regardless of whether such Lender has made any Competitive Bid Loans hereunder.

1.09 Interest. (a) Each applicable Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date the proceeds thereof are made available to it until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.07, at a rate per annum equal to the sum of the Base Rate in effect from time to time during the period such Base Rate Loan is outstanding plus the relevant Applicable Margin as in effect from time to time.

(b) Each applicable Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date the proceeds thereof are made available to it until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.07, 1.10 or 1.11, as applicable, at a rate per annum, during each Interest Period applicable thereto, equal to the sum of the Eurodollar Rate for such Interest Period plus the relevant Applicable Margin as in effect from time to time.

(c) The Canadian Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan made to it from the date the proceeds thereof are made available to it (which shall, in the case of a conversion contemplated by Schedule III, be deemed to be the date upon which a maturing Bankers’ Acceptance or B/A Equivalent Note is converted into a Canadian Prime Rate Loan pursuant to said Schedule III, with the proceeds thereof to be equal to the full Face Amount of such maturing Bankers’ Acceptance or B/A Equivalent Note), until the earlier of (i) the maturity thereof (whether by acceleration, or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a Bankers’ Acceptance Loan pursuant to Section 1.07(c), at a rate per annum equal to the sum of the Canadian Prime Rate in effect from time to time during the period such Canadian Prime Rate Loan is outstanding plus the relevant Applicable Margin as in effect from time to time.

(d) Each applicable Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Euro Denominated Revolving Loan made to it from the date the proceeds thereof are made available to it until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum, during each Interest Period applicable thereto, equal to the sum of Euro LIBOR for such Interest Period plus the relevant Applicable Margin as in effect from time to time plus any Mandatory Costs.

(e) The U.S. Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Competitive Bid Loan made to it from the date the proceeds thereof are made available to it until maturity thereof (whether by acceleration, prepayment or otherwise) at a rate or rates per annum specified by a Bidder Lender or Bidder Lenders, as the case may be, pursuant to Section 1.04(b) and accepted by the U.S. Borrower pursuant to Section 1.04(c).

(f) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Euro Denominated Revolving Loans, equal to 2% per annum in excess of the relevant Applicable Margin as in effect from time to time plus Euro LIBOR for such successive periods not exceeding three months as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs, (2) in the case of overdue principal of, and interest or other amounts owing with respect to, Loans and any other amounts owing in Canadian Dollars, equal to 2% per annum in excess of the Applicable Margin for Canadian Prime Rate Loans plus the Canadian Prime Rate, each as in effect from time to time, and (3) in all other cases, equal to the rate which is 2% per annum in excess of the rate that would otherwise be applicable to the respective Loans (or, if the overdue amount owing does not relate to any specific Loans, 2% per annum in excess of the rate otherwise applicable to Dollar Facility Revolving Loans which are maintained as Base Rate Loans), in each case with such interest to be payable on demand.

(g) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan and each Swingline Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Canadian Prime Rate Loan, monthly in arrears on the last Business Day of each calendar month, (iii) in respect of each Euro Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (iv) in respect of each Competitive Bid Loan, at such times as specified in the Notice of Competitive Bid Borrowing relating thereto and (v) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(h) Upon each Interest Determination Date, the Administrative Agent shall determine the Euro Rate for the respective Interest Period or Interest Periods and shall promptly notify the respective Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(i) All computations of interest (other than interest based on the Canadian Prime Rate and the Base Rate at times when the Base Rate is based on the Prime Lending Rate),

RL Commitment Commission and other Fees (other than the Drawing Fee) hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day, except that, in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, RL Commitment Commission or Fees are payable. All computations of interest based on the Canadian Prime Rate, the Prime Lending Rate, clause (x) of the definition of “Base Rate” contained herein and all computations of the Drawing Fee shall be based on a year of 365 days.

(j) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such annual rate is to be ascertained, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(k) If any provision of this Agreement or of any of the other Credit Documents would obligate the Canadian Borrower to make any payment of interest with respect to the Obligations or other amount payable to any Lender in an amount or calculated at a rate which would result in a receipt by that Lender of “interest” with respect to the Obligations at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Lender of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the affected Lender under Section 1.09; and (ii) thereafter, by reducing any charges, fees, commissions, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute “interest” with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Canadian Borrower an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Canadian Borrower. Any amount or rate of interest on the Obligations referred to in this Section 1.09(k) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan or Loans remain outstanding on the assumption that any charges, fees, commissions, expenses, premiums and other amounts that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Initial Borrowing Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

1.10 Interest Periods. At the time a Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Euro Rate Loan (in the case of any subsequent Interest Period), the respective Borrower shall have the right to elect, by having an Authorized Officer of such Borrower give the Administrative Agent notice thereof, the interest period (each, an “Interest Period”) applicable to such Euro Rate Loan, which Interest Period shall, at the option of such Borrower be a one, two, three or six-month period or, to the extent agreed to by all Lenders required to make Loans under the respective Tranche, a nine or twelve-month period;

(i) all Euro Rate Loans comprising the same Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Euro Rate Loan shall commence on the date of Borrowing of such Euro Rate Loan (including, in the case of Dollar Denominated Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Euro Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period relating to a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day; and

(v) no Interest Period in respect of any Borrowing under a given Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans.

With respect to any Euro Denominated Loans, at the end of any Interest Period applicable to a Borrowing thereof, the U.S. Borrower or the European Borrower, as applicable, may elect to split the respective Borrowing into two or more Borrowings of the same Type or combine two or more Borrowings of the same Type into a single Borrowing, in each case, by having an Authorized Officer of the relevant Borrower give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 1.10 and (y) does not cause a violation of the requirements of Section 1.02. If upon the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans, the U.S. Borrower, the European Borrower or the Canadian Borrower, as applicable, has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans as provided above, the relevant Borrower shall be deemed to have elected (x) if Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans and (y) if Euro Denominated Loans, to select a one-month Interest Period for such Euro Denominated Loans, in any such case effective as of the expiration date of such current Interest Period.

1.11 Increased Costs; Illegality; etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the applicable interbank market as a whole, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the respective Euro Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan or Competitive Bid Loan because of any change since the Effective Date (or in the case of any Competitive Bid Loan, since the making of such Competitive Bid Loan) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to (A) a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(iii) at any time after the Effective Date, that the making or continuance of any Euro Rate Loan or Competitive Bid Loan has been made unlawful by any law or governmental rule, regulation or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful); or

(iv) at any time that Euros are not available in sufficient amounts, as determined in good faith by the Administrative Agent, acting reasonably, to fund any Borrowing of Euro Denominated Loans requested pursuant to Section 1.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the affected Borrower, and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event Eurodollar Loans or Competitive

Bid Loans are so affected, Eurodollar Loans (and Competitive Bid Loans constituting a Spread Borrowing priced by reference to the Eurodollar Rate) shall no longer be available until such time as the Administrative Agent notifies any affected Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Eurodollar Loans or Competitive Bid Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and (B) in the event that any Euro Denominated Loan is so affected, the relevant Euro Rate shall be determined on the basis provided in the proviso to the definition of “Overnight Euro Rate” or “Euro LIBOR” contained herein, as the case may be, (x) in the case of clause (ii) above, the respective Borrower or Borrowers, subject to the provisions of Section 13.21, agrees to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (with the written notice as to the additional amounts owed to such Lender, submitted to the respective Borrower or Borrowers by such Lender in accordance with the foregoing to be, absent manifest error, final and conclusive and binding on all the parties hereto, although the failure to give any such notice shall not release or diminish any of the respective Borrower’s or Borrowers’ obligations to pay additional amounts pursuant to this Section 1.11(a) upon the subsequent receipt of such notice), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 1.11(b) as promptly as possible and, in any event, within the time period required by law and (z), in the case of clause (iv) above, Euro Denominated Loans (exclusive of any such Euro Denominated Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the affected Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing with respect to Euro Denominated Loans which have not been incurred shall be deemed rescinded by such Borrower. Each of the Administrative Agent and each Lender agrees that if it gives notice to any Borrower of any of the events described in clause (i), (ii), (iii) or (iv) above, it shall promptly notify such Borrower and, in the case of any such Lender, the Administrative Agent, if such event ceases to exist. In determining any additional amounts, each Lender will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

(b) At any time that any Euro Rate Loan or Competitive Bid Loan is affected by the circumstances described in Section 1.11(a)(ii) or (iii), the affected Borrower may (and in the case of a Euro Rate Loan or Competitive Bid Loan affected by the circumstances described in Section 1.11(a)(iii) shall) either (x) if the affected Euro Rate Loan or Competitive Bid Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.11(a)(ii) or (iii) or (y) if the affected Euro Rate Loan or Competitive Bid Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 1.11(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law), (B) in the case of any Euro Rate Loan (other than a Eurodollar Loan), repay all outstanding Borrowings which include such affected Euro Rate Loans in full in accordance with the applicable requirements of Section 4.01 and (C) in the case of any Competitive Bid Loan, repay all such Competitive Bid Loans in full; provided that (i) if the circumstances described in Section 1.11(a)(iii) apply to any Euro Denominated Loan, the U.S. Borrower or the European Borrower, as the case may be, may, in lieu of taking the actions described above, maintain such Euro Denominated Loan outstanding, in which case, in the case of Euro Denominated Revolving Loans or Euro Denominated Term Loans, the applicable Euro Rate shall be determined on the basis provided in the proviso to the definition of “Euro LIBOR” contained herein, unless the maintenance of such Euro Denominated Loan outstanding on such basis would not stop the conditions described in Section 1.11(a)(iii) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.11(b).

(c) If any Lender shall have determined after the Effective Date that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other corporation’s capital or assets as a consequence of such Lender’s Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the next succeeding sentence of this clause (c), and subject to Section 13.21, the Borrowers jointly and severally agree to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.11(c), will give prompt written notice thereof to the relevant Borrower (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 1.11(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish any Borrower’s obligations to pay additional amounts pursuant to this Section 1.11(c) upon the subsequent receipt of such notice. A Lender’s good faith determination of compensation owing under this Section 1.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. For the avoidance of doubt, nothing in this Section 1.11(c) shall require any Borrower to pay to any Lender any amount for which such Lender is compensated by way of payment of Mandatory Costs.

(d) If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) after the Effective Date that, as a result of the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any new or changed request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, such Lender is at any time required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any federal, national, provincial, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Euro Denominated Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Euro Denominated Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Euro Denominated Loans or in Section 1.11(a)(ii), such Lender shall promptly notify the European Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and, subject to Section 13.21, the European Borrower (in the case of European Borrower Euro Facility Revolving Loans owing by it and denominated in Euros) shall pay, to such Lender such specified amounts as additional interest at the time that the European Borrower is otherwise required to pay interest in respect of such Euro Denominated Loan or, if later, on written demand therefor by such Lender. In determining any additional amounts, each Lender will act reasonably and in good faith and will use allocation and attribution methods which are reasonable.

1.12 Compensation. Subject to Section 13.21, the Borrowers jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, reasonable expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Euro Rate Loans or Competitive Bid Loans but excluding any loss of anticipated profit) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or any Agent) a Borrowing of, or conversion from or into, Euro Rate Loans or Competitive Bid Loans does not occur on a date specified therefor in a Notice of Borrowing, Notice of Competitive Bid Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 1.11(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10 or as a result of the replacement of a Lender, other than due to a Lender Default of such Lender, pursuant to Section 1.14, 4.01 or 13.12(b)) or conversion of any of its Euro Rate Loans or Competitive Bid Loans occurs on a date which is prior to the last day of an Interest Period applicable thereto; (iii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 11 or as a result of the replacement of a Lender pursuant to Sections 1.14 or 13.12(b)) of any Bankers’ Acceptance Loan occurs on a date which is prior to the maturity date of such Bankers’ Acceptance Loan; (iv) if any prepayment of any of its Euro Rate Loans, Bankers’ Acceptance Loans or Competitive Bid Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (v) as a consequence of any election made pursuant to Section 1.11(b). Each Lender’s calculation of the amount of compensation owing pursuant to this Section 1.12 shall be made in good faith. A Lender’s basis for requesting compensation pursuant to this Section 1.12 and a Lender’s calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.13 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to (x) Dollar Denominated Loans and Dollar Denominated Letter of Credit Outstandings, (y) Euro Denominated Loans and Euro Denominated Letter of Credit Outstandings or (z) Canadian Dollar Denominated Loans and Canadian Dollar Denominated Letter of Credit Outstandings and, (I) in the case of Canadian Facility RL Lenders, (i) a separate U.S. lending office (or Affiliate) to act as such with respect to U.S. Borrower Canadian Facility Revolving Loans and Canadian Facility Letters of Credit issued for the account of the U.S. Borrower and (ii) a separate Canadian lending office (or Affiliate) to act with respect to Canadian Borrower Canadian Facility Revolving Loans and Canadian Facility Letters of Credit issued for the account of the Canadian Borrower and (II) in the case of Euro Facility RL Lenders, (i) a separate U.S. lending office (or Affiliate) to act as such with respect to U.S. Borrower Euro Facility Revolving Loans and Euro Facility Letters of Credit issued for the account of the U.S. Borrower and (ii) a separate lending office (or Affiliate) to act with respect to European Borrower Euro Facility Revolving Loans and Euro Facility Letters of Credit issued for the account of the European Borrower); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 1.11, 2.06 or 4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c), Section 2.05 or Section 4.04 with respect to such Lender (including any such event resulting from any Canadian Facility RL Lender ceasing to be a Canadian Resident, except to the extent permitted by Section 13.04(b) or 13.14), it will, if requested by the applicable Borrower by notice to such Lender, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.13 shall affect or postpone any of the obligations of any Borrower or the rights of any Lender provided in Sections 1.11, 2.06 and 4.04.

1.14 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 1.11(a)(ii) or (iii), Section 1.11(c) or (d), Section 2.05 or Section 4.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs materially in excess of the average costs being charged by the other Lenders in respect of such contingency (including any such event resulting from any Canadian Facility RL Lender ceasing to be a Canadian Resident, except to the extent permitted by Section 13.04(b) or 13.14), or if any existing Euro Facility RL Lender is unable, on the date required by Section 13.25(c), to make any declaration or representation required therein, or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 13.12(b), the U.S. Borrower shall have the right, in accordance with the requirements of Section 13.04(b), if no Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lender”), none of whom shall constitute a Defaulting Lender at the time of such replacement and each of whom shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, at the option of the U.S. Borrower, to replace only the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(i) at the time of any replacement pursuant to this Section 1.14, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans (or, in the case of the replacement of less than all the Tranches of Commitments and outstanding Loans of the respective Replaced Lender, all the Commitments and/or all then outstanding Loans relating to the Tranche or Tranches with respect to which such Lender is being replaced) of the Replaced Lender, and all participations of such Replaced Lender in all then outstanding Letters of Credit issued pursuant to the respective Tranche or Tranches where the Replaced Lender is being replaced and, in connection therewith, shall pay to (v) the Replaced Lender in respect thereof an amount equal to the sum (in the relevant currency or currencies) of (A) an amount equal to the principal of, and all accrued interest on, all then outstanding Loans (including the Face Amount if any outstanding Bankers’ Acceptances and B/A Equivalent Notes) of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (if any) under each Tranche with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender at such time, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche or Tranches, in the case of the replacement of less than all Tranches then held by the respective Replaced Lender) pursuant to Section 3.01, (w) in the case of the replacement of any Dollar Facility Revolving Loan Commitment, the respective Issuing Lender amounts equal to such Replaced Lender’s Dollar Facility RL Percentage of any Unpaid Drawings pursuant to Letters of Credit issued pursuant to the respective Tranche evidenced by such Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender, (x) in the case of the replacement of any Euro Facility Revolving Loan Commitment, the respective Issuing Lender amounts equal to such Replaced Lender’s Euro Facility RL Percentage of any Unpaid Drawings pursuant to Letters of Credit issued pursuant to the respective Tranche evidenced by such Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender, (y) in the case of the replacement of any Canadian Facility Revolving Loan Commitment, the respective Issuing Lender amounts equal to such Replaced Lender’s Canadian Facility RL Percentage of any Unpaid Drawings pursuant to Letters of Credit issued pursuant to the respective Tranche evidenced by such Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender, and (z) in the case of any replacement of Dollar Facility Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s pro rata share of any Mandatory Dollar Facility Borrowing (determined in accordance with Sections 1.01(g) and 1.08) to the extent such amount was not theretofore funded by such Replaced Lender, without duplication;

(ii) all obligations of the Borrowers owing to the Replaced Lender in respect of each Tranche where such Replaced Lender is being replaced (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement;

(iii) if the respective Replaced Lender has an Affiliate that is a Dollar Facility RL Lender, or if the Replaced Lender is a Dollar Facility RL Lender which has an Affiliate that is a Lender, all of the actions specified above in this Section 1.14 shall be taken with respect to both the respective Lender and Dollar Facility RL Lender (who shall be treated collectively as a Replaced Lender);

(iv) if the respective Replaced Lender has an Affiliate that is a Euro Facility RL Lender, or if the Replaced Lender is a Euro Facility RL Lender which has an Affiliate that is a Lender, all of the actions specified above in this Section 1.14 shall be taken with respect to both the respective Lender and Euro Facility RL Lender (who shall be treated collectively as a Replaced Lender); and

(v) if the respective Replaced Lender has an Affiliate that is a Canadian Facility RL Lender, or if the Replaced Lender is a Canadian Facility RL Lender which has an Affiliate that is a Lender, all of the actions specified above in this Section 1.14 shall be taken with respect to both the respective Lender and Canadian Currency Facility RL Lender (who shall be treated collectively as a Replaced Lender).

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.17 and, if so requested by the Replacement Lender (when applicable), delivery to the Replacement Lender of the appropriate Note or Notes executed by the respective Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans or any Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.11, 1.12, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Dollar Facility Revolving Loan Commitment, Euro Facility Revolving Loan Commitment and/or Canadian Facility Revolving Loan Commitment, as the case may be, pursuant to this Section 1.14, the Dollar Facility RL Percentages, the Euro Facility RL Percentages and/or the Canadian Facility RL Percentages, as the case may be, of the Lenders shall be automatically adjusted at such time to give effect to such replacement. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 1.14, each of the Canadian Borrower and the European Borrower hereby irrevocably authorizes the U.S. Borrower to take all necessary action, in the name of the Canadian Borrower or the European Borrower, as the case may be, as described above in this Section 1.14 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 1.14.

1.15 Provisions Regarding Bankers’ Acceptances, Drafts, etc. The parties hereto agree that the provisions of Schedule III shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule III shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.

SECTION 2. Letters of Credit.

2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, a Borrower may request an Issuing Lender, at any time and from time to time on and after the Initial Borrowing Date and prior to the fifth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Maturity Date, to issue, (x) for the account of the U.S. Borrower (in the case of requests made by it) or the account of the European Borrower (in the case of requests made by it) or the account of the Canadian Borrower (in the case of requests made by it) irrevocable standby letters of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Standby Letter of Credit”) and (y) for the account of the respective Account Party and for the benefit of sellers of goods to the respective Account Party or any of its or their Subsidiaries in the ordinary course of business, irrevocable sight trade letters of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such trade letter of credit, a “Trade Letter of Credit”, and each such Standby Letter of Credit and Trade Letter of Credit, a “Letter of Credit”). Each Letter of Credit shall constitute (x) a Dollar Facility Letter of Credit, in which case such Letter of Credit shall be deemed to constitute a utilization of the Dollar Facility Revolving Loan Commitments and shall be participated in (as more fully described in following Section 2.03(a)) by the Dollar Facility RL Lenders in accordance with their respective Dollar Facility RL Percentages, (y) a Euro Facility Letter of Credit, in which case such Letter of Credit shall be deemed to constitute a utilization of the Euro Facility Revolving Loan Commitments and shall be participated in (as more fully described in following Section 2.03(a)) by the Euro Facility RL Lenders in accordance with their respective Euro Facility RL Percentages or (z) a Canadian Facility Letter of Credit, in which case such Letter of Credit shall be deemed to constitute a utilization of the Canadian Facility Revolving Loan Commitments and shall be participated in (as more fully described in following Section 2.03(a)) by the Canadian Facility RL Lenders in accordance with their respective Canadian Facility RL Percentages. All Dollar Facility Letters of Credit shall be denominated in Dollars and shall be issued for the account of the U.S. Borrower. All Euro Facility Letters of Credit shall be denominated in an Applicable Currency and shall be issued for the account of the U.S. Borrower or the European Borrower, as specified in the respective Letter of Credit Request. All Canadian Facility Letters of Credit shall be denominated in an Applicable Currency and shall be issued for the account of the U.S. Borrower or the Canadian Borrower, as specified in the respective Letter of Credit Request. Each Euro Facility Letter of Credit shall constitute either a U.S. Borrower Euro Facility Letter of Credit or a European Borrower Euro Facility Letter of Credit. Each Canadian Facility Letter of Credit shall constitute either a U.S. Borrower Canadian Facility Letter of Credit or a Canadian Borrower Canadian Facility Letter of Credit. The European Borrower shall have no liability under this Agreement with respect to any U.S. Borrower Euro Facility Letter of Credit which may be issued to the U.S. Borrower and the Canadian Borrower shall have no liability under this Agreement with respect to any U.S. Borrower Canadian Facility Letter of Credit which may be issued to the U.S. Borrower.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the fifth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the respective Account Party one or more, (x) Trade Letters of Credit in support of trade obligations of the respective Account Party or any of its or their Subsidiaries that arise in the ordinary course of business or (y) Standby Letters of Credit; provided that the respective Issuing Lender shall be under no obligation to (and, if the circumstances described in clause (ii) below then exist, shall not) issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate clause (viii) of Section 2.01(c) or the last sentence of Section 2.02(b); or

(iii) a Lender Default exists with respect to any RL Lender (which has a Commitment under the Tranche pursuant to which the respective Letter of Credit will be issued), unless the Issuing Lender has entered into arrangements satisfactory to it and the respective Account Party to eliminate such Issuing Lender’s risk with respect to the Lender which is the subject of the Lender Default, including by cash collateralizing (in Dollars, Euros or Canadian Dollars, as appropriate) such Lender’s relevant Dollar Facility RL Percentage, Euro Facility RL Percentage or Canadian Facility RL Percentage, as the case may be, of the Dollar Facility Letter of Credit Outstandings, the Euro Facility Letter of Credit Outstandings or the Canadian Facility Letter of Credit Outstandings, as the case may be.

(c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed $250,000,000, (ii) no Dollar Facility Letter of Credit shall be issued at any time when the Aggregate Dollar Facility RL Exposure exceeds (or would after giving effect to such issuance exceed) the Total Dollar Facility Revolving Loan Commitment at such time, (iii) no Euro Facility Letter of Credit shall be issued at any time when the Aggregate Euro Facility RL Exposure exceeds (or would after giving effect to such issuance exceed) the Total Euro Facility Revolving Loan Commitment at such time, (iv) no Canadian Facility Letter of Credit shall be issued at any time when the Aggregate Canadian Facility RL Exposure exceeds (or would after giving effect to such issuance exceed) the Total Canadian Facility Revolving Loan Commitment at such time, (v) (a) each Standby Letter of Credit shall by its terms terminate on or before the date which occurs 12 months after the date of the issuance thereof (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the fifth Business Day preceding the Maturity Date, on terms acceptable to the Issuing Lender thereof) and (b) each Trade Letter of Credit shall by its terms terminate on or before the date occurring not later than 180 days after such Trade Letter of Credit’s date of issuance, (vi) (a) no Standby Letter of Credit shall have an expiry date occurring later than the fifth Business Day preceding the Maturity Date and (b) no Trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Maturity Date, (vii) (a) each Dollar Facility Letter of Credit shall be denominated in Dollars, (b) each Euro Facility Letter of Credit shall be denominated in an Available Currency and (c) each Canadian Facility Letter of Credit shall be denominated in an Available Currency and (viii) no Issuing Lender will issue any Letter of Credit after it has received written notice from any Credit Agreement Party or the Required Lenders stating that a Default or an Event of Default exists until such time as such Issuing Lender shall have received a written notice of (a) rescission of such notice from the party or parties originally delivering the same or (b) a waiver of such Default or Event of Default by the Required Lenders.

(d) Schedule IV contains a description of letters of credit that were issued prior to the Initial Borrowing Date for the Account of the U.S. Borrower And certain of its Subsidiaries by the respective issuing lenders listed on Schedule IV and which remain outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties,

(iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit). Each such letter of credit identified on Schedule IV as an “Existing Letter of Credit”, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Dollar Facility Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Initial Borrowing Date.

2.02 Letter of Credit Requests. (a) Whenever an Account Party desires that a Letter of Credit be issued for its account, such Account Party shall give the Administrative Agent (at the appropriate Notice Office) and the respective Issuing Lender at least 3 days’ (or such shorter period as is acceptable to such Issuing Lender in any given case) written notice (including by way of facsimile) prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit D (or in such other form as may be reasonably acceptable to the respective Issuing Lender and the Administrative Agent) (each, a “Letter of Credit Request”), including, without limitation, by specifying (x) whether the requested Letter of Credit shall constitute a Dollar Facility Letter of Credit, a Euro Facility Letter of Credit or a Canadian Facility Letter of Credit, (y) the Borrower that will be the respective Account Party and (z) the Available Currency in which the requested Letter of Credit is to be denominated. Each Letter of Credit Request shall include any other documents as such Issuing Lender customarily requires in connection therewith.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the U.S. Borrower, the European Borrower or the Canadian Borrower, as the case may be, that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Lender has received notice from the Required Lenders (which has not been rescinded or retracted by the Required Lenders) before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5A, 5B or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Lender may issue the requested Letter of Credit for the account of the respective Account Party in accordance with such Issuing Lender’s usual and customary practices.

2.03 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to (i) in the case of a Dollar Facility Letter of Credit, each Dollar Facility RL Lender, (ii) in the case of a Euro Facility Letter of Credit, each Euro Facility RL Lender and (iii) in the case of a Canadian Facility Letter of Credit, each Canadian Facility RL Lender (each such Lender with respect to any Letter of Credit, in its capacity under this Section 2.03, a “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, in a percentage equal to (x) in the case of a Dollar Facility Letter of Credit, such L/C Participant’s Dollar Facility RL Percentage, (y) in the case of a Euro Facility Letter of Credit, such L/C Participant’s Euro Facility RL Percentage or (z) in the case of a Canadian Facility Letter of Credit, such L/C Participant’s Canadian Facility RL Percentage, each Drawing made thereunder and the obligations of the respective Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the

Administrative Agent for the account of the Dollar Facility RL Lenders, Euro Facility RL Lenders or Canadian Facility RL Lenders, as the case may be, as provided in Section 3.01(b) and the L/C Participants shall have no right to receive any portion of any Facing Fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in (x) the Dollar Facility Revolving Loan Commitments and, as a result thereof the Dollar Facility RL Percentages, of the Dollar Facility RL Lenders pursuant to Sections 1.14 or 13.04, it is hereby agreed that, with respect to all outstanding Dollar Facility Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Dollar Facility RL Percentages of the Dollar Facility RL Lenders, (y) the Euro Facility Revolving Loan Commitments and, as a result thereof the Euro Facility RL Percentages, of the Euro Facility RL Lenders pursuant to Sections 1.14 or 13.04, it is hereby agreed that, with respect to all outstanding Euro Facility Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Euro Facility RL Percentages of the Euro Facility RL Lenders and (z) the Canadian Facility Revolving Loan Commitments and, as a result thereof the Canadian Facility RL Percentages, of the Canadian Facility RL Lenders pursuant to Sections 1.14 or 13.04, it is hereby agreed that with respect to all outstanding Canadian Facility Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Canadian Facility RL Percentages of the Canadian Facility RL Lenders. With respect to each Letter of Credit from time to time outstanding, the percentage participations therein of the various Dollar Facility RL Lenders (in the case of a Dollar Facility Letter of Credit), the Euro Facility RL Lenders (in the case of a Euro Facility Letter of Credit) or Canadian Facility RL Lenders (in the case of a Canadian Facility Letter of Credit) calculated as provided above in this Section 2.03(a) are herein called the “L/C Participation Percentages” of the various Dollar Facility RL Lenders, Euro Facility RL Lenders or Canadian Facility RL Lenders, as the case may be, in such Letters of Credit. All calculations of the L/C Participation Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b) In determining whether to pay under any Letter of Credit, the respective Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Issuing Lender any resulting liability to any Account Party or any Lender.

(c) In the event that any Issuing Lender makes any payment or disbursement under any Letter of Credit issued by it and the respective Account Party shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each L/C Participant therein (i.e., (x) the Dollar Facility RL Lenders in the case of a Dollar Facility Letter of Credit, (y) the Euro Facility RL Lenders in the case of a Euro Facility Letter of Credit or (z) the Canadian Facility RL Lenders in the case of a Canadian Facility Letter of Credit) of such failure, and each L/C Participant therein shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such L/C Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of the respective Unpaid Drawing (with the amount thereof and the currency in which same is owing to be calculated in accordance with the provisions of Section 2.04(a)) in Dollars (or, to the extent the respective Unpaid Drawing is, in accordance with Section 2.04(a), to be reimbursed by the respective Account Party in Euros, in Euros or, to the extent the respective Unpaid Drawing is, in accordance with Section 2.04(a), to be reimbursed by the respective Account Party in Canadian Dollars, in Canadian Dollars) and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any L/C Participant required to fund an Unpaid Drawing under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Issuing Lender, in Dollars (or in Euros to the extent the respective Unpaid Drawing is required to be paid by the respective Account Party in Euros pursuant to the provisions of Section 2.04(a) or in Canadian Dollars to the extent the respective Unpaid Drawing is required to be paid by the respective Account Party in Canadian Dollars pursuant to the provisions of Section 2.04(a)), such L/C Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent that, for any reason, such L/C Participant shall not have made its L/C Participation Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender, such L/C Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from the date the respective Unpaid Drawing occurred until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate (or, in the case of amounts owed in Euros, at the Overnight Euro Rate or, in the case of amounts owed in Canadian Dollars, at the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars), provided that if any L/C Participant does not make available to the Administrative Agent any amounts required to be made available by it as described above within 2 Business Days after the respective L/C Participant has been notified by the Administrative Agent or the respective Issuing Lender to make such amounts available, then the respective L/C Participant shall pay interest on the amounts demanded of it at the same rates payable from time to time by the respective Account Party on the respective Unpaid Drawings pursuant to Section 2.04(a). The failure of any L/C Participant to make available to the Administrative Agent for the account of the respective Issuing Lender its relevant L/C Participation Percentage of any payment under any Letter of Credit issued by it shall not relieve any other L/C Participant in the respective Letter of Credit of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its relevant L/C Participation Percentage of any such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent for the account of such Issuing Lender such other L/C Participant’s relevant L/C Participation Percentage of any such payment.

(d) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the L/C Participants pursuant to clause (c) above, such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay each L/C Participant which has paid its relevant L/C Participation Percentage thereof, in Dollars

(or in Euros in the case of payments to be made in Euros pursuant to Section 2.04(a) or in Canadian Dollars in the case of payments to be made in Canadian Dollars pursuant to Section 2.04(a)) and in same day funds, an amount equal to such L/C Participant’s share (based on the proportionate aggregate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Each Issuing Lender shall, promptly after the issuance of, or amendment or modification to, a Standby Letter of Credit, give the Administrative Agent and the respective Account Party written notice of such issuance, amendment or modification, as the case may be, and such notice shall be accompanied by a copy of such Standby Letter of Credit, such amendment or such modification, as the case may be. Promptly upon receipt of such notice, the Administrative Agent shall notify each L/C Participant, in writing, of such issuance, amendment or modification and if any L/C Participant shall so request, the Administrative Agent shall furnish said L/C Participant with a copy of such Standby Letter of Credit, such amendment or such modification, as the case may be.

(f) Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Trade Letters of Credit issued by such Issuing Lender for the previous week.

(g) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, any Issuing Lender, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability to the L/C Participants or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.04 Agreement to Repay Letter of Credit Drawings. (a) Each of the U.S. Borrower, the European Borrower and the Canadian Borrower hereby agrees (in the case of Letters of Credit for which it is the Account Party), to reimburse the respective Issuing Lender, by making payment in Dollars (in the case of all Dollar Denominated Letters of Credit), Euros (in the case of Euro Denominated Letters of Credit) or Canadian Dollars (in the case of Canadian Dollar Denominated Letters of Credit), as the case may be, to the Administrative Agent in immediately available funds at the Payment Office (or by making the payment directly to such Issuing Lender at such location as may otherwise have been agreed upon by the respective Account Party and such Issuing Lender), for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”), not later than the third Business Day after the Administrative Agent or the Issuing Lender notifies the respective Borrower of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time), on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender is reimbursed by the U.S. Borrower, the European Borrower or the Canadian Borrower, as the case may be, therefor at a rate per annum which shall be (x) in the case of Dollar Denominated Letters of Credit, the Base Rate in effect from time to time plus the Applicable Margin for Euro Facility Revolving Loans (in the case of Euro Facility Letters of Credit) or Dollar Facility Revolving Loans (in the case of Dollar Facility Letters of Credit) in each case maintained as Base Rate Loans, as in effect from time to time, (y) in the case of Euro Denominated Letters of Credit, the Overnight Euro Rate in effect from time to time plus the Applicable Margin for Euro Denominated Revolving Loans as in effect from time to time plus any Mandatory Costs and (z) in the case of Canadian Dollar Denominated Letters of Credit, the Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Facility Revolving Loans as in effect from time to time, provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the third Business Day following notice to the respective Account Party by the Administrative Agent or the respective Issuing Lender of such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the respective Account Party) at a rate per annum which shall be (x) in the case of Dollar Denominated Letters of Credit, the Base Rate in effect from time to time plus the Applicable Margin for Euro Facility Revolving Loans (in the case of Euro Facility Letters of Credit) or Dollar Facility Revolving Loans (in the case of Dollar Facility Letters of Credit) in each case maintained as Base Rate Loans, as in effect from time to time plus 2%, (y) in the case of Euro Denominated Letters of Credit, the Overnight Euro Rate in effect from time to time plus the Applicable Margin for Euro Denominated Revolving Loans as in effect from time to time plus any Mandatory Costs plus 2%, and (z) in the case of Canadian Dollar Denominated Letters of Credit, the Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Facility Revolving Loans as in effect from time to time plus 2%, in each such case, with interest to be payable on demand, provided further, that it is understood and agreed, however, that the notices referred to above in this clause (a) and in the immediately preceding proviso shall not be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing (in which case the Unpaid Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by each Credit Party) and shall bear interest at the rate provided in the foregoing proviso on and after the third Business Day following the respective Drawing). The respective Issuing Lender shall give the respective Account Party prompt notice of each Drawing under any Letter of Credit, provided that the failure to give, or any delay in giving, any such notice shall in no way affect, impair or diminish the respective Account Party’s obligations under this Agreement.

(b) The obligations of the U.S. Borrower (with respect to U.S. Borrower Letters of Credit), the obligations of the European Borrower (with respect to European Borrower Letters of Credit) and the obligations of the Canadian Borrower (with respect to Canadian Borrower Letters of Credit) under this Section 2.04 to reimburse the respective Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Account Party may have or have had against any Lender (including in its capacity as Issuing Lender or as L/C Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of such Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the respective Account Party being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with requirements of such Letter of Credit; provided, however, that the respective Issuing Lender shall not be excused from liability for direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the maximum extent permitted by applicable law) of the respective Borrower caused by any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of deliberate acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision). Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability to any Account Party unless such action is taken or admitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

2.05 Increased Costs of Issuing Lender and L/C Participants. If after the Effective Date, any Issuing Lender or any L/C Participant determines in good faith that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Issuing Lender or such L/C Participant’s participation therein, or (ii) impose on any Issuing Lender or any L/C Participant any other conditions directly or indirectly affecting this Agreement, any Letter of Credit or such L/C Participant’s participation therein; and the result of any of the foregoing is to increase the cost to such Issuing Lender or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Lender or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon written demand to the U.S. Borrower, the European Borrower or the Canadian Borrower, as the case may be, by such Issuing Lender or such L/C Participant (a copy of which notice shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 2.05, the U.S. Borrower, the European Borrower or the Canadian Borrower, as the case may be, shall, subject to the provisions of Section 13.21, pay to such Issuing Lender or such L/C Participant the amount necessary to cover such increased cost or reduction. A certificate submitted to the relevant Borrower by such Issuing Lender or such L/C Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant as aforesaid shall be final and conclusive and binding on such Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish such Borrower’s obligations to pay additional amounts pursuant to this Section 2.05 upon subsequent receipt of such certificate.

SECTION 3. Fees; Commitments.

3.01 Fees. (a) (x) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Dollar Facility Revolving Loan Commitment a commitment commission, in Dollars, for the period from the Effective Date to but excluding the Maturity Date (or such earlier date as the Total Dollar Facility Revolving Loan Commitment shall have been terminated), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the daily average Unutilized Dollar Facility Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time, (y) the U.S. Borrower and the European Borrower jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Euro Facility Revolving Loan Commitment a commitment commission, in Dollars, for the period from the Effective Date to but excluding the Maturity Date (or such earlier date as the Total Euro Facility Revolving Loan Commitment shall have been terminated), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the daily average Unutilized Euro Facility Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time and (z) the U.S. Borrower and the Canadian Borrower jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Canadian Facility Revolving Loan Commitment a commitment commission, in Dollars, for the period from the Effective Date to but excluding the Maturity Date (or such earlier date as the Total Canadian Facility Revolving Loan Commitment shall have been terminated), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the daily average Unutilized Canadian Facility Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time (with the commitment commissions payable as described in this clause (a) each being herein referred to as a “RL Commitment Commission”). Accrued RL Commitment Commissions shall be due and payable, in Dollars, quarterly in arrears on each Quarterly Payment Date and on the Maturity Date or (i) in the case of RL Commitment Commission payable pursuant to preceding clause (x), such earlier date upon which the Total Dollar Facility Revolving Loan Commitment is terminated, (ii) in the case of RL Commitment Commission payable pursuant to preceding clause (y), such earlier date upon which the Total Euro Facility Revolving Loan Commitment is terminated and (iii) in the case of RL Commitment Commission payable pursuant to preceding clause (z), such earlier date upon which the Total Canadian Facility Revolving Loan Commitment is terminated.

(b) (v) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Dollar Facility RL Lender in Dollars a fee in respect of each Dollar Facility Letter of Credit issued hereunder, (w) the U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Euro Facility RL Lender in Dollars (in the case of each U.S. Borrower Euro Facility Letter of Credit denominated in Dollars) or in Euros (in the case of each U.S. Borrower Euro Facility Letter of Credit denominated in Euros) a fee in respect of each U.S. Borrower Euro Facility Letter of Credit issued hereunder, (x) the European Borrower agrees to pay to the Administrative Agent for distribution to each Euro Facility RL Lender in Dollars (in the case of each European Borrower Euro Facility Letter of Credit denominated in Dollars) or in Euros (in the case of each European Borrower Euro Facility Letter of Credit denominated in Euros) a fee in respect of each European Borrower Euro Facility Letter of Credit issued hereunder, (y) the U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Canadian Facility RL Lender in Dollars a fee in respect of each U.S. Borrower Canadian Facility Letter of Credit issued hereunder and (z) the Canadian Borrower agrees to pay to the Administrative Agent for distribution to each Canadian Facility RL Lender in Dollars (in the case of each Canadian Borrower Canadian Facility Letter of Credit denominated in Dollars) or in Canadian Dollars (in the case of each Canadian Borrower Canadian Facility Letter of Credit denominated in Canadian Dollars) a fee in respect of each Canadian Borrower Canadian Facility Letter of Credit issued hereunder (with all fees payable as described in this clause (b) being herein referred to as “Letter of Credit Fees”), in each case, for the period from and including the date of issuance of such Letter of Credit through the termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Euro Rate Loans, as in effect from time to time, on (i) the daily Stated Amount of such Letter of Credit (in the case of a Dollar Denominated Letter of Credit), (ii) the daily Euro L/C Stated Amount of such Letter of Credit (in the case of a Euro Denominated Letter of Credit) and (iii) the daily Canadian Dollar L/C Stated Amount of such Letter of Credit (in the case of a Canadian Dollar Denominated Letter of Credit). Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and, in the case of Letter of Credit Fees owing pursuant to preceding clause (v), on the first day on or after the termination of the Total Dollar Facility Revolving Loan Commitment upon which no Dollar Facility Letters of Credit remain outstanding and, in the case of Letter of Credit Fees payable pursuant to preceding clauses (w) and (x), on the first day on or after the termination of the Total Euro Facility Revolving Loan Commitment upon which no Euro Facility Letters of Credit remain outstanding and, in the case of Letter of Credit Fees payable pursuant to preceding clauses (y) and (z), on the first day on or after the termination of the Total Canadian Facility Revolving Loan Commitment upon which no Canadian Facility Letters of Credit remain outstanding.

(c) Each Account Party agrees to pay to the respective Issuing Lender, for its own account, in Dollars (in the case of each Dollar Denominated Letter of Credit), in Euros (in the case of Euro Denominated Letters of Credit) or in Canadian Dollars (in the case of Canadian Dollar Denominated Letters of Credit), a facing fee in respect of each Letter of Credit issued hereunder (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the termination or expiration of such Letter of Credit, computed at a rate equal to 1/10 of 1% per annum of (x) the daily Stated Amount of such Letter of Credit (in the case of a Dollar Denominated Letter of Credit), (y) the daily Euro L/C Stated Amount of such Letter of Credit (in the case of a Euro Denominated Letter of Credit) and (z) the daily Canadian Dollar L/C Stated Amount of such Letter of Credit (in the case of a Canadian Dollar Denominated Letter of Credit), provided that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than the Minimum Applicable Facing Fee; it being agreed that on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination of such Letter of Credit, if the Minimum Applicable Facing Fee will exceed the amount of Facing Fees that would accrue with respect to such Letter of Credit for the immediately succeeding 12-month period, the full Minimum Applicable Facing Fee shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit. Except as provided in the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The respective Account Party agrees to pay to the respective Issuing Lender, in Dollars, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge which such Issuing Lender is customarily charging for issuances of, payments under or amendments of, Letters of Credit issued by it.

(e) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Term Loan Commitment a commitment commission, in Dollars, for the period from the Effective Date to but excluding the Delayed Borrowing Date (or such earlier date as the Total Term Loan Commitment shall have been terminated), computed at a rate per annum equal to (x) for the period from the Effective Date to and including January 31, 2007, the Applicable Commitment Fee Percentage and (y) for the period from and after February 1, 2007, the Applicable Margin for Euro Rate Loans, in each case on the daily average Term Loan Commitment of such Non-Defaulting Lender as in effect from time to time (with the commitment commission payable as described in this clause (e) being herein referred to as “TL Commitment Commission”). Accrued TL Commitment Commission shall be due and payable, in Dollars, quarterly in arrears on each Quarterly Payment Date and on the Delayed Borrowing Date or such earlier date upon which the Total Term Loan Commitment is terminated.

(f) The Drawing Fees shall be paid by the Canadian Borrower at the time of the incurrence of each Bankers’ Acceptance Loan, which payment shall be made by deducting the Drawing Fees in calculating the B/A Discount Proceeds pursuant to clause (ii) of the definition of “B/A Discount Proceeds” contained herein.

(g) Each Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by such Borrower and the Administrative Agent.

(h) Except as expressly provided elsewhere herein, all computations of Fees shall be made in accordance with Section 13.07(b).

3.02 Voluntary Termination or Reduction of Commitments. (a) Upon at least three Business Days’ prior notice from an Authorized Officer of the U.S. Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Commitment at such time, in whole or in part, in aggregate minimum amounts of at least $1,000,000 in the case of partial reductions, with the amount of each reduction pursuant to this Section 3.02(a) to apply to reduce the Total Term Loan Commitment, the Total Dollar Facility Revolving Loan Commitment, the Total Euro Facility Revolving Loan Commitment and/or the Total Canadian Facility Revolving Loan Commitment, as may be elected by the U.S. Borrower, provided that no such reduction shall be permitted to be made pursuant to this Section 3.02(a) if the effect thereof is to cause (x) the Aggregate Dollar Facility RL Exposure to exceed the Total Dollar Facility Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 3.02(a), (y) the Aggregate Euro Facility RL Exposure to exceed the Total Euro Facility Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 3.02(a) or (z) the Aggregate Canadian Facility RL Exposure to exceed the Total Canadian Facility Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 3.02(a). Each reduction to (w) the Total Term Loan Commitment pursuant to this Section 3.02(a) shall apply to proportionately and permanently reduce the Term Loan Commitment of each Lender with such a Commitment (based on their respective TL Commitment Percentages), (x) the Total Dollar Facility Revolving Loan Commitment pursuant to this Section 3.02(a) shall apply to proportionately and permanently reduce the Dollar Facility Revolving Loan Commitment of each Dollar Facility RL Lender (based on their respective Dollar Facility RL Percentages), (y) the Total Euro Facility Revolving Loan Commitment pursuant to this Section 3.02(a) shall apply to proportionally and permanently reduce the Euro Facility Revolving Loan Commitment of each Euro Facility RL Lender (based on their respective Euro Facility RL Percentages) and (z) the Total Canadian Facility Revolving Loan Commitment pursuant to this Section 3.02(a) shall apply to proportionally and permanently reduce the Canadian Facility Revolving Loan Commitment of each Canadian Facility RL Lender (based on their respective Canadian Facility RL Percentages).

(b) In the event of certain refusals by a Lender as provided in Section 4.01 or 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the U.S. Borrower may, subject to the applicable requirements of said Sections 4.01 and/or 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the Term Loan Commitment, if any, the Dollar Facility Revolving Loan Commitment, if any, the Euro Facility Revolving Loan Commitment, if any, and/or the Canadian Facility Revolving Loan Commitment, if any, of such Lender, so long as (x) all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (excluding amounts owing in respect of Loans of any Tranche maintained by such Lender which are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and (y) after giving effect to such termination (and the adjustments to the Dollar Facility RL Percentages, Euro Facility RL Percentages, Canadian Facility RL Percentages and/or related L/C Participation Percentages of the remaining Lenders as contemplated below), none of the Individual Dollar Facility RL Exposure, the Individual Euro Facility RL Exposure or the Individual Canadian Facility RL Exposure of any remaining Lender shall exceed its Dollar Facility Revolving Loan Commitment, Euro Facility Revolving Loan Commitment or Canadian Facility Revolving Loan Commitment, as the case may be. After giving effect to the termination of the Commitments of any Lender pursuant to the provisions of this Section 3.02(b), unless the respective Lender continues to have outstanding Term Loans or other Commitments (if any) hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.11, 1.12, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such repaid Lender. In cases where the Dollar Facility Revolving Loan Commitment, the Euro Facility Revolving Loan Commitment and/or the Canadian Facility Revolving Loan Commitment of any Lender is terminated pursuant to this Section 3.02(b), except in cases where the respective Commitments are replaced in full, after giving effect to the termination of any such Commitments of a given Lender pursuant to this Section 3.02(b), there shall occur automatic adjustments (as determined by the Administrative Agent) in the Dollar Facility RL Percentages, Euro Facility RL Percentages and/or the Canadian Facility RL Percentages, as the case may be (and as a result thereof in the related L/C Participation Percentages) of the remaining Dollar Facility RL Lenders, Euro Facility RL Lenders and/or Canadian Facility RL Lenders, as the case may be, after giving effect to the modifications to the Dollar Facility RL Percentages, Euro Facility RL Percentages and Canadian Facility RL Percentages of the various remaining Lenders as a result of the termination of the Dollar Facility Revolving Loan Commitment, Euro Facility Revolving Loan Commitment and/or Canadian Facility Revolving Loan Commitment, as the case may be, of the respective Replaced Lender.

(c) In connection with any reduction or termination of the Total Revolving Loan Commitment, the Dollar Facility Revolving Loan Commitment, the Euro Facility Revolving Loan Commitment and/or the Canadian Facility Revolving Loan Commitment of any Lender pursuant to this Section 3.02 and Section 3.03, as the case may be, each of the European Borrower and the Canadian Borrower hereby irrevocably authorizes the U.S. Borrower to take all necessary action, in the name of the European Borrower or the Canadian Borrower, as the case may be, as described in this Section 3.02 or Section 3.03 in order to effect the reduction or termination of the Total Revolving Loan Commitment, the Dollar Facility Revolving Loan Commitment, the Euro Facility Revolving Loan Commitment and/or the Canadian Facility Revolving Loan Commitment of such Lender in accordance with the provisions of this Section 3.02 or Section 3.03, as the case may be.

3.03 Mandatory Reduction of Commitments. (a) The Total Term Loan Commitment (and the Term Loan Commitment of each Lender with such a Commitment, if any) shall terminate in its entirety on the earliest to occur of (i) the date, if any, on which the Contingent Note is fully cancelled (without the requirement of any payment thereunder) in accordance with its terms and (ii) the Delayed Borrowing Date (after giving effect to the making of Term Loans on such date).

(b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Dollar Facility Revolving Loan Commitment, Euro Facility Revolving Loan Commitment and Canadian Facility Revolving Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Maturity Date.

(c) Each reduction to the Total Term Loan Commitment, the Total Dollar Facility Revolving Loan Commitment, the Total Euro Facility Revolving Loan Commitment and the Total Canadian Facility Revolving Loan Commitment pursuant to this Section 3.03 as provided above (or pursuant to Section 4.02) shall be applied proportionately to reduce the Term Loan Commitment, the Dollar Facility Revolving Loan Commitment, the Euro Facility Revolving Loan Commitment or the Canadian Facility Revolving Loan Commitment, as the case may be, of each Lender with such a Commitment.

SECTION 4. Prepayments; Repayments; Taxes.

4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty except as otherwise provided in this Agreement, and the right to allocate such prepayments to Term Loans, Revolving Loans and/or Swingline Loans as such Borrower elects, in whole or in part, at any time and from time to time on, and subject to, the following terms and conditions:

(i) an Authorized Officer of such Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Dollar Facility Revolving Loans, U.S. Borrower Euro Facility Revolving Loans, European Borrower Euro Facility Revolving Loans, U.S. Borrower Canadian Facility Revolving Loans, Canadian Borrower Canadian Facility Revolving Loans and/or Swingline Loans, the amount and currency (or currencies) of the Loans to be prepaid, the Types of Loans to be repaid and, in the case of Euro Rate Loans and/or Bankers’ Acceptance Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Authorized Officer of such Borrower (x) prior to 3:00 P.M. (New York time) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Base Rate Loans (other than Swingline Loans) or Canadian Prime Rate Loans, (y) the date of such prepayment in the case of Swingline Loans, provided such notice is given prior to 10:00 A.M. (New York time) and (z) prior to 10:00 A.M. (New York time) at least three Business Days (or one Business Day if the date of such prepayment is the last day of an Interest Period as determined pursuant to Section 1.10) prior to the date of such prepayment in the case of Euro Rate Loans and/or Bankers’ Acceptance Loans and shall, except in the case of Swingline Loans, be promptly transmitted by the Administrative Agent to each of the Lenders;

(ii) each partial prepayment applied to any Tranche of Loans shall be in an aggregate principal amount of at least $1,000,000 (taking the Dollar Equivalent of any amounts to be prepaid in Euros or Canadian Dollars) (or the applicable Minimum Borrowing Amount in the case of Swingline Loans), provided that (x) if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans beyond the Interest Period applicable thereto and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect and (y) in the case of partial prepayments of any Borrowing of Euro Denominated Loans, such Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, such Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period);

(iii) at the time of any prepayment of Euro Rate Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, such Borrower shall pay the amounts required pursuant to Section 1.12;

(iv) in the event of certain refusals by a Lender as provided in Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, such Borrower may, upon five Business Days’ written notice by an Authorized Officer of such Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans and pay all accrued and unpaid interest, Fees, and other amounts, in each case owing to such Lender (or, at the U.S. Borrower’s option, owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) in the case of the repayment of Dollar Facility Revolving Loans of any Lender pursuant to this clause (iv), the Dollar Facility Revolving Loan Commitment of such Lender is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Dollar Facility Revolving Loan Commitments), (B) in the case of the repayment of Euro Facility Revolving Loans of any Lender pursuant to this clause (iv), the Euro Facility Revolving Loan Commitment of such Lender is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Euro Facility Revolving Loan Commitments), (C) in the case of the repayment of Canadian Facility Revolving Loans of any Lender pursuant to this clause (iv), the Canadian Facility Revolving Loan Commitment of such Lender is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Canadian Facility Revolving Loan Commitments) and (D) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (vi) have been obtained;

(v) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the respective underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be; and

(vi) no Borrower shall have the right under this Section 4.01 to prepay any principal amount of any Competitive Bid Loans.

4.02 Mandatory Repayments and Commitment Reductions. (a) (i) If on any date the Aggregate Dollar Facility RL Exposure exceeds the Total Dollar Facility Revolving Loan Commitment as then in effect, the U.S. Borrower shall prepay on such date the principal of outstanding Swingline Loans and/or the principal of outstanding Dollar Facility Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Dollar Facility Revolving Loans, the aggregate amount of the Dollar Facility Letter of Credit Outstandings exceeds the Total Dollar Facility Revolving Loan Commitment as then in effect, the U.S. Borrower agrees to pay to the Administrative Agent at the Payment Office on such date an amount of cash or Cash Equivalents (in Dollars) equal to the amount of such excess (up to a maximum amount equal to the sum of (x) the principal amount of all outstanding Competitive Bid Loans plus (y) the Dollar Facility Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all Obligations of the U.S. Borrower hereunder in a cash collateral account to be established by the Administrative Agent; provided that any cash or Cash Equivalents provided pursuant to this Section 4.02(a)(i) shall be applied first, to any Obligations of the U.S. Borrower owing to the Lenders with Dollar Facility Revolving Loan Commitments (or related outstanding Obligations hereunder) and second, to all other Obligations of the U.S. Borrower hereunder.

(ii) If on any date the Aggregate Euro Facility RL Exposure exceeds the Total Euro Facility Revolving Loan Commitment as then in effect, the U.S. Borrower shall prepay on such date the principal of outstanding U.S. Borrower Euro Facility Revolving Loans, and/or the European Borrower shall prepay on such date the principal of outstanding European Borrower Dollar Facility Revolving Loans, in an amount (in the relevant Applicable Currency) equal to such excess (with such repayment of Euro Facility Revolving Loans to be allocated among U.S. Borrower Euro Facility Revolving Loans and European Borrower Euro Facility Revolving Loans as the Borrowers may elect). If, after giving effect to the prepayment of all outstanding Euro Facility Revolving Loans, the aggregate amount of the Euro Facility Letter of Credit Outstandings exceeds the Total Euro Facility Revolving Loan Commitment as then in effect, the U.S. Borrower agrees (as to U.S. Borrower Euro Facility Letters of Credit), and the European Borrower agrees (as to European Borrower Euro Facility Letters of Credit), to pay to the Administrative Agent at the appropriate Payment Office on such date an amount of cash or Cash Equivalents (in the relevant Applicable Currency) equal to the amount of such excess (up to a maximum amount equal to (x) in the case of the U.S. Borrower, the Euro Facility Letter of Credit Outstandings with respect to U.S. Borrower Euro Facility Letters of Credit at such time and (y) in the case of the European Borrower, the Euro Facility Letter of Credit Outstandings with respect to European Borrower Euro Facility Letters of Credit at such time), such cash or Cash Equivalents to be held as security for all Obligations of the U.S. Borrower or the European Borrower, as the case may be, hereunder in a cash collateral account to be established by the Administrative Agent; provided that any cash or Cash Equivalents provided pursuant to this Section 4.02(a)(ii) shall be applied first, to any Obligations of the U.S. Borrower or the European

Borrower owing to the Lenders with Euro Facility Revolving Loan Commitments (or related outstanding Obligations hereunder) and second, to all other Obligations of the U.S. Borrower or the European Borrower hereunder.

(iii) If on any date the Aggregate Canadian Facility RL Exposure exceeds the Total Canadian Facility Revolving Loan Commitment as then in effect, the U.S. Borrower shall prepay on such date the principal of outstanding U.S. Borrower Canadian Facility Revolving Loans, and/or the Canadian Borrower shall prepay on such date the principal of outstanding Canadian Borrower Canadian Facility Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be, have not matured), in an amount (in the relevant Applicable Currency) equal to such excess (with such repayment of Canadian Facility Revolving Loans to be allocated among U.S. Borrower Canadian Facility Revolving Loans and Canadian Borrower Canadian Facility Revolving Loans as the Borrowers may elect). If, after giving effect to the prepayment of all outstanding Canadian Facility Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be, have not matured), the sum of (x) the Face Amount of outstanding Canadian Facility Revolving Loans maintained as Bankers’ Acceptance Loans (for this purpose, using the Dollar Equivalent of the Face Amounts thereof) plus (y) the aggregate amount of the Canadian Facility Letter of Credit Outstandings, exceeds the Total Canadian Facility Revolving Loan Commitment as then in effect, the Canadian Borrower agrees to pay to the Administrative Agent at the Payment Office on such date an amount of cash or Cash Equivalents (in the relevant Applicable Currency) equal to the amount of such excess (up to a maximum amount equal to the Face Amount of outstanding Canadian Borrower Canadian Facility Revolving Loans maintained as Bankers’ Acceptance Loans at such time), such cash or Cash Equivalents to be held as security for all obligations of the Canadian Borrower to the Canadian Facility RL Lenders in respect of an equivalent Face Amount of outstanding Bankers’ Acceptances accepted, and outstanding B/A Equivalent Notes held, by the Canadian Facility RL Lenders and which shall be paid to and applied by the Canadian Facility RL Lenders, in satisfaction of the obligations of the Canadian Borrower, to the Canadian Facility RL Lenders in respect of such Bankers’ Acceptances and B/A Equivalent Notes, on the respective maturity dates thereof. If, after giving effect to the prepayment of outstanding Canadian Facility Revolving Loans and the cash collateralization of the obligations of the Canadian Borrower in respect of outstanding Canadian Facility Revolving Loans maintained as Bankers’ Acceptance Loans as contemplated by the preceding two sentences, the aggregate amount of the Canadian Facility Letter of Credit Outstandings exceeds the Total Canadian Facility Revolving Loan Commitment as then in effect (for such purposes, determined as if all outstanding Canadian Facility Revolving Loans maintained as Bankers’ Acceptance Loans had been repaid in full), the U.S. Borrower agrees (as to U.S. Borrower Canadian Facility Letters of Credit) and the Canadian Borrower agrees (as to Canadian Borrower Canadian Facility Letters of Credit) to pay to the Administrative Agent at the Payment Office on such date an amount of cash or Cash Equivalents (in the relevant Applicable Currency) equal to the amount of such excess (up to a maximum amount equal to (x) in the case of the U.S. Borrower, the Canadian Facility Letter of Credit Outstandings with respect to U.S. Borrower Canadian Facility Letters of Credit and (y) in the case of the Canadian Borrower, the Canadian Facility Letter of Credit Outstandings with respect to Canadian Borrower Canadian Facility Letters of Credit), such cash or Cash Equivalents to be held as security for all Obligations of the U.S. Borrower or the Canadian Borrower hereunder, as the case may be, in a cash collateral account to be established by the Administrative Agent;

provided that any cash or Cash Equivalents provided pursuant to this Section 4.02(a)(ii) shall be applied first, to any Obligations of the U.S. Borrower or the Canadian Borrower owing to the Lenders with Canadian Facility Revolving Loan Commitments (or related outstanding Obligations hereunder) and second, to all other Obligations of the U.S. Borrower or the Canadian Borrower hereunder.

(b) [RESERVED]

(c) With respect to each repayment of Loans required by this Section 4.02, the U.S. Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Euro Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Euro Rate Loans were made, provided that: (i) repayments of Euro Rate Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Euro Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Euro Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Euro Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then (x) any such Borrowing of Eurodollar Loans shall be automatically converted into a Borrowing of Base Rate Loans on the last day of the Interest Period applicable thereto and (y) such repayment of Euro Rate Loans (other than Eurodollar Loans) with respect to such Borrowing shall not be required to be made until the last day of the Interest Period applicable to such Borrowing; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the U.S. Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Loans of a respective Tranche shall be repaid in full on the Maturity Date for such Tranche of Loans, (ii) on the maturity date specified pursuant to Section 1.04(a) with respect to each Competitive Bid Loan, the U.S. Borrower shall repay such Competitive Bid Loan to the applicable Bidder Lender or Bidder Lenders and (iii) notwithstanding anything to the contrary contained herein, all Competitive Bid Loans shall be repaid in full on the Maturity Date unless paid in full prior to such date.

(e) Notwithstanding anything to the contrary contained above, all payments owing with respect to each Tranche pursuant to this Section 4.02 shall be made in the respective currency or currencies in which the respective obligations are owing in accordance with the terms of this Agreement. For purposes of making calculations pursuant to this Section 4.02, the Administrative Agent shall be entitled to use the Dollar Equivalent, Euro Equivalent or Canadian Dollar Equivalent, as the case may be, of any such amounts required to be converted into other currencies for purposes of making determinations pursuant to this Section 4.02.

4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 P.M. (New York time) on the date when due and shall be made in (x) Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clauses (y) and (z), (y) Euros in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Euro Denominated Loans, (ii) Letter of Credit Fees, Facing Fees and Unpaid Drawings (and interest thereon) in respect of Euro Denominated Letters of Credit or (iii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Loans (or Commitments relating thereto) or Euro Denominated Letters of Credit, in the case of this clause (iii) to the extent the respective Lender or Issuing Lender which is charging same denominates the amounts owing in Euros and (z) Canadian Dollars in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of, or Face Amount of, or interest on Canadian Dollar Denominated Loans, (ii) Letter of Credit Fees, Facing Fees and Unpaid Drawings (and interest thereon) in respect of Canadian Dollar Denominated Letters of Credit or (iii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (or Commitments relating thereto) or Canadian Dollar Denominated Letters of Credit, in the case of this clause (iii) to the extent the respective Lender or Issuing Lender which is charging same denominates the amounts owing in Canadian Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time or the time of the applicable Payment Office) like funds relating to the payment of principal, interest or Fees ratably to the Lenders entitled thereto. Any payments under this Agreement which are made later than 2:00 P.M. (New York time or the time of the applicable Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04 Net Payments. (a) All payments made by any Credit Party under any Credit Document (including, in the case of the U.S. Borrower, in its capacity as a guarantor pursuant to Section 14) or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income of the Administrative Agent or a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, (ii) solely with respect to payments made by the Canadian Borrower to a Canadian Facility RL Lender, any tax imposed on or measured by the capital of such Canadian Facility RL Lender pursuant to the laws of Canada or a province thereof and (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the respective Borrower (and any other Credit Party making the payment) agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, then the respective Borrower (and any other Credit Party making the payment) shall be obligated to reimburse each Lender, upon the written request of such Lender, for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, the respective Borrower (or Credit Party) will furnish to the Administrative Agent within 45 days after the date of the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower (or the respective other Credit Party). The Borrowers jointly and severally agree (and each Subsidiary Guarantor pursuant to the Subsidiaries Guaranty, and the incorporation by reference therein of the provisions of this Section 4.04, shall agree) to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the U.S. Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit E (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each such Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and Section 4.04(d), (x) the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable by the U.S. Borrower hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the U.S. Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms required to be provided to the U.S. Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.

(c) Notwithstanding anything to the contrary contained elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), each Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in Section 4.04(b) as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

(d) Each Canadian Facility RL Lender providing Canadian Facility Revolving Loan Commitments shall have delivered to the Canadian Borrower and the Administrative Agent such certificates, forms, documents or other evidence as may be applicable and determined by the Canadian Borrower, acting reasonably, to be reasonably satisfactory to establish that such Lender is a Canadian Resident on the date that the conditions precedent in Section 5B have been satisfied with respect to the Canadian Borrower (it being acknowledged that a representation by such Person that it is a Canadian Resident shall be deemed to be reasonably satisfactory evidence thereof if such representation is accompanied by an explanation of the basis for such status); provided that no Canadian Facility RL Lender which received an assignment of its respective Canadian Facility Revolving Loan Commitment at a time that an Event of Default had occurred and was continuing shall be required to comply with the requirements of this Section 4.04(d).

(e) Notwithstanding the provisions of this Section 4.04, unless an Event of Default shall have occurred and be continuing at the time of the assignment of the respective Canadian Facility Revolving Loan Commitment (or related outstanding Obligations of the Canadian Borrower hereunder) to a Person not a Canadian Resident, no amounts shall be payable pursuant to this Section 4.04 in respect of any payment made by the Canadian Borrower in respect of a Canadian Borrower Canadian Facility Revolving Loan, or Canadian Borrower Canadian Facility Letter of Credit, to a Lender that is not a Canadian Resident at the time of the payment.

(f) Each Canadian Facility RL Lender that ceases to be a Canadian Resident shall use commercially reasonable efforts to promptly (and in any event within 30 days thereof) notify the Canadian Borrower in writing that it is not a Canadian Resident.

(g) If a Lender determines, in its sole discretion, that it has actually received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 4.04 or Section 13.01(iii) (a “Tax Benefit”), it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.04 or Section 13.01(iii)), net of taxes and all reasonable out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Lender, agrees to repay the amount paid over to such Borrower (plus any interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority; provided that, (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to any Borrower pursuant to this Section 4.04(g) shall be treated as a Tax for which such Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses; (iii) nothing in this Section 4.04(g) shall require the Lender to disclose any confidential information to any Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(g) at any time which a Default or Event of Default exists.

SECTION 5. Conditions Precedent.

SECTION 5A Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make each Loan and the obligation of each Issuing Lender to issue each Letter of Credit on the Initial Borrowing Date is subject to the satisfaction (or waiver by the Administrative Agent and the Required Lenders) of the following conditions:

5A.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Term Note, Dollar Facility Revolving Note, U.S. Borrower Euro Facility Revolving Note, and/or U.S. Borrower Canadian Facility Revolving Note, and to the Swingline Lender, if so requested by it, the Swingline Note, in each case executed by the relevant Borrower and in the amount, maturity and as otherwise provided herein.

5A.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from the U.S. Borrower in the form of Exhibit G-1, dated such date and signed by an Authorized Officer of the U.S. Borrower, certifying that all of the applicable conditions set forth in Sections 5A.05, 5A.06 and Section 6.01 (other than such conditions that are expressly subject to the satisfaction of the Administrative Agent and/or the Required Lenders), have been satisfied on such date.

5A.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Sidley Austin LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial

Borrowing Date substantially in the form of Exhibit F and (ii) from local counsel to the Credit Parties (or internal counsel to the respective Credit Parties) reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which Subsidiary Guarantors are organized, such opinions as the Administrative Agent may reasonably request, which opinions (x) shall be addressed to the Administrative Agent and each of the Lenders and be dated the Initial Borrowing Date, (y) shall cover such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Administrative Agent.

5A.04 Company Documents; Proceedings. (a) On the Initial Borrowing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the secretary, any assistant secretary or other senior officer of such Credit Party and attested to by the chairman, a vice-chairman, the president or any vice-president of such Credit Party, in the form of Exhibit G-2 with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and all of the foregoing (including each such certificate of incorporation, by-laws or other organizational document) shall be reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

5A.05 Approvals. On or prior to the Initial Borrowing Date, all consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transaction shall have been obtained and shall be in full force and effect, and all applicable waiting periods and appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions upon the consummation of the Transaction.

5A.06 Consummation of the Transaction. (a) On or prior to the Initial Borrowing Date, (i) there shall have been delivered to the Administrative Agent true and correct copies of the Plan of Reorganization, the Disclosure Statement and the Reorganization Documents, (ii) the Confirmation Order shall have become a Final Order except as provided in Schedule XI hereto, and (iii) all conditions precedent to the confirmation of the Plan of Reorganization and the “effective date” (or similar term) of the Plan of Reorganization (other than the Final Order condition set forth in Section 12.2(a) of the Plan in connection with any matter set forth in, and subject to the conditions specified in, Schedule XI hereto) shall have been satisfied (and not waived without the consent of the Administrative Agent and the Required Lenders) to the reasonable satisfaction of the Administrative Agent and the Required Lenders and the “effective date” of the Plan of Reorganization shall have occurred.

(b) On the Initial Borrowing Date, after giving effect to the Plan Emergence on such date:

(i) the total commitments in respect of the Indebtedness to be Refinanced shall have been terminated, all letters of credit issued thereunder shall have been terminated or supported by a back-stop Letter of Credit issued hereunder, and all loans, interest and other amounts owing pursuant to the Indebtedness to be Refinanced shall have been repaid or otherwise satisfied in full, in each case in accordance with the terms of the Plan of Reorganization, and all documents in respect of the Indebtedness to be Refinanced and all guarantees with respect thereto shall have been terminated and be of no further force and effect;

(ii) the Administrative Agent shall have received evidence (x) of the release of any security interests in and Liens on the assets owned by the U.S. Borrower and its Subsidiaries from the creditors in respect of the Indebtedness to be Refinanced (including, without limitation, proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to the U.S. Borrower or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness to be Refinanced and the documentation related thereto, all of which shall be in form, scope and substance reasonably satisfactory to the Administrative Agent, and (y) that all collateral owned by the U.S. Borrower or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness to be Refinanced or any collateral agent or trustee under any related security document shall have been returned to the U.S. Borrower or such Subsidiary; and

(iii) the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 5A.06(b) have been satisfied on such date.

(c) On the Initial Borrowing Date and after giving effect to the Plan Emergence and all Indebtedness incurred on the Initial Borrowing Date, neither the U.S. Borrower nor any of its Subsidiaries shall have any Indebtedness outstanding, except for (i) the Obligations, (ii) the Assumed Liabilities, (iii) Indebtedness permitted pursuant to Section 9.04(xi) and (iv) any Indebtedness evidenced by New Senior Notes so long as permitted pursuant to Section 9.04(i). On and as of the Initial Borrowing Date, the Administrative Agent and the Required Lenders shall be satisfied with the amount of and the terms and conditions of all Scheduled Existing Indebtedness and Assumed Liabilities.

5A.07 Solvency Certificates. On or before the Initial Borrowing Date, the Administrative Agent shall have received a solvency certificate in the form of Exhibit H from the chief financial officer of the U.S. Borrower, dated the Initial Borrowing Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the U.S. Borrower (on a stand-alone basis)and the U.S. Borrower and its Subsidiaries (on a consolidated basis) in each case, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due.

5A.08 Financial Statements; Pro Forma Balance Sheet; Projections. (a) On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent (i) true and correct copies of the financial statements referred to in Section 7.05(a)(i) and (ii) an unaudited pro forma (calculated as if the Transaction had occurred on such date) consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the last day of the last Fiscal Quarter ended at least 45 days before the Initial Borrowing Date (the “Pro Forma Balance Sheet”).

(b) On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of the U.S. Borrower and its Subsidiaries for each Fiscal Year ended after the Initial Borrowing Date through (and including) the Fiscal Year ending December 31, 2008 (including, with respect to the Fiscal Year ending December 31, 2006, for each Fiscal Quarter comprising such Fiscal Year) (the “Projections”), which Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of the U.S. Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders.

5A.09 Payment of Fees. On the Initial Borrowing Date, all costs, fees and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.

5A.10 Consent Letter. On the Initial Borrowing Date, the Administrative Agent shall have received a letter from CT Corporation System, presently located at 111 Eighth Avenue, New York, New York, 10011, substantially in the form of Exhibit I, indicating its consent to its appointment by the U.S. Borrower as its agent to receive service of process as specified in Section 13.08.

5A.11 Subsidiaries Guaranty; Intercompany Subordination Agreement. (a) On the Initial Borrowing Date, each (x) Wholly-Owned Domestic Subsidiary of the U.S. Borrower that is a Material Subsidiary and (y) Domestic Subsidiary of the U.S. Borrower, any portion of the Equity Interests of which are subject to a Lien securing the obligations of the U.S. Borrower under the Contingent Note (each, a “Pledged Subsidiary”) on such date after giving effect to the Transaction, shall have, in each case, duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit J (as amended, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(b) On the Initial Borrowing Date, each Borrower and each other Subsidiary of the U.S. Borrower which the U.S. Borrower has determined to make a party thereto at such time shall have duly authorized, executed and delivered the Intercompany Subordination Agreement in the form of Exhibit K hereto (as amended, modified, restated and/or supplemented from time to time, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

SECTION 5B Conditions Precedent for Subsidiary Borrowers. At any time that the U.S. Borrower desires that a Wholly-Owned Subsidiary of the U.S. Borrower organized under the laws of Canada or a province thereof or the laws of the Netherlands become the Canadian Borrower or the European Borrower, respectively, hereunder, such Subsidiary shall satisfy the following conditions, after which it shall become the Canadian Borrower or the European Borrower, as the case may be:

(i) the consent of the Administrative Agent shall have been obtained (which consent shall not be unreasonably withheld);

(ii) to the extent requested by any Lender, such Subsidiary shall have executed and delivered Notes satisfying the requirements of Section 1.06(b);

(iii) such Subsidiary shall have executed, together with each other Credit Party, and delivered to the Administrative Agent a Subsidiary Borrower Assumption Agreement;

(iv) the Administrative Agent shall have received (x) in the case of the Canadian Borrower, from McMillan Binch Mendelsohn, LLP, special Canadian counsel to the Canadian Borrower, an opinion addressed to the Administrative Agent and each of the Lenders in form and substance reasonably satisfactory to the Administrative Agent and (y) in the case of the European Borrower, from Houthoff Buruma N.V., special Netherlands Counsel to the European Borrower, an opinion to the Administrative Agent and each of the Lenders in form and substance reasonably satisfactory to the Administrative Agent;

(v) the Administrative Agent shall have received from such Subsidiary all of the documents, certificates, papers, records and other information that would have been required to have been delivered by such Subsidiary pursuant to Section 5A.04 on the Initial Borrowing Date if such Subsidiary had been a Credit Party on the Initial Borrowing Date and, if such Subsidiary was a Credit Party on the Initial Borrowing Date, updated copies of such documents, certificates, papers, records and other information, in each case to the extent requested by the Administrative Agent;

(vi) all necessary governmental (domestic and foreign), regulatory and third party approvals and/or consents in connection with this Agreement and the other Credit Documents and otherwise referred to herein or therein, in each case with respect to such Borrower, shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent;

(vii) the Administrative Agent shall have received a letter from CT Corporation System, presently located at 111 Eighth Avenue, New York, New York, 10011, substantially in the form of Exhibit I, indicating its consent to its appointment by such Subsidiary as its agent to receive service of process as specified in Section 13.08; and

(viii) unless the respective addition occurs on the Initial Borrowing Date, each Lender shall have received at least 5 Business Days’ written notice of the addition of the respective Canadian Borrower or European Borrower and, in the case of the European Borrower, the Administrative Agent shall not have received notice from any existing Euro Facility RL Lender that it is unable to make the representation contained in Section 13.25(c) or, if the Administrative Agent shall have received such a notice, the U.S. Borrower shall have replaced such Euro Facility RL Lender pursuant to Section 1.14.

SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date, and the Delayed Borrowing Date but excluding Mandatory Borrowings made after the Initial Borrowing Date, which shall be made as provided in Sections 1.01(g)) and the obligation of an Issuing Lender to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01 No Default; Representations and Warranties. At the time of each such Credit Event and immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); provided that preceding clause (ii) shall not apply to the representations and warranties contained in Section 7.05(e) with respect to any Credit Event occurring after the Initial Borrowing Date.

6.02 Notice of Borrowing; Letter of Credit Request; etc. (a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Administrative Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 1.03(a) or (ii) a Notice of Competitive Bid Borrowing meeting the requirements of Section 1.04(a) with respect to each incurrence of Competitive Bid Loans. Prior to the making of any Swingline Loan, the Swingline Lender shall have received the notice required by Section 1.03(b)(i).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.02(a).

The occurrence of the Initial Borrowing Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each Borrower to each Agent and each of the Lenders that all the conditions specified in Section 5A (with respect to Credit Events occurring on the Initial Borrowing Date), Section 5B (with respect to Credit Events of Subsidiary Borrower) and Section 6 (with respect to Credit Events on and after the Initial Borrowing Date) and applicable to such Credit Event (other than such conditions that are expressly subject to the satisfaction of the Administrative Agent and/or the Required Lenders) exist as of that time.

SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of the Borrowers (to the extent that the representations, warranties and agreements set forth below in this Section 7 expressly apply to such Borrower or any of its Subsidiaries) makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit.

7.01 Company Status. Each of the U.S. Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications; except for failures of Subsidiaries of the U.S. Borrower that are not Credit Parties under clauses (i) and (ii) above, and failures of the U.S. Borrower and its Subsidiaries under clause (iii) above, which, either individually or in the aggregate for all such failures under preceding clauses (i), (ii) and (iii), could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 7.01 shall prevent the dissolution, merger, sale, transfer or other disposition of any Subsidiary of the U.S. Borrower that is not a Subsidiary Borrower or other transactions by the U.S. Borrower or any of its Subsidiaries permitted pursuant to Section 9.02.

7.02 Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents and Reorganization Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents and Reorganization Documents. Each Credit Party has duly executed and delivered each of the Credit Documents and Reorganization Documents to which it is party, and each of such Credit Documents and Reorganization Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents and Reorganization Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority binding on the U.S. Borrower and its Subsidiaries, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements and, on and after the execution and delivery thereof, the New Senior Notes Indenture) other than any agreement, contract or instrument terminated, discharged or replaced as of the Initial Borrowing Date, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Initial Borrowing Date or, with respect to a Subsidiary Borrower, the date on which such Subsidiary Borrower has satisfied the conditions precedent specified in Section 5B to become same and which remain in full force and effect on such date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or Reorganization Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document or Reorganization Document.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; Ackerman Appeals. (a) (i) The audited consolidated balance sheet of Old Owens and its Subsidiaries at December 31, 2005 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Old Owens and its Subsidiaries for the fiscal year of Old Owens ended on such date and the unaudited consolidated balance sheets of Old Owens and its Subsidiaries at the end of each Fiscal Quarter ended after December 31, 2005 and at least 45 days before the Initial Borrowing Date and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Old Owens and its Subsidiaries for the fiscal quarters of Old Owens ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Old Owens and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with U.S. GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(ii) The Pro Forma Balance Sheet presents a good faith estimate of the pro forma consolidated financial position of the U.S. Borrower and its Subsidiaries as of the last day of the last Fiscal Quarter ended at least 45 days before the Initial Borrowing Date.

(b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans and any New Senior Notes) being incurred or assumed or paid and discharged by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the U.S. Borrower (on a stand-alone basis) and of the U.S. Borrower and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the U.S. Borrower (on a stand-alone basis) and the U.S. Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the U.S. Borrower (on a stand-alone basis) and the U.S. Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a), and except for the Indebtedness incurred under this Agreement and, if executed and delivered on or prior to the Initial Borrowing Date, the New Senior Notes Documents, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the U.S. Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the U.S. Borrower and its Subsidiaries. As of the Initial Borrowing Date, none of the Borrowers know of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the U.S. Borrower and its Subsidiaries taken as a whole.

(d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the U.S. Borrower to be misleading in any material respect or which fail to take into account material information known to the U.S. Borrower regarding the matters reported therein (other than the Vetrotex Transaction). On the Initial Borrowing Date, the U.S. Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(e) On and as of the Initial Borrowing Date, and after giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2005), since December 31, 2005, nothing has occurred (singly or in aggregate with all other occurrences) that has had, or could reasonably be expected to have, a Material Adverse Effect; provided that (x) the Vetrotex Transaction, as described in the press release issued by the U.S. Borrower on July 27, 2006, in and of itself, shall not be deemed to constitute a Material Adverse Effect and (y) that no Credit Event (other than the Credit Events occurring on the Initial Borrowing Date) shall constitute a representation and warranty that the matters set forth in this Section 7.05(e) are true and correct.

(f) No Ackerman Appeal has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Transaction.

7.06 Litigation. There are no actions, suits, proceedings, grievances or investigations pending or, to the knowledge of the U.S. Borrower, threatened (i) with respect to this Agreement or any Credit Document or (ii) that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Transaction.

7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the U.S. Borrower and each of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the U.S. Borrower and each of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections or any pro forma financial information.

7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the U.S. Borrower to finance payments and/or prepayments of the Contingent Note which proceeds will be so used on the Delayed Borrowing Date.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital and general corporate purposes of the U.S. Borrower and its Subsidiaries; provided that up to, but no more than, an amount equal to the sum of (x) $100,000,000 plus (y) the remainder (but not less than $0) of (i) $400,000,000 minus (ii) the aggregate amount of cash proceeds (net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith)) received by the U.S. Borrower from any issuance of New Senior Notes on or prior to the Initial Borrowing Date, of Revolving Loans and Swingline Loans in the aggregate may be used on the Initial Borrowing Date to finance the Reorganization and the Refinancing or to pay fees and expenses incurred in connection with the Transaction.

(c) At the time of each Credit Event, the value of the Margin Stock at any time owned by the U.S. Borrower and its Subsidiaries does not exceed 25% of the value of the assets of the U.S. Borrower and its Subsidiaries taken as a whole. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09 Tax Returns and Payments. Each of the U.S. Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the U.S. Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the U.S. Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the U.S. Borrower and each of its Subsidiaries has paid all federal and state income taxes and all other material taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the U.S. Borrower and its Subsidiaries in accordance with U.S. GAAP. On the Initial Borrowing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the U.S. Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the U.S. Borrower or any of its Subsidiaries. As of the Initial Borrowing Date, neither the U.S. Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the U.S. Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the U.S. Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the U.S. Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the U.S. Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

7.10 Compliance with ERISA; Non-U.S. Plans. (a) The U.S. Borrower, each of its Subsidiaries, and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. None of the U.S. Borrower, any of its Subsidiaries, nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as could not reasonably be expected to result, individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(b) None of the U.S. Borrower, any of its Subsidiaries, nor any ERISA Affiliate has incurred (i) withdrawal liabilities (or are subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that could reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect or (ii) any obligation in connection with the termination or withdrawal from any Non-U.S. Plan that could reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(c) The expected postretirement benefit obligation (determined as of the last day of the U.S. Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the U.S. Borrower and each of its Subsidiaries could not reasonably be expected to result in the occurrence of a Material Adverse Effect.

(d) All Non-U.S. Plans have been registered, established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the U.S. Borrower and each of its Subsidiaries have been paid or accrued as required and all obligations of the U.S. Borrower and each of its Subsidiaries under each applicable Non-U.S. Plan Document have been performed by the U.S. Borrower and each of its Subsidiaries, except where failure so to pay or accrue such amounts or to perform such obligations, as the case may be, could not be reasonably expected to have a Material Adverse Effect.

7.11 Capitalization. On the Initial Borrowing Date, the authorized capital stock of the U.S. Borrower consists of (x) 400,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the U.S. Borrower, the “U.S. Borrower Common Stock”) and (y) 10,000,000 shares of preferred stock, $0.01 per value per share, 103,200,000 of which shares of such U.S. Borrower Common Stock are issued and outstanding and none of which such shares of preferred stock of the U.S. Borrower are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Initial Borrowing Date, except as set forth on Schedule V hereto, the U.S. Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

7.12 Subsidiaries. On and as of the Initial Borrowing Date, the U.S. Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VI (with each Subsidiary that is (x) a Guarantor, (y) an Immaterial Subsidiary and/or (z) a Pledged Subsidiary on the Initial Borrowing Date identified as such).

7.13 Compliance with Statutes, etc. The U.S. Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.14 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.15 Environmental Matters. (a) Subject to Section 7.15(c), each of the U.S. Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. The U.S. Borrower and each of its Subsidiaries have obtained all of the permits and approvals required of them under Environmental Laws for the operation of their respective businesses. There are no pending or, to the knowledge of the U.S. Borrower, threatened Environmental Claims against the U.S. Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the U.S. Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the U.S. Borrower or any of its Subsidiaries but no longer owned, leased or operated by the U.S. Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the U.S. Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the U.S. Borrower or any of its Subsidiaries but no longer owned, leased or operated by the U.S. Borrower or any of its Subsidiaries) or, to the knowledge of the U.S. Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the U.S. Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the U.S. Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Subject to Section 7.15(c), Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property at any time owned, leased or operated by the U.S. Borrower or any of its Subsidiaries or, to the knowledge of the U.S. Borrower, any property adjoining or adjacent to any such Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c) Notwithstanding anything to the contrary in this Section 7.15, the representations and warranties made in this Section 7.15 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16 Employment and Labor Relations. On the Effective Date, there are (i) no material strikes, lockouts, stoppages or slowdowns or any other material labor disputes against the U.S. Borrower or any of its Subsidiaries pending or, to the knowledge of the U.S. Borrower or any its Subsidiaries, threatened or planned and (ii) no union representation questions with respect to the U.S. Borrower or any of its Subsidiaries.

7.17 Intellectual Property, etc. The U.S. Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the present and ongoing conduct of its business, and the use thereof by the U.S. Borrower and each of its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or the failure to own or have or continue to own or have which, as the case may be, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.18 Indebtedness. Schedule VII sets forth a list of all Indebtedness which would be included in Consolidated Total Net Indebtedness (including Contingent Obligations that would be included therein) with a principal amount outstanding in excess of $10,000,000 of the U.S. Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Letters of Credit and, if executed and delivered on or prior to the Initial Borrowing Date, the New Senior Notes Documents), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Borrower or any of its Subsidiaries which directly or indirectly guarantees such debt. In addition, the aggregate amount of Indebtedness which would be included in Consolidated Total Net Indebtedness (including Contingent Obligations that would be included therein) of the U.S. Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction not so listed on Schedule VII does not exceed $25,000,000.

SECTION 8. Affirmative Covenants. Each Borrower (to the extent that the covenants and agreements set forth below in this Section 8 expressly apply to such Borrower or any of its Subsidiaries) hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01 Information Covenants. The U.S. Borrower will furnish to the Administrative Agent (who shall, subject to the terms specified in Section 13.22, furnish to each Lender):

(a) Quarterly Financial Statements. Within 55 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of the U.S. Borrower, (i) the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the U.S. Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the U.S. Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter.

(b) Annual Financial Statements. Within 100 days after the close of each Fiscal Year of the U.S. Borrower, the consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied.

(c) Management Letters. Promptly after the U.S. Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from the chief financial officer, treasurer or other financial officer (including a controller) of the U.S. Borrower in the form of Exhibit L certifying on behalf of the U.S. Borrower that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the U.S. Borrower and its Subsidiaries were in compliance with the provisions of Sections 9.07 and 9.08 at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

(e) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any executive or senior managing officer of the U.S. Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the U.S. Borrower or any of its Subsidiaries with respect to any Credit Document or Reorganization Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(f) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the U.S. Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of, after the issuance thereof, any New Senior Notes or any of its material Indebtedness pursuant to the terms of the documentation governing the same, provided that notice to the Administrative Agent by the U.S. Borrower of the filing of any such information with the SEC shall satisfy the requirements of this Section 8.01(f) with respect to such information filed with the SEC.

(g) Environmental Matters. Promptly after any officer of the U.S. Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any Environmental Claim that results in, or could reasonably be expected to result in a Material Adverse Effect which notice shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the U.S. Borrower’s or such Subsidiary’s response thereto.

(h) Rating Information. Promptly after any officer of the U.S. Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any change in the corporate credit ratings of the U.S. Borrower by any Rating Agency (including, without limitation, a change in the outlook with respect to any such ratings), any notice from a Rating Agency indicating its intent to effect such a change in such ratings or its cessation of, or its intent to cease, providing such ratings of the U.S. Borrower, or any notice from a Rating Agency indicating its intent to place the U.S. Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the U.S. Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02 Books, Records and Inspections; Annual Meetings. The U.S. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in conformity with U.S. GAAP and all requirements of applicable law or, with respect to the books of record and accounts of a Subsidiary located outside the United States, in accordance with the applicable accounting standards and legal requirements of its local jurisdiction. The U.S. Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the U.S. Borrower or such Subsidiary, any of the properties of the U.S. Borrower or such Subsidiary, and to examine the books of accounts of the U.S. Borrower or such Subsidiary and discuss the affairs, finances and accounts of the U.S. Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (not to exceed once per calendar year unless a Default or Event of Default shall have occurred and be continuing) and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

8.03 Maintenance of Property; Insurance. The U.S. Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the U.S. Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the U.S. Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried; provided that the U.S. Borrower and each of its Subsidiaries may self-insure to the extent it reasonably determines that such self-insurance is consistent with prudent business practice.

8.04 Existence; Franchises. The U.S. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the U.S. Borrower or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the U.S. Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05 Compliance with Statutes, etc. The U.S. Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06 Compliance with Environmental Laws. The U.S. Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the U.S. Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance. Neither the U.S. Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the U.S. Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the U.S. Borrower or any of its Subsidiaries.

8.07 ERISA Reporting Covenant; Employee Benefits Matters. The U.S. Borrower will deliver promptly to the Administrative Agent, within ten days of the U.S. Borrower, knowing or having reason to know of any of the following, a written notice setting forth the nature thereof and the action, if any, that the U.S. Borrower, its Subsidiaries, or ERISA Affiliates propose to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the U.S. Borrower, or any of its Subsidiaries or any ERISA Affiliate, of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the U.S. Borrower or any of its Subsidiaries or any ERISA Affiliate, pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.08 End of Fiscal Years; Fiscal Quarters. The U.S. Borrower will cause (i) its fiscal years to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

8.09 Payment of Taxes. The U.S. Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the U.S. Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the U.S. Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

8.10 Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 7.08.

8.11 Ratings. The U.S. Borrower will use commercially reasonable efforts to cause each of the Rating Agencies to continuously provide (x) corporate credit ratings of the U.S. Borrower and (y) credit ratings of the credit facilities provided hereunder.

8.12 Additional Subsidiary Guarantors. (a) If at any time any Wholly-Owned Domestic Subsidiary of the U.S. Borrower is created, established or acquired and such Wholly-Owned Domestic Subsidiary is (or would have been if at such time it had been a

Wholly-Owned Domestic Subsidiary of the U.S. Borrower), on the last day of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 8.01(a) or (b), as applicable, a Material Subsidiary (with the “Immaterial Subsidiaries” tests being recalculated on a pro forma basis after giving effect to such creation, establishment or acquisition), the U.S. Borrower will, within 10 Business Days after such Wholly-Owned Domestic Subsidiary is created, established, acquired, notify the Administrative Agent thereof and, will as promptly as practicable, and in any event within sixty days, cause such Wholly-Owned Domestic Subsidiary to take all actions required for such Wholly-Owned Domestic Subsidiary to become a party to the Subsidiaries Guaranty in accordance with the terms of the Subsidiaries Guaranty and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Wholly-Owned Domestic Subsidiary had been a Subsidiary Guarantor on the Initial Borrowing Date; provided that if the U.S. Borrower determines in good faith, (before such Wholly-Owned Domestic Subsidiary has complied with the requirements of this Section 8.12(a)), that such Wholly-Owned Domestic Subsidiary will not remain a Material Subsidiary for more than sixty days after the date of the creation, establishment or acquisition thereof, because of contemplated transfers of assets permitted under Section 9.02 by such Wholly-Owned Domestic Subsidiary (with the “Immaterial Subsidiary” tests being recalculated on a pro forma basis after giving effect to such transfers of assets), then so long as the U.S. Borrower notifies the Administrative Agent thereof within the sixty day period referenced above, such Wholly-Owned Domestic Subsidiary shall not be required to become a Subsidiary Guarantor (unless the respective transfer of assets does not occur within such sixty day period or unless and until it is subsequently required to become a Subsidiary Guarantor pursuant to the provisions of Section 8.12(c)); provided, further that if the preceding proviso is applicable, the U.S. Borrower shall determine in good faith whether any of the transfers of assets contemplated by the preceding proviso would result in one or more other Wholly-Owned Domestic Subsidiaries of the U.S. Borrower which are not Subsidiary Guarantors and which previously constituted Immaterial Subsidiaries no longer constituting same (with determinations to be made in good faith on a pro forma basis to give effect to the respective transfers of assets), and if the U.S. Borrower determines in good faith that the result described above in this proviso would occur, then in such case within the sixty-day period described above the U.S. Borrower shall cause such Wholly-Owned Domestic Subsidiaries (which will not continue to constitute Immaterial Subsidiaries) to become Subsidiary Guarantors and to comply with the provisions of this Section 8.12(a) as if the respective transferee were a newly created, established or acquired Wholly-Owned Domestic Subsidiary.

(b) If at any time any Subsidiary of the U.S. Borrower becomes a Pledged Subsidiary, the U.S. Borrower will, concurrently with the granting of any Lien over any Equity Interests of such Subsidiary to support the obligations of the U.S. Borrower under the Contingent Note, cause such Subsidiary to take all actions required for such Subsidiary to become a party to the Subsidiaries Guaranty in accordance with the terms of the Subsidiaries Guaranty and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Subsidiary had been a Subsidiary Guarantor on the Initial Borrowing Date.

(c) If, on the date of delivery by the U.S. Borrower of each of the financial statements required to be delivered pursuant to Sections 8.01(a) or (b), as applicable, any of the Wholly-Owned Domestic Subsidiaries of the U.S. Borrower that is not a Subsidiary Guarantor at such time would, as of the last day of the fiscal quarter or fiscal year for which such financial statements are required to be delivered, qualify as a Material Subsidiary, then the U.S. Borrower will, within 10 Business Days notify the Administrative Agent thereof and, as promptly as practicable, and in any event within sixty days after the date of delivery (or required date of delivery, if earlier) of the respective financial statements, cause each Wholly-Owned Domestic Subsidiary of the U.S. Borrower (other than such Wholly-Owned Domestic Subsidiaries as will not constitute Material Subsidiaries after the taking of the actions required by this Section 8.12(c)) to take all actions required for such Wholly-Owned Domestic Subsidiary to become a party to the Subsidiaries Guaranty in accordance with the terms of the Subsidiaries Guaranty and take all action in connection therewith as would otherwise have been required to be taken pursuant to Section 5 if such Wholly-Owned Domestic Subsidiary had been a Subsidiary Guarantor on the Initial Borrowing Date; provided that if the U.S. Borrower determines in good faith (before the respective Wholly-Owned Domestic Subsidiary has complied with the requirements of this Section 8.12(c)), that such Wholly-Owned Domestic Subsidiary will not remain a Material Subsidiary for more than sixty days after the date of delivery (or required date of delivery, if earlier) of the respective financial statements, because of contemplated transfers of assets permitted under Section 9.02 by such Wholly-Owned Domestic Subsidiary (with the “Immaterial Subsidiary” tests being recalculated on a pro forma basis after giving effect to such transfers of assets), then so long as the U.S. Borrower notifies the Administrative Agent thereof within the sixty day period referenced above, such Wholly-Owned Domestic Subsidiary shall not be required to become a Subsidiary Guarantor (unless the respective transfer of assets does not occur within such sixty day period or unless and until it is subsequently required to become a Subsidiary Guarantor pursuant to the provisions of this Section 8.12(c)); provided, further that if the preceding proviso is applicable, the U.S. Borrower shall determine in good faith whether any of the transfers of assets contemplated by the preceding proviso would result in one or more other Wholly-Owned Domestic Subsidiaries of the U.S. Borrower which are not Subsidiary Guarantors and which previously constituted Immaterial Subsidiaries no longer constituting same (with determinations to be made in good faith on a pro forma basis to give effect to the respective transfers of assets), and if the U.S. Borrower determines in good faith that the result described above in this proviso would occur, then in such case within the sixty-day period described above the U.S. Borrower shall cause such Wholly-Owned Domestic Subsidiaries (which will not continue to constitute Immaterial Subsidiaries) to become Subsidiary Guarantors and to comply with the provisions of this Section 8.12(c) as if the respective transferee were a Material Subsidiary on the last day of the respective fiscal quarter or fiscal year for which financial statements are acquired to be delivered pursuant to Section 8.01(a) or (b), as applicable.

8.13 Maintenance of Company Separateness. Each Borrower will, and will cause each of its Material Subsidiaries to, satisfy in all material respects customary Company formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records. In addition, neither the U.S. Borrower nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of any Borrower, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of the U.S. Borrower or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 9. Negative Covenants. Each Borrower (to the extent that the covenants and agreements set forth below in this Section 9 expressly apply to such Borrower or any of its Subsidiaries) hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Liens. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the U.S. Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;

(ii) Liens in respect of property or assets of the U.S. Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the U.S. Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the U.S. Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed in Schedule VIII, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that any such renewal, replacement or extension does not encumber any additional assets or properties of the U.S. Borrower or any of its Subsidiaries except to the extent that Liens or such additional assets or properties are permitted under another provision of this Section 9.01;

(iv) Liens created by or pursuant to this Agreement and the other Credit Documents;

(v) (x) licenses, sublicenses, leases or subleases granted by the U.S. Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the U.S. Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement not prohibited by this Agreement to which the U.S. Borrower or any of its Subsidiaries is a party (including, without limitation, a Lien on the U.S. Borrower’s license of the “Pink Panther” trademark and any proceeds thereof in favor of the licensor thereof);

(vi) Liens upon assets of the U.S. Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the U.S. Borrower or any Subsidiary of the U.S. Borrower;

(vii) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the U.S. Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the U.S. Borrower or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the U.S. Borrower or such Subsidiary;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the U.S. Borrower or any of its Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or decrees (but excluding consensual Liens granted by the U.S. Borrower or any of its Subsidiaries on any of their assets) that do not constitute an Event of Default under Section 10.07;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance, completion and guarantee bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Liens on property or assets acquired by the U.S. Borrower or any of its Subsidiaries in existence at the time such property or asset is acquired by the U.S. Borrower or such Subsidiary (including by the merger or acquisition of any Person), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such merger or acquisition and do not attach to any other asset of the U.S. Borrower or any of its Subsidiaries;

(xiv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xv) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, (y) incurred in the ordinary course of business in connection with property owned by third parties installed to provide energy or oxygen at the facilities of the U.S. Borrower and its Subsidiaries pursuant to any supply arrangement or operating lease (but not pursuant to a Capital Lease) and (z) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the U.S. Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xvii) on and after the date of consummation of the Vetrotex Transaction, Liens on the Vetrotex Pledged Assets granted in connection with the Vetrotex Transaction which secure lease payments (and obligations to return the precious metal alloy so leased) owing by the U.S. Borrower or any of its Subsidiaries (including, without limitation, the Vetrotex Subsidiary) in connection with the ongoing business of the Vetrotex Subsidiary (or guarantees thereof) to direct or indirect owners of the Equity Interest in the Vetrotex Subsidiary and/or the owners of such precious metal alloy and other Persons providing financing to such owners in respect of such precious metal alloy (in each case other than the U.S. Borrower and its Subsidiaries);

(xviii) Liens created under or contemplated by the Documents (including the escrow of any funds or Equity Interests of the U.S. Borrower or the pledge of Equity Interests of one or more Guarantors to secure the obligations under the Contingent Note);

(xix) Liens created on assets transferred to a SPV pursuant to Asset Securitizations (which asset shall be of the types described in the definition of Asset Securitization contained herein), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 9.04(v); and

(xx) additional Liens of the U.S. Borrower or any Subsidiary of the U.S. Borrower not otherwise permitted by this Section 9.01, so long as the aggregate amount (exclusive of regularly accruing interest or similar amounts which are paid on a current basis) of obligations secured by Liens permitted pursuant to this Section 9.01(xx) does not exceed $300,000,000 at any time.

9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory, raw materials, supplies and used or surplus equipment, in each case in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the Equity Interests in or assets of any Person (each such purchase or acquisition, an “Acquisition”) (or agree to do any of the foregoing at any future time), except that:

(i) each of the U.S. Borrower and any of its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business, and may dissolve, liquidate or merge out of existence a Subsidiary that is not a Subsidiary Borrower, the continued existence of which is no longer materially advantageous to the U.S. Borrower or its Subsidiaries;

(ii) each of the U.S. Borrower and any of its Subsidiaries may sell assets, including the Equity Interests of a Subsidiary of the U.S. Borrower that is not a Subsidiary Borrower so long as (x) no Default or Event of Default then exists or would result therefrom, (y) in the case of the sale of the Equity Interests of any Credit Party, all of the Equity Interests of such Credit Party and its other Subsidiaries are sold pursuant to such sale and (z) the Fair Market Value of such assets at the time of the consummation of such sale, when added to the Fair Market Value of all assets of the U.S. Borrower and its Subsidiaries previously sold pursuant to this Section 9.02(ii), does not exceed $350,000,000 in any Fiscal Year;

(iii) each of the U.S. Borrower and any of its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(iv) each of the U.S. Borrower and any of its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the U.S. Borrower or any of its Subsidiaries;

(v) each of the U.S. Borrower and any of its Subsidiaries may convey, lease, rent, sell or otherwise transfer all or any part of its business, properties and assets to the U.S. Borrower or to any other Subsidiary of the U.S. Borrower;

(vi) each of the U.S. Borrower and any of its Subsidiaries may merge or consolidate with and into, be dissolved or liquidated into, or amalgamate with any other Person, so long as (i) in the case of any such merger, consolidation, dissolution, liquidation or amalgamation involving the U.S. Borrower, the U.S. Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution, liquidation or amalgamation (provided, that no Subsidiary Borrower may merge, consolidate or amalgamate with or into, or be dissolved or liquidated into, the U.S. Borrower), (ii) in the case of any such merger, consolidation, dissolution, liquidation or amalgamation involving a Subsidiary Borrower, such Subsidiary Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution, liquidation or amalgamation or, in the event of an amalgamation involving the Canadian Borrower, the continuing Person resulting therefrom is a Wholly-Owned Subsidiary of the U.S. Borrower organized under the laws of Canada or a province thereof that takes such actions, and deliver all such documents incidental or related thereto, as may be reasonably requested by the Administrative Agent to assume all of the obligations of the Canadian Borrower under this Agreement and the other Credit Documents to which the Canadian Borrower was a party and to become a party to this Agreement and each other Credit Document to which the Canadian Borrower was a party, after which such continuing Person shall be the “Canadian Borrower” hereunder and under each other Credit Document and (iii) in all other cases, the surviving or continuing corporation of any such merger, consolidation, dissolution, liquidation or amalgamation is a Subsidiary of the U.S. Borrower;

(vii) each of the U.S. Borrower and any of its Subsidiaries party to an Asset Securitization may sell accounts and related general intangibles, chattel paper, instruments, security and collections with respect thereto pursuant to such Asset Securitization (after the execution thereof), so long as (x) each such sale is in an arm’s-length transaction and on terms consistent with prevailing market conditions for similar transactions at such time and (y) the aggregate Attributable Securitization Indebtedness shall not exceed $400,000,000 at any time outstanding;

(viii) each of the U.S. Borrower and any of its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business;

(ix) each of the U.S. Borrower and any of its Subsidiaries may consummate an Acquisition, so long as no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Acquisition or immediately after giving effect thereto (each such Acquisition, a “Permitted Acquisition”);

(x) each of the U.S. Borrower and any of its Subsidiaries may effect any merger, wind up, amalgamation, plan of arrangement, liquidation or dissolution and enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of any property or assets, in each case in accordance with the Reorganization and to the extent contemplated by the Documents;

(xi) each of the U.S. Borrower and any of its Subsidiaries may transfer and dispose of inventory, raw materials, equipment, Real Property and other tangible assets in exchange for consideration comprised of inventory, raw materials, supplies, used or surplus equipment, Real Property and other tangible assets or some combination thereof, in each case in the ordinary course of business, so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the book value of such assets at the time of the consummation of such sale, when added to the book value of all assets of the U.S. Borrower and its Subsidiaries previously sold pursuant to this Section 9.02(xi), does not exceed $250,000,000 at any time;

(xii) each of the U.S. Borrower and any of its Subsidiaries may sell, transfer or convey raw materials, equipment, real property and other tangible assets to the extent that the Net Sale Proceeds therefrom are used to acquire replacement raw materials, equipment, real property and other tangible assets within 270 days after receipt of such Net Sale Proceeds (and in the case of any contractual commitment to so apply such Net Sale Proceeds entered into within such 270 day period, within 360 days after receipt of such Net Sale Proceeds); and

(xiii) each of the U.S. Borrower and any of its Subsidiaries may sell, transfer or convey assets pursuant to any judicial or administrative order, consent, writ, decree, injunction or judgment or otherwise in order to comply with applicable law in connection with the Vetrotex Transaction, so long as the book value of such assets at the time of the consummation of such sale, when added to the book value of all assets of the U.S. Borrower and its Subsidiaries previously sold pursuant to this Section 9.02(xiii), does not exceed $300,000,000 at any time.

9.03 Dividends. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the U.S. Borrower or any of its Subsidiaries, except that:

(i) (x) any Subsidiary of the U.S. Borrower may pay Dividends to the U.S. Borrower or to any Wholly-Owned Subsidiary of the U.S. Borrower and (y) any Non-Wholly Owned Subsidiary of the U.S. Borrower may pay cash dividends to its shareholders generally so long as the U.S. Borrower or its respective Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(ii) the U.S. Borrower and its Subsidiaries may authorize, declare and pay any other cash Dividend so long as (x) no Default or Event of Default exists at the time of such authorization, declaration or payment or would exist immediately after giving effect thereto and (y) such authorization, declaration or payment will not violate (I) any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Person or (II) any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

9.04 Indebtedness. The U.S. Borrower will not, and will not permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) unsecured Indebtedness of the Credit Parties so long as, on the date of the respective incurrence thereof, no Default or Event of Default then exists or would result therefrom;

(ii) unsecured Indebtedness of the Non-Guarantor Subsidiaries so long as (x) on the date of the respective incurrence thereof, no Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed $400,000,000 at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the U.S. Borrower and its Subsidiaries pursuant to Section 9.04(iii), does not exceed $600,000,000 at any time;

(iii) secured Indebtedness of the U.S. Borrower and its Subsidiaries so long as (x) on the date of the respective incurrence thereof no Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed $300,000,000 at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the Non-Guarantor Subsidiaries pursuant to Section 9.04(ii), does not exceed $600,000,000 at any time;

(iv) Indebtedness of the U.S. Borrower and its Subsidiaries incurred to finance fixed or capital assets or evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this Section 9.04(iv) (as measured on the date of each incurrence pursuant to this Section 9.04(iv)) exceed 5% of Consolidated Net Tangible Assets of the U.S. Borrower and its Subsidiaries as of the last day of the last Fiscal Year for which financial statements have been delivered pursuant to Section 8.01(b);

(v) Attributable Securitization Indebtedness incurred under or in connection with any Asset Securitization in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;

(vi) Indebtedness constituting Intercompany Loans, to the extent permitted pursuant to Section 9.05 (and subject to the requirements, if applicable, of Section 9.11);

(vii) Indebtedness consisting of guaranties or Contingent Obligations by the U.S. Borrower and its Subsidiaries of each other’s Indebtedness and lease and other obligations permitted under this Agreement; provided that no Non-Guarantor Subsidiaries shall be permitted to furnish a guarantee (except to the extent such guarantee is permitted pursuant to Section 9.04(ii)) or Contingent Obligation in respect, or in support, of any Indebtedness or lease or other obligations of the U.S. Borrower or any other Credit Party;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix) Indebtedness of the U.S. Borrower and its Subsidiaries with respect to performance bonds, surety bonds, completion bonds, guaranty bond, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(x) Indebtedness of the U.S. Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(vii);

(xi) Indebtedness of the U.S. Borrower and its Subsidiaries existing on the Initial Borrowing Date (after giving effect to the Plan Emergence, but excluding the Obligations and any Indebtedness permitted pursuant to Section 9.04(xii) or evidenced by New Senior Notes) and extensions, renewals, replacements and refinancings of any such Indebtedness that do not (I) increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement) unless otherwise permitted pursuant to another provision of this Section 9.04, (II) have any additional obligors or guarantors with respect thereto unless otherwise permitted pursuant to another provision of this Section 9.04 or (III) have any additional Liens to secure such Indebtedness;

(xii) Indebtedness of the U.S. Borrower and its Subsidiaries evidenced by the Contingent Note;

(xiii) on and after the date of consummation of the Vetrotex Transaction, obligations of the U.S. Borrower or any of its Subsidiaries (including, without limitation, the Vetrotex Subsidiary) in connection with the ongoing business of the Vetrotex Subsidiary (or guarantees thereof by the U.S. Borrower) with respect to lease payments (and obligations to return the precious metal alloy so leased) owing to direct or indirect owners of Equity Interests in the Vetrotex Subsidiary and/or the owners of such precious metal alloy and other Persons providing financing to such owners in respect of such precious metal alloy (in each case other than the U.S. Borrower and its Subsidiaries); and

(xiv) Indebtedness of the U.S. Borrower and its Subsidiaries in respect of letters of credit obtained or deposits made in order to provide security for workers’ compensation claims or pension plans, payment obligations in connection with self-insurance or pursuant to statutory obligations, in each case in the ordinary course of business.

9.05 Advances, Investments and Loans. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or enter into any partnership or joint venture, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment”), except that the following shall be permitted:

(i) the U.S. Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the U.S. Borrower or such Subsidiary;

(ii) the U.S. Borrower and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date, provided that (x) any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05 and (y) any Investment in an amount greater than $5,000,000 held on the Initial Borrowing Date shall be permitted by this clause 9.05(ii) only if described on Schedule IX;

(iii) the U.S. Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) the U.S. Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business;

(v) the U.S. Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of U.S. Borrower Common Stock (so long as no cash is actually advanced by the U.S. Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vi) the U.S. Borrower and its Subsidiaries may enter into (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under Section 9.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the U.S. Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the U.S. Borrower or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(vii) (I) the U.S. Borrower and the other Credit Parties may make intercompany loans and advances to each other, (II) the U.S. Borrower and its Subsidiaries may make intercompany loans and advances to any Non-Guarantor Subsidiary, and (III) any Non-Guarantor Subsidiary which is at such time a party to the Intercompany Subordination Agreement (unless prohibited by applicable law in the case of a Foreign Subsidiary) may make intercompany loans and advances to any Credit Party which at such time is party to the Intercompany Subordination Agreement (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the “Intercompany Loans”), provided that (x) each Intercompany Loan made to any Credit Party by any Subsidiary of the U.S. Borrower that is not a Credit Party shall, except to the extent prohibited by applicable law in the case of Intercompany Loans made by a Foreign Subsidiary, be subject to subordination as, and to the extent, required by the Intercompany Subordination Agreement and (y) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and its continuing;

(viii) (I) the U.S. Borrower and the other Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Credit Party, (II) the U.S. Borrower and the other Credit Parties may make capital contributions to, or acquire Equity Interests of, Non-Guarantor Subsidiaries and Persons that are not Subsidiaries of the U.S. Borrower, and may capitalize or forgive any Indebtedness owed to them by any Non-Guarantor Subsidiary and outstanding under Section 9.05(vii), and (III) any Non-Wholly-Owned Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Non-Guarantor Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Non-Guarantor Subsidiary; provided that no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and its continuing;

(ix) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(x) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.02;

(xi) the U.S. Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02(ii);

(xii) the U.S. Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the U.S. Borrower or such Subsidiary;

(xiii) the U.S. Borrower and its Subsidiaries may make and hold Investments in Cash Equivalents;

(xiv) the U.S. Borrower and its Subsidiaries may make and hold Investments in the Vetrotex Subsidiary (and any Subsidiaries of the Vetrotex Subsidiary) pursuant to the Vetrotex Transaction; and

(xv) the U.S. Borrower and its Subsidiaries may make, hold and enter into additional Investments so long as, at the time of making such Investment, no Default or Event of Default then exists or would result therefrom.

9.06 Transactions with Affiliates. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the U.S. Borrower or any of its Subsidiaries (other than the U.S. Borrower and its Subsidiaries and any Person that is an Affiliate solely as a result of the ownership by the U.S. Borrower or any of its Subsidiaries of the Equity Interests of such Person) other than in the ordinary course of business and on terms and conditions substantially as favorable or more favorable to the U.S. Borrower or such Subsidiary as would reasonably be obtained by the U.S. Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) customary fees, indemnities and reimbursements may be paid to non-officer directors of the U.S. Borrower and its Subsidiaries and loans and advances permitted by Section 9.05(iv);

(ii) the U.S. Borrower may issue U.S. Borrower Common Stock and Qualified Preferred Stock; and

(iii) the U.S. Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the U.S. Borrower and its Subsidiaries in the ordinary course of business or pursuant to the Plan of Reorganization.

9.07 Interest Expense Coverage Ratio. The U.S. Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of a Fiscal Quarter to be less than 2.00:1.00; provided that compliance with this Section 9.07 for each Test Period shall be determined on the earlier to occur of (x) the date upon which the U.S. Borrower delivers financial statements for the last Fiscal Quarter of such Test Period pursuant to Section 8.01(a) or (b) (in which case such compliance shall be determined based upon such delivered financial statements) and (y) the 30th day after the last day of the last Fiscal Quarter of such Test Period (in which case such compliance shall be determined based upon internally prepared financial statements of the U.S. Borrower and its Subsidiaries on such date and shall then also be determined on the date described in preceding clause (x) based upon the delivered financial statements described in preceding clause (x)); provided further, that if at any time subsequent to the delivery of any such financial statements described above with respect to any Test Period, there are subsequent adjustments thereto (or to the financial results described therein), such subsequent adjustments shall be given full force and effect.

9.08 Leverage Ratio. The U.S. Borrower will not permit the ratio of Consolidated Total Net Indebtedness to Consolidated Total Capitalization at any time to exceed 0.65:1.00; provided that for determining compliance with this Section 9.08 at any time, (x) in calculating Consolidated Total Capitalization, Consolidated Net Worth shall be determined based upon the financial statements most recently delivered to the Administrative Agent pursuant to Section 8.01(a) or (b), unless the U.S. Borrower has not delivered such financial statements within 30 days of the last day of the most recently ended Fiscal Quarter, in which case Consolidated Net Worth shall be determined based upon internally prepared financial statements of the U.S. Borrower and its Subsidiaries until such time as the U.S. Borrower delivers financial statements for such Fiscal Quarter to the Administrative Agent pursuant to Section 8.01(a) or (b) for such Fiscal Quarter (at which time Consolidated Net Worth shall be determined based upon such delivered financial statements), provided that if at any time subsequent to the delivery of any such financial statements described above, there are subsequent adjustments thereto (or to the financial results described therein), such subsequent adjustments shall be given full force and effect and (y) Consolidated Total Net Indebtedness shall be the actual Consolidated Total Net Indebtedness at such time. In determining the ratio of Consolidated Total Net Indebtedness to Consolidated Total Capitalization at any time, actual Consolidated Total Net Indebtedness on the respective date of determination shall be used, with Consolidated Net Worth to be determined based on the last available calculation of Consolidated Net Worth as calculated pursuant to the proviso to the immediately preceding sentence; provided, further, that such Consolidated Net Worth shall be adjusted for any issuance of Equity Interests of the U.S. Borrower and for any Dividends actually paid by the U.S. Borrower and/or its respective Subsidiaries (to Persons other than the U.S. Borrower and Subsidiaries thereof), after the date of the respective calculation of Consolidated Net Worth and on or prior to the date of the next determination of Consolidated Net Worth as described above.

9.09 Modifications of Certain Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to amend or modify, or permit the amendment or modification of, any provision of any Reorganization Document or any New Senior Notes Document (after the execution and delivery thereof), in a manner materially adverse to the interests of the Lenders (in their capacity as Lenders).

9.10 Limitation on Certain Restrictions on Subsidiaries. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the U.S. Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the U.S. Borrower or any of its Subsidiaries, (b) make loans or advances to the U.S. Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the U.S. Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) after the execution and delivery thereof, the New Senior Notes Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the U.S. Borrower or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which the U.S. Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) the Contingent Note, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix) or (xx); or (xix) with respect to any Non- Wholly Owned Subsidiary, any agreement requiring the consent of each Person holding Equity Interests in such Non-Wholly Owned Subsidiary for such Non-Wholly Owned Subsidiary to pay dividends or make any other distributions on its capital stock or any other Equity Interests.

9.11 Intercompany Subordination Agreement. Notwithstanding anything to the contrary contained in this Agreement, at no time shall any Credit Party be an obligor with respect to any Intercompany Loan made to it by any Subsidiary of the U.S. Borrower that is not a Credit Party, unless each obligor (including each Person which is a guarantor thereof) and each obligee with respect thereto are party to the Intercompany Subordination Agreement, except that a Foreign Subsidiary of the U.S. Borrower shall not be required to be a party to the Intercompany Subordination Agreement to the extent prohibited by applicable law.

SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01 Payments. Any Borrower shall default, and such default shall continue unremedied for three or more Business Days, in the payment when due of principal of any Loan or any Note or any interest on any Loan or Note, or shall default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03 Covenants. The U.S. Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i), 8.04 (with respect to the existence of any Borrower), 8.08 or 8.10 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 10.01 and 10.02) or any other Credit Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or any Lender; or

10.04 Default Under Other Agreements. (i) The U.S. Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any applicable grace periods), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the U.S. Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $75,000,000; or

10.05 Bankruptcy, etc. The U.S. Borrower or any other Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the U.S. Borrower or any other Credit Party, and the petition is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the U.S. Borrower or other Credit Party, to operate all or any substantial portion of the business of the U.S. Borrower or any other Credit Party, or the U.S. Borrower or any other Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the U.S. Borrower or any other Credit Party, or there is commenced against the U.S. Borrower or any other Credit Party any such proceeding which remains undismissed for a period of sixty days after the filing thereof, or the U.S. Borrower or any other Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the U.S. Borrower or any other Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by the U.S. Borrower or any other Credit Party for the purpose of effecting any of the foregoing; or

10.06 ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is an “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under any Plan, determined in accordance with Title IV of ERISA, or an amount (if any) by which the present value of accrued benefit liabilities under any Non-U.S. Plan exceeds the aggregate current value of the assets of such Non-U.S. Plan allocable to such liabilities, (iv) the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the U.S. Borrower, any of its Subsidiary, or any ERISA Affiliate, (vii) the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate fails to administer or maintain a Plan or Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Plan or Non-U.S. Plan is involuntarily terminated or wound up, or (viii) the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty, or other liability, whether by way of indemnity or otherwise) with respect to one or more Plan or Non-U.S. Plan; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in Section 10.06, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA, the term “benefit liabilities” has the meaning specified in Section 4001 of ERISA.

10.07 Judgments. One or more judgments or decrees shall be entered against the U.S. Borrower or any Subsidiary of the U.S. Borrower involving in the aggregate for the U.S. Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $75,000,000; or

10.08 Change of Control. A Change of Control shall occur;

10.09 Guaranties. Any Guaranty shall cease to be in full force or effect (except in accordance with the terms thereof) as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the U.S. Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any RL Commitment Commission and any TL Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder (including the Face Amount of all outstanding Bankers’ Acceptance Loans and all Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct each Credit Party to pay (and each Credit Party agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to such Credit Party, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of such Borrower and then outstanding; and (v) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 11. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Absolute Rate” shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

“Absolute Rate Borrowing” shall mean a Competitive Bid Borrowing with respect to which the U.S. Borrower has requested that the Bidder Lenders offer to make Competitive Bid Loans at Absolute Rates.

“Account Party” shall mean, with respect to Letters of Credit, the U.S. Borrower, the European Borrower or the Canadian Borrower, as the case may be.

“Ackerman Appeal” shall mean any appeal by Joel Ackerman of the Confirmation Order or of the order of the Bankruptcy Court dated October 19, 2006 denying Joel Ackerman’s Motion for Reconsideration of Conclusions Confirming Owens Corning’s Sixth Amended Joint Plan of Reorganization or any other pleading filed with any court by Joel Ackerman challenging any portion of the Plan of Reorganization.

“Acquired Entity” shall mean any Person acquired pursuant to a Permitted Acquisition.

“Acquisition” shall have the meaning provided in Section 9.02.

“Additional Cost Rate” shall mean the percentage per annum equal to the quotient of (A) the product of (x) the amount equal to the average of the rate of charge payable by each Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by each Reference Bank as being the average of the Fee Tariffs applicable to the respective Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank; multiplied by (y) 0.01, divided by (B) 300.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10; provided that as used herein and in the other Credit Documents, for purposes of actions to be taken hereunder, notices to be received or given and payments to be received or made by the Canadian Borrower in respect of all borrowings under, and issuances of Letters of Credit pursuant to, the Canadian Facility Revolving Loan Commitments, the term “Administrative Agent” shall mean the Canadian Sub-Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 15% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the U.S. Borrower or any Subsidiary thereof by reason of its acting in its capacities as such and none of the Asbestos Personal Injury Trust or any of its respective Affiliates shall be considered an

Affiliate of the U.S. Borrower or any Subsidiary thereof by reason of holding any property for distribution to its beneficiaries.

“Aggregate Canadian Facility RL Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Canadian Facility Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Canadian Dollar Denominated Revolving Loan then outstanding) and (ii) the aggregate amount of all Canadian Facility Letter of Credit Outstandings (using the Dollar Equivalent of all amounts expressed in Canadian Dollars) at such time.

“Aggregate Dollar Facility RL Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Dollar Facility Revolving Loans and Competitive Bid Loans then outstanding, (ii) the aggregate amount of all Dollar Facility Letter of Credit Outstandings at such time and (iii) the aggregate principal amount of all Swingline Loans then outstanding.

“Aggregate Euro Facility RL Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Euro Facility Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Euro Denominated Revolving Loan then outstanding) and (ii) the aggregate amount of all Euro Facility Letter of Credit Outstandings (using the Dollar Equivalent of all amounts expressed in Euros) at such time.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended, renewed, refinanced and/or replaced from time to time.

“Applicable Commitment Fee Percentage” shall mean, for any day, the rate per annum set forth below opposite the Applicable Period then in effect:

Applicable Period	Applicable Commitment Fee Percentage
Category A Period	0.080%
Category B Period	0.100%
Category C Period	0.125%
Category D Period	0.150%
Category E Period	0.175%
Category F Period	0.375%

“Applicable Credit Rating” shall mean (i) the Moody’s Credit Rating and the S&P Credit Rating, if equivalent; (ii) if the Moody’s Credit Rating is Ba1 or better and the S&P Credit Rating is BB+ or better (in each case with stable or better outlook if the Moody’s Credit Rating is Ba1 or the S&P Credit Rating is BB+), the rating level of the higher of such ratings; and (iii) if the Moody’s Credit Rating or the S&P Credit Rating specified in preceding clauses (i) and (ii) are not applicable (for any reason), the rating level of the lower of such ratings; provided that, in any event, (x) if the Moody’s Credit Rating and the S&P Credit Rating differ by two or more rating levels, the Applicable Credit Rating shall be one rating level higher than the lower of such ratings and (y) if only one Rating Agency provides a corporate credit rating of the U.S.

Borrower, such rating shall be the Applicable Credit Rating unless the other Rating Agency ceased rating the U.S. Borrower at the request of the U.S. Borrower, in which case the Applicable Credit Rating shall be deemed to be below Ba1/BB+.

“Applicable Currency” shall mean (i) with respect to any Loan, the Available Currency in which such Loan was incurred and (ii) with respect to any Letter of Credit, the Available Currency in which such Letter of Credit was denominated.

“Applicable Margin” shall mean the rate per annum set forth below opposite the Applicable Period then in effect:

	Applicable Margin
Applicable Period	Euro Rate Loans	Base Rate Loans/ Canadian Prime Rate Loans
Category A Period	0.375%	0.00%
Category B Period	0.500%	0.00%
Category C Period	0.625%	0.00%
Category D Period	0.750%	0.00%
Category E Period	0.875%	0.00%
Category F Period	1.250%	0.25%

“Applicable Period” shall mean, at any time, the period set forth below then in effect:

Applicable Period	Criteria
Category A Period	The Applicable Credit Rating is A3 and A- or above.

Category B Period	The Applicable Credit Rating is Baa1 and BBB+.

Category C Period	The Applicable Credit Rating is Baa2 and BBB.

Category D Period	The Applicable Credit Rating is Baa3 and BBB-.

Category E Period	The Applicable Credit Rating is Ba1 and BB+.

Category F Period	None of a Category A Period, a Category B Period, a Category C Period, a Category D Period or a Category E Period is in effect at such time.

Notwithstanding anything to the contrary set forth above, if neither Rating Agency provides a corporate credit rating of the U.S. Borrower, then the Applicable Period shall be a Category F Period.

“Asbestos Personal Injury Trust” shall mean the trust established pursuant to the Plan of Reorganization in accordance with the requirements of Section 524(g) of the Bankruptcy Code.

“Asset Sale” shall mean any sale, transfer or other disposition by the U.S. Borrower or any of its Subsidiaries to any Person other than the U.S. Borrower or any Subsidiary of the U.S. Borrower of any asset or Property (including, without limitation, any capital stock or other securities of, or other Equity Interests in, another Person, but excluding the sale by the U.S. Borrower of its own capital stock) of the U.S. Borrower or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business or (ii) sales or liquidations of Cash Equivalents, it being understood and agreed that the grant of a Lien by the U.S. Borrower or any of its Subsidiaries in favor of another Person shall not in and of itself constitute an “Asset Sale” for purposes of this definition.

“Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the U.S. Borrower and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the U.S. Borrower and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

“Assumed Liabilities” shall mean liabilities of Old Owens and its Subsidiaries assumed by the U.S. Borrower and its Subsidiaries pursuant to the Plan of Reorganization.

“Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the U.S. Borrower or any of its Subsidiaries, the principal amount of Indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such Indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which Indebtedness is without recourse to the U.S. Borrower or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Confirmation, Letter of Credit Requests and similar notices, any person (or any person delegated authority by such person) that have been authorized by the board of directors or equivalent body of any Credit Party to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative

Agent, the Swingline Lender and the respective Issuing Lender; (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or other financial officer (including a controller) of the U.S. Borrower; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the U.S. Borrower.

“Available Currency” shall mean (i) with respect to European Borrower Euro Facility Revolving Loans and European Borrower Euro Facility Letters of Credit, Dollars and Euros, (ii) with respect to U.S. Borrower Euro Facility Revolving Loans and U.S. Borrower Euro Facility Letters of Credit, Dollars, (iii) with respect to Canadian Borrower Canadian Facility Revolving Loans and Canadian Borrower Canadian Facility Letters of Credit, Dollars and Canadian Dollars, and (iv) with respect to U.S. Borrower Canadian Facility Revolving Loans and U.S. Borrower Canadian Facility Letters of Credit, Dollars.

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft issued by the Canadian Borrower to be purchased by a Canadian Facility RL Lender on any date pursuant to Section 1.01(d), as the case may be, and Schedule III hereto, the remainder of (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365; minus (ii) the aggregate applicable Drawing Fee with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“B/A Equivalent Note” shall have the meaning provided in Schedule III hereto.

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Canadian Facility RL Lender which is not a Non-B/A Lender.

“Bankers’ Acceptance” shall mean a Draft drawn by the Canadian Borrower and accepted by a Canadian Facility RL Lender pursuant to Section 1.01(d), and Schedule III hereto.

“Bankers’ Acceptance Loans” shall mean (i) the acceptance by a B/A Lender of Bankers’ Acceptances or (ii) the issuance by the Canadian Borrower and purchase by a Non-B/A Lender of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case as contemplated in Sections 1.01(d) and Schedule III hereto.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Base Rate” at any time shall mean the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Rate at such time and (y) (i) solely in the case of Canadian Borrower Canadian Facility Revolving Loans and Canadian Borrower Canadian Facility Letters of Credit, in each case denominated in Dollars, the Canadian Prime Lending Rate or (ii) in each other case, the Prime Lending Rate, at such time.

“Base Rate Loan” shall mean (i) each Swingline Loan, and (ii) each other Dollar Denominated Loan which is designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereto.

“Bidder Lender” shall mean each Lender that has notified in writing (and has not withdrawn such notice) the Administrative Agent that it desires to participate generally in the bidding arrangements relating to Competitive Bid Borrowings.

“Borrower” shall mean the U.S. Borrower and each Subsidiary Borrower.

“Borrowing” shall mean (x) the borrowing of one Type of Loan pursuant to a single Tranche by a Borrower from all the Lenders having Commitments with respect to such Tranche (or from the Swingline Lender, in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date), having in the case of Euro Rate Loans the same Interest Period and having, in the case of Bankers’ Acceptance Loans, the same maturity date, provided that Base Rate Loans incurred pursuant to Section 1.11(b) shall be considered part of the related Borrowing of Eurodollar Loans and (y) a Competitive Bid Borrowing.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans or Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in Dollars or Euros, as the case may be, deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London or New York City and (B) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open and (iii) with respect to all notices and determinations in connection with, and payments of principal (or, Face Amount, as applicable), Unpaid Drawings and interest on, Canadian Facility Revolving Loans or any Canadian Facility Letters of Credit, any day which is a Business Day described in clauses (i) and, if relevant, (ii) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“Canadian Borrower” shall mean a Wholly-Owned Subsidiary of the U.S. Borrower organized under the laws of Canada or a province thereof that has satisfied the conditions specified in Section 5B to become same.

“Canadian Borrower Canadian Facility Revolving Loan” shall have the meaning provided in Section 1.01(d).

“Canadian Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 1.06(b).

“Canadian Borrower Letter of Credit” shall mean each Canadian Facility Letter of Credit issued for the account of the Canadian Borrower pursuant to Section 2.01 and designated as such by the Canadian Borrower in the respective Letter of Credit Request.

“Canadian Dollar Denominated Letter of Credit” shall mean each Canadian Facility Letter of Credit denominated in Canadian Dollars at the time of issuance.

“Canadian Dollar Denominated Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate stated amount of all outstanding Canadian Dollar Denominated Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings with respect to Canadian Dollar Denominated Letters of Credit at such time.

“Canadian Dollar Denominated Loan” shall mean all Loans denominated in Canadian Dollars.

“Canadian Dollar Denominated Revolving Loan” shall mean each Canadian Facility Revolving Loan denominated in Canadian Dollars at the time of incurrence thereof.

“Canadian Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Canadian Dollars which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.20 of this Agreement, on the date of determination).

“Canadian Dollar L/C Stated Amount” shall mean with respect to each Canadian Dollar Denominated Letter of Credit at any time, the maximum amount available to be drawn thereunder (expressed in Canadian Dollars) (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder).

“Canadian Dollars” and “C$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Canadian Facility Letter of Credit” shall mean each Letter of Credit (which must be denominated in an Applicable Currency) issued for the account of the U.S. Borrower or the Canadian Borrower, as the case may be, pursuant to Section 2.01 and designated as such by the U.S. Borrower or the Canadian Borrower, as the case may be, in the respective Letter of Credit Request.

“Canadian Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Canadian Facility Letters of Credit and

(ii) the aggregate amount of all Unpaid Drawings in respect of all Canadian Facility Letters of Credit.

“Canadian Facility Revolving Loan” shall have the meaning provided in Section 1.01(d).

“Canadian Facility Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “Canadian Facility Revolving Loan Commitment”, as same may be (x) reduced from time to time and/or terminated pursuant to Section 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.14 or 13.04(b).

“Canadian Facility RL Lender” shall mean any Lender with a Canadian Facility Revolving Loan Commitment (without giving effect to any termination of the Total Canadian Facility Revolving Loan Commitment if any Canadian Facility Letter of Credit Outstandings remain outstanding) or outstanding Canadian Facility Revolving Loans (or any participation in any Canadian Facility Letter of Credit Outstandings).

“Canadian Facility RL Percentage” shall mean with respect to any Canadian Facility RL Lender at any time, that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Facility Revolving Loan Commitment of such Canadian Facility RL Lender at such time and the denominator of which is the Total Canadian Facility Revolving Loan Commitment at such time, provided that if any such determination is to be made after the Total Canadian Facility Revolving Loan Commitment (and the related Canadian Facility Revolving Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to assignments made thereafter in accordance with Section 13.04(b)).

“Canadian Prime Lending Rate” shall mean the rate which Citibank Canada (or another Canadian bank or Canadian branch of a United States bank, in each case, of recognized standing reasonably selected by the Administrative Agent in consultation with the Canadian Borrower) announces from time to time as its prime lending rate for commercial loans denominated in Dollars at its principal office in Toronto, the Canadian Prime Lending Rate to change when and as such prime lending rate changes. The Canadian Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Citibank Canada (or such other bank as may be selected by the Administrative Agent) may make commercial loans or other loans denominated in Dollars at rates of interest at, above or below the Canadian Prime Lending Rate.

“Canadian Prime Rate” means, for any day, the rate of interest per annum equal to the per annum rate of interest quoted or established as the “prime rate” of the Canadian Sub-Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made by it in Canadian Dollars in Canada to its Canadian borrowers, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person.

“Canadian Prime Rate Loans” shall mean any Canadian Dollar Denominated Loan designated or deemed designated as such by the Canadian Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Resident” shall mean, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Income Tax Act (Canada); (b) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) in respect of all amounts payable to such Person pursuant to such Loans or Letters of Credit, as the case may be; (c) a Canadian partnership, within the meaning of that term for the purposes of paragraph 212(13.1)(b) of the Income Tax Act (Canada); or (d) not liable for withholding tax pursuant to Part XIII of the Income Tax Act (Canada) in respect of all amounts payable to such Person pursuant to such Loans or Letters of Credit, as the case may be.

“Canadian Sub-Agent” shall mean Citibank Canada, or any other Affiliate of Citibank or Citibank Canada which is a Canadian Resident and which is designated by Citibank to act in such capacity.

“Capital Lease” shall mean, as applied to any Person, any lease of any Property by that Person as lessee which, in conformity with U.S. GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“Change of Control” shall mean (i) the U.S. Borrower shall at any time cease to own directly or indirectly 100% of the Equity Interests of each Subsidiary Borrower (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person), (ii) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) is or shall (A) be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 40% or more on a fully diluted basis of the aggregate ordinary voting power represented by the U.S. Borrower’s capital stock or other Equity Interests or (B) have obtained the power (whether or not exercised) to elect a majority of the U.S. Borrower’s directors; provided that, no “Change of Control” shall be deemed to occur under this clause (ii) solely as a result of the issuance of Equity Interests of the U.S. Borrower on the Plan Effective Date in exchange for pre-petition Indebtedness of Old Owens to the holders of Claims (as defined in the Plan of Reorganization) as of the Distribution Record Date (as defined in the Plan of Reorganization) pursuant to the Plan of Reorganization, whether by treating any “Class” of creditors under the Plan of Reorganization as a “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) or otherwise; provided further, that any “Change of Control” resulting after the initial issuance of Equity Interests of the U.S. Borrower on the Plan Effective Date in exchange for pre-petition Indebtedness of Old Owens to the holders of Claims (as defined in the Plan of Reorganization) as of the Distribution Record Date (as defined in the Plan of Reorganization) pursuant to the Plan of Reorganization, whether by treating any “Class” of creditors under the Plan of Reorganization as a “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) or otherwise shall constitute a “Change of Control” for all purposes of this Agreement and the other Credit Documents; provided further, that during the period from the Plan Effective Date until the 30th day thereafter (but at no time after the expiration of such period), any Equity Interests of the U.S. Borrower to the extent consisting of purchases of Unsubscribed Shares (as defined in the Plan of Reorganization) on the Plan Effective Date by J.P. Morgan Securities Inc. (or by any other Person which is obligated on the Plan Effective Date to purchase such shares pursuant to the Syndication Agreement) pursuant to, and in accordance with the terms of the Equity Commitment Agreement (as defined in the Plan of Reorganization) shall not be included in such Person’s (or any “Group” of which such Person is a part) holdings of Equity Interests of the U.S. Borrower for purposes of this clause (ii) to the extent that such shares would cause the respective “Person” or “Group” to exceed the “40%” threshold otherwise provided above in this clause (ii), in each case so long as, with respect to the Equity Interests so excluded pursuant to this proviso (and for the period for which they are excluded pursuant to this proviso), the respective owner or “beneficial owner” thereof has not taken any action to influence or direct the affairs of the U.S. Borrower or its Subsidiaries or the board of directors of U.S. Borrower, (iii) the board of directors of the U.S. Borrower shall cease to consist of a majority of Continuing Directors, or (iv) a “change of control” or similar event shall occur as provided in, after the execution and delivery thereof, any New Senior Notes Documents.

“Citibank” shall mean Citibank, N.A., in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“Citibank Canada” shall mean Citibank N.A., Canadian Branch.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendments thereof, supplemental thereto or substituted therefor.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment, the Dollar Facility Revolving Loan Commitment, the Euro Facility Revolving Loan Commitment or the Canadian Facility Revolving Loan Commitment of such Lender.

“Communications” shall have the meaning provided in Section 13.22(a).

“Company” shall mean any corporation, limited liability company, partnership or other domestic or foreign entity or organizational form (or the adjectival form thereof, where appropriate).

“Competitive Bid Borrowing” shall mean a Borrowing by the U.S. Borrower of Competitive Bid Loans pursuant to Section 1.04.

“Competitive Bid Loan” shall have the meaning provided in Section 1.01(e).

“Competitive Bid Note” shall have the meaning provided in Section 1.06(b).

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Sections 1128 and 1129 of the Bankruptcy Code entered on September 26, 2006, in form and substance satisfactory to the Administrative Agent and Banc of America Securities LLC.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses (including extraordinary losses for any period ending on or before the last day of the first Fiscal Year ending after the Initial Borrowing Date as a result of “fresh start” accounting procedures) and/or any write-off of long-lived or intangible assets), (y) any non-cash income, and (z) any gains or losses (in excess of $10 million for any sale or group of related sales) from sales of assets other than inventory sold in the ordinary course of business) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the U.S. Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the U.S. Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the U.S. Borrower and its Subsidiaries determined on a consolidated basis for such period, including depletion of precious metals used in manufacturing processes and (iv) in the case of any period that includes the first Fiscal Quarter ended after the Initial Borrowing Date, the amount of all fees and expenses incurred in connection with the transactions contemplated by the Documents during such Fiscal Quarter. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income” contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated EBITDA for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated interest expense of the U.S. Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, interest expense and/or income arising from changes in the mark-to-market valuation of the Plan Warrants, capitalized interest expense and any other interest expense which, in accordance with the terms of the relevant Indebtedness, is paid-in-kind through the issuance of additional notes or added to the principal amount of such outstanding Indebtedness, in each case so long as the respective notes or Indebtedness matures after the Maturity Date plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the U.S. Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Off-Balance Sheet Liabilities of the U.S. Borrower and its Subsidiaries (to the extent the same does not arise from a financing arrangement constituting an operating lease) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Interest Expense Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the U.S. Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with U.S. GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary of the U.S. Borrower, to the pro rata extent of the Equity Interests held by Persons other than the U.S. Borrower and its Wholly-Owned Subsidiaries in such Subsidiary, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets of the U.S. Borrower and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the U.S. Borrower and its Subsidiaries and computed in accordance with U.S. GAAP and (c) minority Equity Interests in any Non-Wholly Owned Subsidiary.

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the U.S. Borrower and its Subsidiaries on such date determined on a consolidated basis; provided that the Warrant Obligation Amount on the relevant date of determination shall be added to Consolidated Net Worth.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Net Indebtedness and (ii) Consolidated Net Worth.

“Consolidated Total Net Indebtedness” shall mean, at any time, the remainder of (A) the sum of (without duplication) (i) all Indebtedness of the U.S. Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the U.S. Borrower and its Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the U.S. Borrower and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of “Indebtedness” contained herein and (iii) all Contingent Obligations of the U.S. Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the U.S. Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Total Net Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the U.S. Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time minus (B) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens) in excess of $100,000,000 included in the consolidated balance sheet of the U.S. Borrower and its Subsidiaries at such time. Notwithstanding anything to the contrary above, with respect to the Vetrotex Subsidiary only, so long as the Vetrotex Subsidiary is a Non-Wholly Owned Subsidiary of the U.S. Borrower, Consolidated Total Net Indebtedness shall be adjusted to exclude amounts otherwise included therein in the same proportion as is represented by the minority Equity Interests (held by Persons other than the U.S. Borrower and its Subsidiaries) in the Vetrotex Subsidiary, in each case so long as the amount of Indebtedness so excluded is fully guaranteed (by guarantees of payment) by the respective direct or indirect owners of the minority Equity Interests in the Vetrotex Subsidiary, in each case so long as the U.S. Borrower determines in good faith that the respective guarantors are (and remain) creditworthy and are able to perform (in a timely fashion) all their obligations under such guarantees, if the full amount thereof were to become immediately due and payable.

“Contingent Note” shall mean that certain contingent note in the form of Exhibit N hereto payable by the U.S. Borrower to the Asbestos Personal Injury Trust pursuant to the terms of the Plan of Reorganization.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person in respect of Indebtedness of any other Person as a result of such Person being a general partner of such other Person, unless the underlying Indebtedness is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Continuing Directors” shall mean the directors of the U.S. Borrower on the Plan Effective Date and each other director if such director’s election to, or nomination for the election to, the board of directors of the U.S. Borrower is recommended or approved by a majority of then Continuing Directors or undertaken in accordance with the Plan of Reorganization.

“Credit Documents” shall mean this Agreement, the Intercompany Subordination Agreement, the Subsidiaries Guaranty, the Notes, and any other instruments, agreements, documents or certificates executed and delivered for the benefit of the Lenders in accordance with the requirements of this Agreement.

“Credit Event” shall mean the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

“Credit Party” shall mean each Borrower and each Subsidiary Guarantor.

“Debtors-in-Possession” shall mean Old Owens, CDC Corporation, Engineered Yarns America, Inc., Exterior Systems, Inc., Falcon Foam Corporation, Fibreboard Corporation, HOMExperts LLC, Integrex, Integrex Professional Services LLC, Integrex Testing Systems LLC, Integrex Supply Chain Solutions LLC, Integrex Ventures LLC, Jefferson Holdings, Inc., Owens-Corning Fiberglass Technology Inc., Owens Corning HT, Inc., Owens-Corning Overseas Holdings, Inc., Owens Corning Remodeling Systems, LLC and Soltech, Inc.

“Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Borrowing Date” shall mean the date (which shall occur on or after the Initial Borrowing Date and on or prior to the Delayed Borrowing Expiration Date) upon which the initial Borrowing of Term Loans occurs.

“Delayed Borrowing Expiration Date” shall mean (x) January 31, 2007, or (y) if the Initial Borrowing Date has not occurred by January 31, 2007, the date occurring 30 days after the Initial Borrowing Date, provided that in the event the Fairness in Asbestos Injury Resolution Act of 2005 (or any substantially similar legislation, the “Fair Act”) has been enacted but remains subject to a challenge of its constitutionality, the Delayed Borrowing Expiration Date may be extended, upon the U.S. Borrower’s written request therefor to the Administrative Agent, for successive 6 month periods, but in no event may the Delayed Borrowing Expiration Date be extended to a date occurring after the second anniversary of the Effective Date.

“DIP Credit Agreement” shall mean the Post-Petition Credit Agreement dated as of December 8, 2000, among the financial institutions named therein, Bank of America, N.A., as agent and Old Owens and the Subsidiaries of Old Owens named therein, as amended and in effect on the date immediately preceding the Plan Emergence and Initial Borrowing Date.

“Disclosure Statement” shall mean the Disclosure Statement, dated as of July 10, 2006 in the form filed with the Bankruptcy Court on July 10, 2006, issued pursuant to Section 1125 of the Bankruptcy Code relating to the Plan of Reorganization, as approved by the Bankruptcy Court.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital in cash to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests, or Equity Interests of the same class as the Equity Interests in respect of which such dividend or other distribution was paid, of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common Equity Interests, or Equity Interests of the same class as the Equity Interest in respect of which such dividend or other distribution was paid, of such Person) any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).

“Documents” shall mean and include (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the Reorganization Documents and (iv) on and after the execution and delivery thereof, any New Senior Notes Documents.

“Dollar Denominated” when used in reference to any Loan or Letters of Credit, means Loans or Letters of Credit denominated in Dollars at the time made or issued.

“Dollar Denominated Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Dollar Denominated Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings with respect to Dollar Denominated Letters of Credit at such time.

“Dollar Equivalent” shall mean, with respect to an amount denominated in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.20 or Section 21 (or any analogous provision) of any Subsidiaries Guaranty, on the date of determination); provided that for purposes of (x) determining compliance with Sections 1.01(c) and (d), 2.01 (c), 4.02(a) and 6.01 and (y) calculating Fees pursuant to Section 3.01 (except Fees which are expressly required to be paid in a currency other than Dollars pursuant to Section 3.01), the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the last Business Day of each calendar month, provided, however, that at any time during a calendar month, if either (x) the Aggregate Euro Facility RL Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Euro Facility Revolving Loan Commitment or (y) the Aggregate Canadian Facility RL Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Canadian Facility Revolving Loan Commitment, then in the sole discretion of the Administrative Agent or at the request of the Majority Lenders holding Revolving Loan Commitments, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the last Business Day of such calendar month or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than Dollars in its sole discretion.

“Dollar Facility Letter of Credit” shall mean each Letter of Credit (which must be denominated in Dollars) issued for the account of the U.S. Borrower pursuant to Section 2.01 and designated as such by the U.S. Borrower in the respective Letter of Credit Request.

“Dollar Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Dollar Facility Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Dollar Facility Letters of Credit.

“Dollar Facility Revolving Loan” shall have the meaning provided in Section 1.01(b).

“Dollar Facility Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “Dollar Facility Revolving Loan Commitment”, as same may be (x) reduced from time to time and/or terminated pursuant to Section 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.14 or 13.04(b).

“Dollar Facility Revolving Note” shall have the meaning provided in Section 1.06(b).

“Dollar Facility RL Lender” shall mean any Lender with a Dollar Facility Revolving Loan Commitment (without giving effect to any termination of the Total Dollar Facility Revolving Loan Commitment if any Swingline Loans or Dollar Facility Letter of Credit Outstandings remain outstanding) or outstanding Dollar Facility Revolving Loans (or any participation in any Dollar Facility Letter of Credit Outstandings).

“Dollar Facility RL Percentage” shall mean, with respect to any Dollar Facility RL Lender at any time, that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Dollar Facility Revolving Loan Commitment of such Dollar Facility RL Lender at such time and the denominator of which is the Total Dollar Facility Revolving Loan Commitment at such time, provided that if any such determination is to be made after the Total Dollar Facility Revolving Loan Commitment (and the related Dollar Facility Revolving Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to assignments made thereafter in accordance with Section 13.04(b)).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States of America.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.

“Draft” shall mean at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Canadian Facility RL Lender

and bearing such distinguishing letters and numbers as such Canadian Facility RL Lender may determine, but which at such time has not been completed or accepted by such Canadian Facility RL Lender.

“Drawing” shall have the meaning provided in Section 2.04(b).

“Drawing Date” shall mean any Business Day fixed pursuant to Schedule III for the creation of Bankers’ Acceptances or the purchase of completed Drafts and the exchange thereof for B/A Equivalent Notes, in each case by a Canadian Facility RL Lender pursuant to Schedule III.

“Drawing Fee” shall mean, in respect of a Draft drawn by the Canadian Borrower hereunder and accepted by a B/A Lender or a Draft purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft at a rate per annum equal to the Applicable Margin that would be payable with respect to a Euro Rate Loan drawn on the Drawing Date of such Draft and maturing on the maturity date of respective Draft. Drawing Fees shall be calculated on the basis of the term to maturity of the Draft and a year of 365 days.

“Dutch ASCS” shall mean the Act on the Supervision of the Credit System 1992 (Wet Toezicht Kredietwezen 1992) as amended from time to time.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the U.S. Borrower and its Subsidiaries; provided that to be an Eligible Transferee hereunder, each assignee with respect to any assignment of Euro Facility Revolving Loan Commitments (or related outstanding Obligations of the European Borrower hereunder) must, at the time of the respective assignment, also be (x) a PMP, (y) exempted because it forms a restricted circle (besloten kring) with the European Borrower or (z) otherwise qualify as a legal assignee hereunder under the laws of the Netherlands.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written notices of non-compliance or violation, investigations or proceedings relating in any way to (i) any violation (or alleged violation) by the U.S. Borrower or any of its Subsidiaries of any Environmental Law; (ii) any permit issued to the U.S. Borrowers or any of its Subsidiaries under any such law; or (iii) otherwise arising under Environmental Law, (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any federal, national, provincial, state or local policy having the force and effect of law, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any legally-binding judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to pollution or protection of the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the U.S. Borrower or any of its Subsidiaries under Section 414 of the Code.

“Euro Denominated” when used in reference to any Loan or Letters of Credit, means Loans or Letters of Credit denominated in Euros at the time made or issued.

“Euro Denominated Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate stated amount of all outstanding Euro Denominated Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings with respect to Euro Denominated Letters of Credit at such time.

“Euro Equivalent” shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.20 or Section 21 (or any analogous provision) of any Subsidiaries Guaranty, on the date of determination).

“Euro Facility Letter of Credit” shall mean each Letter of Credit (which must be denominated in an Applicable Currency) issued to the U.S. Borrower or the European Borrower, as the case may be, pursuant to Section 2.01 and designated as such by the U.S. Borrower or the European Borrower, as the case may be, in the respective Letter of Credit Request.

“Euro Facility Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Euro Facility Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Euro Facility Letters of Credit.

“Euro Facility Revolving Loan” shall have the meaning provided in Section 1.01(c).

“Euro Facility Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule I hereto directly below the column entitled “Euro Facility Revolving Loan Commitment”, as same may be (x) reduced from time to time and/or terminated pursuant to Section 3.02, 3.03, 4.02 and/or 10, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

“Euro Facility RL Lender” shall mean any Lender with a Euro Facility Revolving Loan Commitment (without giving effect to any termination of the Total Euro Facility Revolving Loan Commitment if any Euro Facility Letter of Credit Outstandings remain outstanding) or outstanding Euro Facility Revolving Loans (or any participation in any Euro Facility Letter of Credit Outstandings).

“Euro Facility RL Percentage” shall mean, with respect to any Euro Facility RL Lender at any time, that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Euro Facility Revolving Loan Commitment of such Euro Facility RL Lender at such time and the denominator of which is the Total Euro Facility Revolving Loan Commitment at such time, provided that if any such determination is to be made after the Total Euro Facility Revolving Loan Commitment (and the related Euro Facility Revolving Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to assignments made thereafter in accordance with Section 13.04(b)).

“Euro L/C Stated Amount” shall mean, with respect to each Euro Denominated Letter of Credit, at any time, the maximum amount available to be drawn thereunder (expressed in Euros) (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder).

“Euro LIBOR” shall mean, for any Interest Period, with respect to each Borrowing of Euro Denominated Revolving Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Moneyline Telerate Markets Page 3750 (or any successor page) at approximately 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Moneyline Telerate Markets Page 3750 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Euro Denominated Loan then being made by the various Lenders) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 1.11(a)(i) in respect of Loans denominated in Euros, or in the circumstances described in clause (i) to the proviso to Section 1.11(b) in respect of Loans denominated in Euros, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lender) to fund a Borrowing of Loans denominated in Euros with maturities comparable to the Interest Period applicable thereto.

“Euro Rate” shall mean and include each of the Eurodollar Rate, Euro LIBOR and the Overnight Euro Rate.

“Euro Rate Loan” shall mean each Eurodollar Loan and each Euro Denominated Loan.

“Eurodollar Loans” shall mean each Dollar Denominated Loan (excluding Swingline Loans) designated as such by the respective Borrower or Borrowers at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen (or any successor page) as of 11:00 A.M. (London time), on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, in either case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive and binding on the Borrowers absent demonstrable error.

“European Borrower” shall mean a Wholly-Owned Subsidiary of the U.S. Borrower organized under the laws of the Netherlands that has satisfied the conditions specified in Section 5B to become same.

“European Borrower Euro Facility Revolving Loan” shall have the meaning provided in Section 1.01(c).

“European Borrower Euro Facility Revolving Note” shall have the meaning provided in Section 1.06(b).

“European Borrower Letter of Credit” shall mean each Letter of Credit (which may be denominated in Dollars or Euros) issued for the account of the European Borrower pursuant to Section 2.01 and designated as such by the European Borrower in the respective Letter of Credit Request.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness Agreements” shall mean all agreements evidencing or relating to any Scheduled Existing Indebtedness of the U.S. Borrower or any of its Subsidiaries.

“Existing Letter of Credit” shall have the meaning provided in Section 2.01 (d).

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“Facing Fee” shall have the meaning provided in Section 3.01 (c).

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or senior officer of such seller.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“Fees Rules” shall mean the rules on periodic fees contained in the most recent Financial Services Authority supervision manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

“Fee Tariffs” shall mean the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

“Final Order” shall mean an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or, if filed, does not remain pending.

“Fiscal Quarter” shall mean for any Fiscal Year of the U.S. Borrower and its Subsidiaries, the fiscal quarters ending on each of March 31, June 30, September 30 and December 31.

“Fiscal Year” shall mean the fiscal year of the U.S. Borrower ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends (e.g., Fiscal Year 2006 shall be the fiscal year of the U.S. Borrower ended December 31, 2006).

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Funded Debt” shall mean all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there shall be excluded any particular Indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“Governmental Authority” shall mean any federal (including the federal governments of the United States and Canada), national, provincial, state or local government (and any political subdivision thereof), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, each Issuing Lender, each Lender and each Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) party to an Interest Rate Protection Agreement or Other Hedging Agreement with any Borrower or any of the Subsidiary Guarantors.

“Guarantors” shall mean and include the U.S. Borrower and each Subsidiary Guarantor.

“Guaranty” shall mean and include the U.S. Borrower’s Guaranty and each Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials, substances or mixtures regulated under Environmental Laws, including, without limitation, those defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous substances”, “restrictive hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect.

“Immaterial Subsidiaries” means Wholly-Owned Domestic Subsidiaries of the U.S. Borrower which together account for less than five percent (5%) of each of Consolidated Net Tangible Assets and Consolidated Net Income of the U.S. Borrower and its Subsidiaries (with Consolidated Net Income being determined by the U.S. Borrower in good faith (and without regard to clauses (ii) and (iii) of the proviso of the definition thereof to the extent relating to the Consolidated Net Income attributable to any Wholly-Owned Domestic Subsidiary that is not a Guarantor) on a pro forma basis in the case of Subsidiaries acquired or created after the first day of the respective Test Period, and Subsidiaries which have received significant transfers of assets after the first day of the respective Test Period), in each case determined as of the end of, or for, as the case may be, the Test Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 8.01 (a) or (b), as applicable.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (1) the Fair Market Value of the property to which such Lien relates as determined in good faith by such Person or (2) the amount of such Indebtedness), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations (other than ordinary course trade accounts payable not overdue by more than 60 days), (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement determined on a marked-to-market basis and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include the Warrant Obligation Amount, trade payables, accrued expenses, operating leases (which in no event shall constitute Capital Leases) and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indebtedness to be Refinanced” shall mean and include (without duplication) (i) Indebtedness under the DIP Credit Agreement and (ii) all other Indebtedness of the U.S. Borrower and its Subsidiaries which is to be repaid or refinanced on the Initial Borrowing Date, including any such Indebtedness which is not permitted to remain outstanding after the Initial Borrowing Date pursuant to Section 5A.06 or 9.04.

“Individual Canadian Facility RL Exposure” shall mean, with respect to any Canadian Facility RL Lender, at any time, the sum of (I) the aggregate principal amount of all Canadian Facility Revolving Loans made by such Canadian Facility RL Lender and then outstanding (for this purpose, using the Dollar Equivalent of the principal amount of all Canadian Dollar Denominated Revolving Loans then outstanding) and (II) such Canadian Facility RL Lender’s L/C Participation Percentage in each then outstanding Canadian Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective Canadian Facility Letter of Credit and any Unpaid Drawings relating to Canadian Facility Letters of Credit (for this purpose, using the Dollar Equivalent of any amounts expressed in Canadian Dollars).

“Individual Dollar Facility RL Exposure” shall mean, with respect to any Dollar Facility RL Lender, at any time, the sum of (I) the aggregate principal amount of all Dollar Facility Revolving Loans and Competitive Bid Loans made by such Dollar Facility RL Lender and then outstanding, (II) such Dollar Facility RL Lender’s L/C Participation Percentage in each then outstanding Dollar Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective Dollar Facility Letter of Credit and any Unpaid Drawings relating to Dollar Facility Letters of Credit and (III) such Dollar Facility RL Lender’s Dollar Facility RL Percentage multiplied by the aggregate principal amount of outstanding Swingline Loans.

“Individual Euro Facility RL Exposure” shall mean, with respect any Euro Facility RL Lender, at any time, the sum of (I) the aggregate principal amount of all Euro Facility Revolving Loans made by such Euro Facility RL Lender and then outstanding (for this purpose, using the Dollar Equivalent of the principal amount of all Euro Denominated Revolving Loans then outstanding) and (II) such Euro Facility RL Lender’s L/C Participation Percentage in each then outstanding Euro Facility Letter of Credit multiplied by the sum of the Stated Amount of the respective Euro Facility Letter of Credit and any Unpaid Drawings relating to Euro Facility Letters of Credit (for this purpose, using the Dollar Equivalent of any amounts expressed in Euros).

“Individual RL Facility Exposures” shall mean, with respect any Lender, at any time, the sum of the Individual Dollar Facility RL Exposure, the Individual Euro Facility RL Exposure and the Individual Canadian Facility RL Exposure of such Lender at such time.

“Initial Borrowing Date” shall mean the date (which shall occur on the Effective Date) upon which the initial Borrowing of Loans or the issuance of any Letters of Credit occurs.

“Intercompany Loan” shall have the meaning provided in Section 9.05(vii).

“Intercompany Subordination Agreement” shall have the meaning provided in Section 5A.11(b).

“Interest Determination Date” shall mean, with respect to any Euro Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Euro Rate Loan.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Period” shall mean, with respect to any Euro Rate Loan, the interest period applicable thereto, as determined pursuant to Section 1.10.

“Interest Rate Basis” shall mean the Eurodollar Rate and/or such other basis for determining an interest rate as the U.S. Borrower and the Administrative Agent may agree upon from time to time.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investment” shall have the meaning provided in the preamble to Section 9.05.

“Investment Grade Ratings” shall mean that the corporate credit ratings of the U.S. Borrower are (x) Baa3 or higher from Moody’s and BB+ or higher from S&P or (y) Ba1 or higher from Moody’s and BBB- or higher from S&P, in each case with stable or better outlook.

“Issuing Lender” shall mean (i) for purposes of any Dollar Facility Letter of Credit, Citibank, any affiliate of Citibank and any Dollar Facility RL Lender (or affiliate of any Dollar Facility RL Lender) which at the request of the U.S. Borrower and with the consent of the Administrative Agent agrees, in such Dollar Facility RL Lender’s (or Dollar Facility RL Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing Dollar Facility Letters of Credit pursuant to Section 2, (ii) for purposes of any Euro Facility Letter of Credit, Citibank and any Euro Facility RL Lender (or affiliate of any Euro Facility RL Lender) which at the request of the European Borrower and with the consent of the Administrative Agent agrees, in such Euro Facility RL Lender’s (or Euro Facility RL Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing Euro Facility Letters of Credit pursuant to Section 2 and (iii) for purposes of any Canadian Facility Letter of Credit, Citibank Canada, any of its affiliates which is a Canadian Resident and any Canadian Facility RL Lender which is a Canadian Resident (or affiliate of any Canadian Facility RL Lender which is a Canadian Resident) which at the request of the Canadian Borrower and with the consent of the Administrative Agent agrees, in such Canadian Facility RL Lender’s (or Canadian Facility RL Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing Canadian Facility Letters of Credit pursuant to Section 2. With respect to the Existing Letters of Credit, Bank of America, N.A. shall be the Issuing Lender thereof.

“Judgment Currency” shall have the meaning provided in Section 13.20(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.20(a).

“L/C Participant” shall have the meaning provided in Section 2.03(a).

“L/C Participation Percentages” shall have the meaning provided in Section 2.03(a).

“Leasehold” shall mean, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean and include (i) each financial institution with a Commitment listed on Schedule I (as amended from time to time), as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.14 and/or 13.04(b) and (ii) the Swingline Lender. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each lending office (including any Affiliate of the respective Lender) of the respective Lender designated from time to time pursuant to Section 1.13.

“Lender Default” shall mean (i) the refusal (which has not been retracted) at a time when all applicable conditions set forth in Sections 5A, 5B and 6 have been satisfied of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.03 or (ii) a Lender having notified the Administrative Agent and/or any Borrower that it does not intend to comply with its obligations under Section 1.01 or 2.03 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section.

“Letter of Credit” shall have the meaning provided in Section 2.01 (a).

“Letter of Credit Fees” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit which have not terminated at such time and (ii) the aggregate amount of all Unpaid Drawings (taking the Dollar Equivalent of any amounts owed in currencies other than Dollars) in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 2.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including any agreement to give any of the foregoing). For purposes of this Agreement, the U.S. Borrower or its respective Subsidiaries shall be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other similar title retention agreement relating to such asset, and sales of accounts receivable with recourse to the U.S. Borrower or any of its Subsidiaries shall be deemed to create a Lien on accounts receivable of the U.S. Borrower or the respective Subsidiary.

“Loan” shall mean each Term Loan, each Dollar Facility Revolving Loan, each U.S. Borrower Euro Facility Revolving Loan, each European Borrower Euro Facility Revolving Loan, each U.S. Borrower Canadian Facility Revolving Loan, each Canadian Borrower Canadian Facility Revolving Loan, each Swingline Loan, each U.S. Borrower Euro Facility Swingline Loan, and each Competitive Bid Loan.

“Majority Lenders” shall mean with respect to any Tranche, those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall mean and include any Mandatory Euro Facility RL Borrowing, any Mandatory Dollar Facility RL Borrowing and any Mandatory Canadian Facility RL Borrowing.

“Mandatory Cost” shall mean the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank, which cost shall be expressed as a percentage per annum and which, solely in the case of any Lender organized in the United Kingdom, shall be equal to the Additional Cost Rate.

“Mandatory Dollar Facility RL Borrowing” shall have the meaning provided in Section 1.01(g).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations, properties, liabilities or financial condition of the U.S. Borrower and its Subsidiaries taken as a whole, or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, any Issuing Lender or the Administrative Agent hereunder or under the other Credit Documents, taken as a whole or (y) on the ability of any Credit Party to perform its obligations to the Lenders, any Issuing Lender or the Administrative Agent hereunder or under the other Credit Documents, taken as a whole.

“Material Subsidiary” shall mean, at any time, each Wholly-Owned Domestic Subsidiary of the U.S. Borrower that, taken together with all other Wholly-Owned Domestic Subsidiaries that are not Subsidiary Guarantors, would not be an Immaterial Subsidiary; provided that, if, as of any date of determination, all Wholly-Owned Domestic Subsidiaries of the U.S. Borrower that are not Subsidiary Guarantors fail to constitute Immaterial Subsidiaries (as determined in accordance with the requirements of the definition thereof and the relevant provisions of Section 8.12), then the U.S. Borrower shall determine which Wholly-Owned Domestic Subsidiary (or Wholly-Owned Domestic Subsidiaries) shall constitute Material Subsidiaries for purposes of compliance with the requirements of Section 8.12.

“Maturity Date” shall mean (i) with respect to Term Loans and Revolving Loans, October 31, 2011 and (ii) with respect to Swingline Loans, the Swingline Expiry Date.

“Maximum Competitive Bid Amount” shall mean $250,000,000.

“Maximum Swingline Amount” shall mean $250,000,000.

“Minimum Applicable Facing Fee” shall mean (x) in the case of all Dollar Denominated Letters of Credit, $500, (y) in the case of all Euro Denominated Letters of Credit, €500 and (z) in the case of all Canadian Dollar Denominated Letters of Credit, C$500.

“Minimum Borrowing Amount” shall mean (i) in the case of Dollar Denominated Loans, $5,000,000, (ii) in the case of Euro Denominated Loans, €5,000,000, and (iii) in the case of Canadian Dollar Denominated Loans, C$1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Moody’s Credit Rating” shall mean the corporate credit rating level (it being understood that a rating level shall include numerical modifiers) assigned by Moody’s to the U.S. Borrower. If the foregoing rating shall be changed by Moody’s, such change shall be effective for purposes of this definition on the Business Day following the day on which Moody’s announces such change.

“Multiemployer Plan” shall mean (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by the U.S. Borrower or a Subsidiary of the U.S. Borrower or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which the U.S. Borrower, a Subsidiary of the U.S. Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the U.S. Borrower’s consolidated group or any Subsidiary of the U.S. Borrower with respect to the Fiscal Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the U.S. Borrower determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the U.S. Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the U.S. Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with U.S. GAAP, constitutes stockholders equity, excluding any treasury stock.

“New Exchange Senior Notes” shall mean senior notes issued by the U.S. Borrower pursuant to a registered exchange offer or private exchange offer for the New Senior Notes and pursuant to the New Senior Notes Indenture, which senior notes are substantially identical securities to the New Senior Notes. In no event will the issuance of any New Exchange Senior Notes increase the aggregate principal amount of the New Senior Notes then outstanding or otherwise result in an increase in the interest rate applicable to the New Senior Notes.

“New Senior Notes” shall mean any Indebtedness of the U.S. Borrower issued solely in return for cash consideration to the U.S. Borrower and evidenced by senior notes so long as (a) such Indebtedness has a final maturity no earlier than the date occurring 12 months after the Maturity Date, (b) such Indebtedness has no mandatory repayments or required offers to purchase which are, or may be required with respect thereto prior to the date referenced in preceding clause (a); provided that such Indebtedness may have customary required offers to purchase as a result of asset sales or changes of control in accordance with the then prevailing market conditions (in the case of any asset sale required offers to purchase, so long as the provisions applicable thereto permit the U.S. Borrower to avoid any such required offer to purchase by first prepaying Indebtedness pursuant to this Agreement), (c) such Indebtedness is unsecured and is not guaranteed by any Subsidiary of the U.S. Borrower that is not a Credit Party and (d) such Indebtedness is otherwise issued in accordance with then market conditions (as determined by the U.S. Borrower in good faith) for issuances of debt securities in the capital markets at such time. The issuance of New Senior Notes shall be deemed to be a representation and warranty by the U.S. Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6.01 and 10. As used herein, the term “New Senior Notes” shall include any New Exchange Senior Notes issued pursuant to the New Senior Notes Indenture in exchange for theretofore outstanding New Senior Notes, as contemplated by the definition of “New Exchange Senior Notes” contained herein.

“New Senior Notes Documents” shall mean the New Senior Notes Indenture, the New Senior Notes and each other agreement, document or instrument relating to the issuance of the New Senior Notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“New Senior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of New Senior Notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Non-B/A Lender” shall mean any Canadian Facility RL Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Canadian Borrower.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Guarantor Subsidiaries” shall mean, at any time, the Subsidiaries of the U.S. Borrower that are not at such time Subsidiary Guarantors.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate primarily for the benefit of employees of the U.S. Borrower or one or more of its Subsidiaries or any ERISA Affiliate residing outside the United States of America, which plan, fund or other similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note, each Dollar Facility Revolving Note, each U.S. Borrower Euro Facility Revolving Note, each European Borrower Euro Facility Revolving Note, each U.S. Borrower Canadian Facility Revolving Note, each Canadian Borrower Canadian Facility Revolving Note, each Competitive Bid Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Competitive Bid Borrowing” shall have the meaning provided in Section 1.04(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.07(a).

“Notice Office” shall mean the office of the Administrative Agent located at c/o Citicorp North America, Inc., 2 Penns Way, Suite 110, New Castle, Delaware 19720, Attention: Christina Quezon or such other office as the Administrative Agent may designate to the U.S. Borrower and the Lenders from time to time.

“Obligation Currency” shall have the meaning provided in Section 13.20(a).

“Obligations” shall mean all amounts or obligations, contingent or absolute, of every type or description, and at any time existing, owing by any Credit Party to any Agent, any Issuing Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any obligation under a Synthetic Lease or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; provided that, lease payments with respect to leases of precious metal alloy (and obligations to return the precious metal alloy) owing by the U.S. Borrowers and any of its Subsidiaries (including, without limitation, the Vetrotex Subsidiary) in connection with the ongoing business of the Vetrotex Subsidiary (or guarantees thereof) to direct or indirect owners of the Equity Interests in the Vetrotex Subsidiary and/or the owners of such precious metal alloy and other Persons providing financing to such owners in respect of such precious metal alloy (in each case other than the U.S. Borrower and its Subsidiaries) shall in no event constitute “Off-Balance Sheet Liabilities”.

“Old Owens” shall mean Owens Corning, a Delaware corporation (as same existed before giving effect to the Plan of Reorganization).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity hedging agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or the prices of commodities used in the business of the U.S. Borrower and its Subsidiaries.

“Overnight Euro Rate” shall mean, on any date, the offered quotation to first-class banks in the Euro-Zone interbank market by the Issuing Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the relevant Unpaid Drawing of the Issuing Lender as of 11:00 A.M. (London time) on such date; provided that in the event the Administrative Agent has made any determination pursuant to Section 1.11 (a), the Overnight Euro Rate determined pursuant to the definition shall instead be the rate determined by the Issuing Lender as the all-in-cost of funds for the Issuing Lender to fund such Euro Unpaid Drawing.

“Payment Office” shall mean the office of the Administrative Agent located at c/o Citicorp North America, Inc., 2 Penns Way, Suite 110, New Castle, Delaware 19720, Attention: Christina Quezon or such other office as the Administrative Agent may hereafter designate in writing to the U.S. Borrower and the Lenders from time; provided that in the case of all payments of principal (or Face Amount, as applicable), interest, Unpaid Drawings and/or other amounts owing by the Canadian Borrower with respect to Canadian Facility Revolving Loans or Canadian Facility Letters of Credit (including all Letter of Credit Fees and Facing Fees with respect thereto), as the case may be, “Payment Office” shall mean the office of the Canadian Sub-Agent located at 123 Front Street West, Suite 1100, Toronto, Ontario M5J 2M3.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” shall have the meaning provided in Section 9.02.

“Permitted Business” shall mean any business which is the same, similar, ancillary or reasonably related to the business in which the U.S. Borrower or any of its Subsidiaries is engaged on the Effective Date.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate or with respect to which the U.S. Borrower, any of its Subsidiaries, or any ERISA Affiliate may have any liability.

“Plan Effective Date” shall mean the “Effective Date” under and as defined in the Plan of Reorganization.

“Plan Emergence” shall mean the satisfaction of all conditions precedent to and the occurrence of the “effective date” of the Plan of Reorganization.

“Plan of Reorganization” shall mean the Sixth Amended Joint Plan of Reorganization for Owens Corning and its affiliated debtors and Debtors-in-Possession (as modified) dated as of July 10, 2006 in the form filed with the Bankruptcy Court on July 10, 2006, with the supplements and exhibits filed August 17, 2006, together with any subsequent modifications thereto made on or prior to the Effective Date which are satisfactory in form and substance to the Required Lenders.

“Plan Warrants” shall mean warrants to purchase common equity of the U.S. Borrower issued in connection with, and pursuant to, the Plan of Reorganization.

“Platform” shall have the meaning provided in Section 13.22(b).

“Pledged Subsidiary” shall have the meaning provided in Section 5A.11(a).

“PMP” shall have the meaning provided in Schedule X.

“Preferred Equity” shall mean, as applied to the Equity Interests of any Person, Equity Interests of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of such Person.

“Prime Lending Rate” shall mean the rate which Citibank (or another bank of recognized standing reasonably selected by the Administrative Agent) announces from time to time as its prime lending rate at its principal office in New York City, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Citibank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Balance Sheet” shall have the meaning provided in Section 5A.08(a).

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period, shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period but without taking into account any pro forma cost savings and expenses.

“Projections” shall have the meaning provided in Section 5A.08(b).

“Property” shall mean, with respect to any Person, any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased, or operated by such Person.

“Qualified Preferred Stock” shall mean any Preferred Equity of the U.S. Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the U.S. Borrower or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of an change of control event), in whole or in part, on or prior to one year following the Maturity Date then in effect.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December.

“Rating Agency” shall mean S&P or Moody’s, as the case may be.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean the principal offices in London of Citibank and Bank of America or such other banks as may be agreed upon by the Administrative Agent in consultation with the U.S. Borrower.

“Reference Discount Rate” shall mean, in respect of any Bankers’ Acceptances or completed Drafts to be purchased by a Canadian Facility RL Lender pursuant to Section 1.01 and Schedule III hereto, (i) by a Schedule I chartered bank, the average Bankers’ Acceptance discount rate for the appropriate term as quoted on Reuters Screen CDOR Page in respect of Schedule I chartered banks (or such other page as may be selected by the Canadian Sub-Agent as a replacement page for such Banker’s Acceptances if such screen is not available) at 10:00 A.M. (Toronto time); and (ii) by any other Lender or Person, the lesser of (x) the rate specified in (i) plus 0.10% and (y) the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by Citibank Canada at 10:00 A.M. (Toronto time) as the discount rate at which Citibank Canada would purchase, on the relevant Drawing Date, its own bankers’ acceptances or Drafts having an aggregate Face Amount equal to, and with a term to maturity the same as, the Bankers’ Acceptances or Drafts, as the case may be, to be acquired by such Canadian Facility RL Lender on such Drawing Date.

“Refinancing” shall mean the refinancing and repayment or other satisfaction in full of all amounts outstanding under, and the termination of all commitments in respect of, all Indebtedness to be Refinanced.

“Refinancing Documents” shall mean all of the agreements, documents and instruments executed or delivered in connection with the Refinancing.

“Register” shall have the meaning provided in Section 13.17.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. Section 9601 et seq.).

“Reorganization” shall mean the consummation of the transactions contemplated by the Plan of Reorganization and the Disclosure Statement to occur on or prior to the Plan Effective Date.

“Reorganization Documents” shall mean each of the Plan of Reorganization, the Disclosure Statement and the Contingent Note.

“Replaced Lender” shall have the meaning provided in Section 1.14.

“Replacement Lender” shall have the meaning provided in Section 1.14.

“Reply Date” shall have the meaning provided in Section 1.04(b).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under ERISA has been waived under subsection .22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans (or, if prior to the occurrence of the Delayed Borrowing Date, whose Term Loan Commitments) and Revolving Loan Commitments (or after the termination thereof, outstanding Individual RL Facility Exposures) as of any date of determination represent greater than 50% of the sum of all outstanding principal of Term Loans (or, if prior to the occurrence of the Delayed Borrowing Date, the sum of all Term Loan

Commitments) of Non-Defaulting Lenders at such time and the sum of all Revolving Loan Commitments of all Non-Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total Individual RL Facility Exposures of all Non-Defaulting Lenders at such time).

“Returns” shall have the meaning provided in Section 7.09. “Revolving Loan” shall have the meaning provided in Section 1.01(d).

“Revolving Loan Commitment” shall mean, at any time, each Dollar Facility Revolving Loan Commitment, each Euro Facility Revolving Loan Commitment and each Canadian Facility Revolving Loan Commitment, in each case in effect at such time.

“RL Commitment Commission” shall have the meaning provided in Section 3.01(a).

“RL Lender” shall mean each Dollar Facility RL Lender, each Euro Facility RL Lender and each Canadian Facility RL Lender.

“RL Repayment Percentage” shall mean, with respect to any Tranche of Revolving Loans at any time, a fraction (expressed as a percentage) (x) the numerator of which is the aggregate principal amount of outstanding Revolving Loans of such Tranche (using the Dollar Equivalent of any amounts denominated in Canadian Dollars or Euros) and (y) the denominator of which is the sum of the aggregate principal amount of all outstanding Revolving Loans at such time (using the Dollar Equivalent of any amounts denominated in Canadian Dollars or Euros).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.

“S&P Credit Rating” shall mean the corporate credit rating level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by S&P to the U.S. Borrower. If the foregoing rating shall be changed by S&P, such change shall be effective for purposes of this definition on the Business Day following the day on which S&P announces such change.

“Scheduled Existing Indebtedness” shall mean the Indebtedness listed on Schedule VII hereto on the Initial Borrowing Date.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $100,000,000.

“Spread” shall mean a percentage per annum in excess of, or less than, an Interest Rate Basis.

“Spread Borrowing” shall mean a Competitive Bid Borrowing with respect to which the U.S. Borrower has requested the Bidder Lenders to make Competitive Bid Loans at a Spread over or under a specified Interest Rate Basis.

“SPV” shall have the meaning provided in the definition of Asset Securitization.

“Standard Securitization Undertakings” means, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the U.S. Borrower or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Standby Letter of Credit” shall have the meaning provided in Section 2.01(a).

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder, provided that, the “Stated Amount” of each (x) Euro Denominated Letter of Credit shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in Euros thereunder and (y) Canadian Dollar Denominated Letter of Credit shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in Canadian Dollars thereunder (determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder), in each case, determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subsidiaries Guaranty” shall have the meaning provided in Section 5A.11(a) and shall include any counterpart thereof and any other substantially identical guaranty executed and delivered by any Subsidiary of the U.S. Borrower pursuant to Section 8.12.

“Subsidiary” shall mean, with respect to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity or organizational form (other than a corporation) in which such Person directly or indirectly through one or more Subsidiaries of such Person, has more than a 50% Equity Interest at the time.

“Subsidiary Borrower” shall mean, collectively, the Canadian Borrower and the European Borrower.

“Subsidiary Borrower Assumption Agreement” shall mean an assumption agreement in the form of Exhibit O hereto.

“Subsidiary Guarantor” shall mean each Subsidiary of the U.S. Borrower which has executed and delivered the Subsidiaries Guaranty, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Swingline Expiry Date” shall mean the date that is five Business Days prior to October 31, 2011.

“Swingline Lender” shall mean Citibank, or any Person serving as a successor Administrative Agent hereunder, in its capacity as a lender of Swingline Loans.

“Swingline Loan” shall have the meaning provided in Section 1.01(f).

“Swingline Note” shall have the meaning provided in Section 1.06(a).

“Syndication Agreement” shall mean the Syndication Agreement, dated as of May 10, 2006, among J.P. Morgan Securities Inc. and the several investors party thereto concerning arrangements to purchase Unsubscribed Shares (as defined in the Plan of Reorganization).

“Syndication Date” shall mean the earlier of (i) the 90th day following the Initial Borrowing Date and (ii) the date upon which the Administrative Agent determines (and notifies the U.S. Borrower and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and for financial reporting purposes but (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tariff Base” shall have the meaning provided in the definition of, and will be calculated in accordance with, the Fees Rules.

“Tax Benefit” shall have the meaning provided in Section 4.04(g).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall have the meaning provided in Section 1.01(a).

“Term Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment”, as the same may be terminated pursuant to Sections 3.02, 3.03 and/or 10.

“Term Note” shall have the meaning provided in Section 1.06(a).

“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended (it being understood and agreed that, with respect to any Fiscal Quarter ended prior to the first anniversary of the Effective Date, the respective Test Period shall include four full consecutive Fiscal Quarters, as if the U.S. Borrower and its Subsidiaries had been in existence for a period of four full consecutive Fiscal Quarters), in each case taken as one accounting period; provided that in the case of any Test Period which includes any period occurring prior to the Effective Date, the rules set forth in the immediately succeeding sentence shall apply. If the respective Test Period includes any Fiscal Quarter ended on or prior to the last day of the first full Fiscal Quarter ending after the Initial Borrowing Date, (x) Consolidated EBITDA for such Fiscal Quarter shall be deemed to be (I) in the case of any portion of any such Fiscal Quarter occurring prior to the Initial Borrowing Date (or all of such Fiscal Quarter, if same ended on or prior to the Initial Borrowing Date), Consolidated EBITDA for such portion of such Fiscal Quarter determined as if each reference to “the U.S. Borrower” in the definition of Consolidated EBITDA and in each other defined term referred to therein was instead a reference to “Old Owens” and (II) in the case of any portion of any such Fiscal Quarter occurring on or after the Initial Borrowing Date, actual Consolidated EBITDA for such portion of such Fiscal Quarter and (y) Consolidated Interest Expense for such Fiscal Quarter shall be deemed to be $29,000,000.

“TL Commitment Commission” shall have the meaning provided in Section 3.01(e).

“TL Commitment Percentage” shall mean, with respect to any Lender with an outstanding Term Loan Commitment at any time, that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Term Loan Commitment of such Lender at such time and the denominator of which is the Total Term Loan Commitment at such time, provided that if any such determination is to be made after the Total Term Loan Commitment (and the related Term Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Total Canadian Facility Revolving Loan Commitment” shall mean, at any time, the sum of the Canadian Facility Revolving Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Commitment” shall mean, at any time, the sum of the Term Loan Commitment and the Total Revolving Loan Commitment.

“Total Dollar Facility Revolving Loan Commitment” shall mean, at any time, the sum of the Dollar Facility Revolving Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Euro Facility Revolving Loan Commitment” shall mean, at any time, the sum of the Euro Facility Revolving Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Total Dollar Facility Revolving Loan Commitment, the Total Euro Facility Revolving Loan Commitment and the Total Canadian Facility Revolving Loan Commitment, in each case in effect at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Trade Letter of Credit” shall have the meaning set forth in Section 2.01(a).

“Tranche” shall mean the respective facilities and commitments utilized in making Loans hereunder, with there being four separate Tranches (i.e., Term Loans, Dollar Facility Revolving Loans, Euro Facility Revolving Loans and Canadian Facility Revolving Loans); provided that for purposes of the definition of “Majority Lenders” contained herein and Section 13.12(a), there shall be deemed to be two separate Tranches (i.e., Term Loans and Revolving Loans).

“Transaction” shall mean, collectively, (i) the consummation of the Reorganization, (ii) the consummation of the Refinancing, (iii) the occurrence of the Plan Emergence, (iv) the entering into of the Credit Documents and the incurrence of all Loans and the issuance of all Letters of Credit on the Initial Borrowing Date, and (v) the payment of fees and expenses in connection with the foregoing.

“Treaty” means the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Type” shall mean the type of Loan determined with regard to the currency thereof and the interest option applicable thereto, i.e., whether a Base Rate Loan, a Eurodollar Loan, a Euro Denominated Loan, Canadian Prime Rate Loan or a Bankers’ Acceptance Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unfunded Current Liability” shall mean the amount, if any, by which the actuarial present value of accumulated benefits of any Plan subject to Title IV of ERISA as of the close of its most recent plan year, determined using actuarial assumptions at such time consistent with those prescribed by Financial Account Standards No. 87, exceeds the fair market value of the assets allocable to such liabilities.

“Unpaid Drawing” shall have the meaning provided in Section 2.04(a).

“Unutilized Canadian Facility Revolving Loan Commitment” shall mean, with respect to any Canadian Facility RL Lender, at any time, such Canadian Facility RL Lender’s Canadian Facility Revolving Loan Commitment at such time, if any, less the sum of (i) the aggregate outstanding principal amount of Canadian Facility Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in Canadian Dollars) made by such Canadian Facility RL Lender and then outstanding and (ii) the sum of such Canadian Facility RL Lender’s L/C Participation Percentage of the Stated Amount of each Canadian Facility Letter of Credit and any Unpaid Drawings (taking the Dollar Equivalent of any amounts expressed in Canadian Dollars) relating thereto.

“Unutilized Dollar Facility Revolving Loan Commitment” shall mean, with respect to any Dollar Facility RL Lender, at any time, such Dollar Facility RL Lender’s Dollar Facility Revolving Loan Commitment at such time, if any, less the sum of (i) the aggregate outstanding principal amount of Dollar Facility Revolving Loans made by such Dollar Facility RL Lender and then outstanding and (ii) the sum of such Dollar Facility RL Lender’s L/C Participation Percentage of the Stated Amount of each Dollar Facility Letter of Credit and any Unpaid Drawings relating thereto.

“Unutilized Euro Facility Revolving Loan Commitment” shall mean, with respect to any Euro Facility RL Lender, at any time, such Euro Facility RL Lender’s Euro Facility Revolving Loan Commitment at such time, if any, less the sum of (i) the aggregate outstanding principal amount of Euro Facility Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in Euros) made by such Euro Facility RL Lender and then outstanding and (ii) the sum of such Euro Facility RL Lender’s L/C Participation Percentage of the Stated Amount of each Euro Facility Letter of Credit and any Unpaid Drawings (taking the Dollar Equivalent of any amounts expressed in Euros) relating thereto.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrower Canadian Facility Revolving Loan” shall have the meaning provided in Section 1.01(d).

“U.S. Borrower Canadian Facility Revolving Note” shall have the meaning provided in Section 1.06(a).

“U.S. Borrower Common Stock” shall have the meaning provided in Section 7.11.

“U.S. Borrower Euro Facility Revolving Loan” shall have the meaning provided in Section 1.01(c).

“U.S. Borrower Euro Facility Revolving Note” shall have the meaning provided in Section 1.06(b).

“U.S. Borrower Guaranteed Obligations” shall mean (i) the principal and interest on each European Borrower Euro Facility Revolving Note and each Canadian Borrower Canadian Facility Revolving Note issued by the European Borrower or the Canadian Borrower, as the case may be, to each Lender, and each European Borrower Euro Facility Revolving Loan and each Canadian Borrower Canadian Facility Revolving Loan made, under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to each Letter of Credit issued for the account of each of the European Borrower or the Canadian Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each of the European Borrower and the Canadian Borrower to each Lender, the Administrative Agent and each Issuing Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance by each of the European Borrower and the Canadian Borrower with all the terms, conditions and agreements contained in the Credit Documents to which it is a party and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the European Borrower, the Canadian Borrower or any Subsidiary Guarantor owing under any Interest Rate Protection Agreement or any Other Hedging Agreement entered into by the European Borrower, the Canadian Borrower or any Subsidiary Guarantor with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“U.S. Borrower Guaranteed Party” shall mean the European Borrower, the Canadian Borrower and each other Subsidiary Guarantor party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Secured Creditor.

“U.S. Borrower Letter of Credit” shall mean each Dollar Facility Letter of Credit, Euro Facility Letter of Credit or Canadian Facility Letter of Credit, as the case may be, issued for the account of the U.S. Borrower pursuant to Section 2.01 and designated as such by the U.S. Borrower in the respective Letter of Credit Request.

“U.S. Borrower’s Guaranty” shall mean the guaranty of the U.S. Borrower pursuant to Section 14.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with U.S. GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

“Vetrotex Pledged Assets” shall mean precious metal alloy in an aggregate amount not to exceed at any time the Vetrotex Pledged Assets Maximum Amount.

“Vetrotex Pledged Assets Maximum Amount” shall mean that aggregate maximum weight of precious metal alloy as has been disclosed by the U.S. Borrower to the Administrative Agent in a letter addressed to the Administrative Agent and dated at least 10 Business Days prior to the Effective Date. It is understood and agreed that the Administrative Agent may furnish copies of the letter referenced in the preceding sentence, or disclose the contents thereof, to Lenders and prospective Lenders.

“Vetrotex Subsidiary” shall mean a Non-Wholly Owned Subsidiary of the U.S. Borrower which, pursuant to the Vetrotex Transaction, shall own or acquire the reinforcement business of the U.S. Borrower and its Subsidiaries.

“Vetrotex Transaction” shall mean, collectively, the transactions described in the press release issued by the U.S. Borrower on July 27, 2006, pursuant to which the U.S. Borrower will contribute its reinforcements business into the Vetrotex Subsidiary.

“Warrant Obligation Amount” shall mean the obligation (if any) shown on the liabilities side of the U.S. Borrower’s consolidated balance sheet representing obligations in respect of the Plan Warrants.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time; provided that any Foreign Subsidiary of such Person at least 90% of whose capital stock or other Equity Interests are owned by such Person and/or one or more Wholly-Owned Subsidiaries (determined after giving effect to this proviso) of such Person at such time shall be deemed to be a Wholly-Owned Subsidiary of such Person.

“Written” (whether lower or upper case) or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 12. The Administrative Agent.

12.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints Citibank as Administrative Agent for such Lender and Citibank Canada as Canadian Sub-Agent to such Lender (for purposes of this Section 12, the term “Administrative Agent” shall mean Citibank in its capacities as Administrative Agent and Citibank Canada as Canadian Sub-Agent hereunder) to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its officers, directors, agents, employees or affiliates.

(b) The provisions of this Section 12 are solely for the benefit of the Administrative Agent and the Lenders, and neither the U.S. Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent for the Lenders, and the Administrative Agent assumes no (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the U.S. Borrower or any of its Subsidiaries.

12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Persons named on the title page hereof as “Co-Documentation Agents”, “Co-Syndication Agents” and as “Joint Lead Arrangers and Joint Bookrunners” are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Persons named on the title page hereof as “Co-Documentation Agents”, “Co-Syndication Agents” and “Joint Lead Arrangers and Joint Bookrunners” shall be entitled to all indemnification and reimbursement rights in favor of “the Administrative Agent” as, and to the extent, provided for under Section 13.01. Without limitation of the foregoing, none of the Persons named on the title page hereof as “Co-Documentation Agents”, “Co-Syndication Agents” or “Joint Lead Arrangers and Joint Bookrunners” shall, solely by reason of this Agreement or any other Credit Documents and solely in such capacity, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Certain Rights of the Administrative Agent. The Administrative Agent shall have the right to request instructions from the Required Lenders at any time. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent or any of its employees, directors, officers, agents or affiliates as a result of the Administrative Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that the Administrative Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

12.05 Notice of Default, etc. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actually received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by the Administrative Agent in its sole discretion).

12.06 Nonreliance on the Administrative Agent and Other Lenders. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make its own independent investigation of the financial condition and affairs of the U.S. Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Neither the Administrative Agent nor its affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of the U.S. Borrower and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5 or 6, or (vi) the existence or possible existence of any Default or Event of Default.

12.07 Indemnification by Lenders. (a) To the extent the Administrative Agent (or any affiliate thereof acting on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof acting on behalf of the Administrative Agent) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof acting on behalf of the Administrative Agent) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 12.07 shall survive the payment of all Obligations.

12.08 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.10 Resignation of the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the U.S. Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation (if applicable) as an Issuing Lender and Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the U.S. Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the U.S. Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed, provided that the U.S. Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.10, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Borrower, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The Borrowers jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local and foreign counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto or thereto, and of the Administrative Agent in connection with its syndication efforts with respect to this Agreement; (ii) pay, upon presentation of invoices in reasonable detail, all reasonable out-of-pocket costs and expenses of the Administrative Agent, each Issuing Lender and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel) and the protection of the rights of the Administrative Agent, each Issuing Lender and each of the Lenders thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for the Administrative Agent, each Issuing Lender and each of the Lenders); (iii) pay, upon presentation of invoices in reasonable detail, and hold each of the Administrative Agent, each Issuing Lender and each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save each of the Administrative Agent, each Issuing Lender and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iv) indemnify the Administrative Agent, each Issuing Lender and each Lender (in each case, solely in their respective capacities as Administrative Agent, Issuing Lender and Lender), their respective officers, directors, employees, representatives, advisors, trustees and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, costs, expenses and disbursements incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among the Administrative Agent, any Issuing Lender, any Lender, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the Transaction or the consummation of any other transactions contemplated by any Document or the exercise or enforcement of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the Person to be indemnified), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by any Credit Party or any of its Subsidiaries, the Release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned, leased or operated by any Credit Party or any of its Subsidiaries, the non-compliance of any Real Property with any Environmental Laws or other applicable foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim in connection with or relating to any Credit Party, any of its Subsidiaries or any of their operations or activities or any Real Property at any time owned, leased or operated by any Credit Party or any of its Subsidiaries, in each case, including, without limitation, the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, costs, expenses and disbursements to the extent incurred by reason of the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of any Person indemnified hereby)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally hereby agree to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by Affiliates, branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of each Credit Party against and on account of the Obligations of such Credit Party, to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), all participations by any Lender in any Swingline Loans or Letters of Credit as required pursuant to the provisions of this Agreement and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations shall be contingent or unmatured. Each Credit Party agrees that any Lender purchasing participations in one or more Letters of Credit issued, or Swingline Loans made, to it as required by the provisions of this Agreement, or purchasing participations as required by Section 13.04(b), may, to the fullest extent permitted by law, exercise all rights (including without limitation the right of setoff) with respect to such participations as fully as if such Lender is a direct creditor of such Credit Party with respect to such participations in the amount thereof.

13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified for such Lender on

Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the U.S. Borrower and the Administrative Agent. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

(b) Without in any way limiting the obligation of the U.S. Borrower and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, any Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from an Authorized Officer. In each such case, each of the Borrowers hereby waive the right to dispute the Administrative Agent’s, the Swingline Lender’s or such Issuing Lender’s record of the terms of such telephonic notice.

13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of each of the Lenders and, provided further, that, although any Lender may (without the consent of any Borrower) transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note, or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory repayment of Loans shall not constitute a change in the terms of such participation, that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof or (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitments (and related outstanding Obligations hereunder), and/or its Term Loan Commitments or, after the Delayed Borrowing Date, outstanding Term Loans to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, in each case which is an Eligible Transferee, (ii) one or more Lenders or (iii) in the case of any Lender that is a fund that is an Eligible Transferee and that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as a Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least (A) $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments (and related outstanding Obligations hereunder) and/or (B) $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Term Loan Commitments or, after the Delayed Borrowing Date, outstanding principal amount of Term Loans hereunder to one or more Eligible Transferees (treating (I) any fund that invests in bank loans and (II) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and/or Term Loan Commitments or, after the Delayed Borrowing Date, outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon request of assigning or assignee Lender, and upon surrender of the old Notes (if any) or a lost Note(s) indemnity in form reasonably satisfactory to the Administrative Agent, new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or Term Loan Commitments or, after the Delayed Borrowing Date, outstanding Term Loans, as the case may be, (iii) except in the case of assignments made by the Administrative Agent prior to the Syndication Date and as part of the primary syndication of the Loans and Commitments, the consent of the Administrative Agent and, so long as no Default or Event of Default then exists and is continuing, the Borrowers shall be required in connection with any such assignment pursuant to clause (y) of this Section 13.04(b) (which consent shall not be unreasonably withheld or delayed), (iv) the consent of the Swingline Lender and each Issuing Lender shall be required in connection with any assignment of Revolving Loan Commitments pursuant to this Section 13.04(b) (which consent shall not be unreasonably withheld or delayed), (v) unless an Event of Default has occurred and is continuing, no Lender may assign any portion of its Canadian Facility Revolving Loan Commitment (or related outstanding Obligations of the Canadian Borrower hereunder) to any Person who is not a Canadian Resident and (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, unless waived by the Administrative Agent in its sole discretion, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and/or Term Loan Commitments or, after the Delayed Borrowing Date, outstanding Term Loans, as the case may be. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the U.S. Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b)(ii) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. At the time of each assignment of any portion of any Euro Facility Revolving Loan Commitment (or related outstanding Obligations of the European Borrower hereunder), the assignee Lender shall make any declarations and representations required to be made pursuant to Section 13.25. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 (exclusive of increased costs owing pursuant to Section 4.04 as a result of assignments made at a time when an Event of Default shall have occurred and be continuing to a Person that is not a Canadian Resident at the time of the respective assignment) from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RL Lender and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RL Lender from its obligations as a participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RL Lender, that it shall be responsible for such amounts).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or any Borrower), any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee or to a collateral agent or to another creditor providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of, or any other representative of a holder of, such obligations, or such other creditor, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Administrative Agent or Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit

Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the U.S. Borrower to the Lenders), provided that (i) except as otherwise specifically provided herein, all computations determining compliance with Section 9, including in each case definitions used therein, shall, in each case, utilize United States generally accepted accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the first annual consolidated audited financial statements of the U.S. Borrower delivered to the Lenders after the Effective Date pursuant to Section 8.01(b) (which financial statements shall be prepared giving effect to “fresh start” accounting principles and shall be reasonably consistent with the methodology used to prepare the Projections), (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 8 and/or 9 (excluding Section 9.07 or 9.08), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

13.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, in each case located within the City of New York and, by execution and delivery of this Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Borrower hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York, 10011, as its authorized designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such authorized designee, appointee and agent shall cease to be available to act as such, each Borrower agrees to designate a new authorized designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent under this Agreement. Each Borrower hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Borrower, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Borrower. Each Borrower further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Borrower, as the case may be, at its address for notices pursuant to Section 13.03, such service to become effective 30 days after such mailing. Each Borrower hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Administrative Agent or any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower in any other jurisdiction.

(b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT

BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with each Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each of the Borrowers, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile or other electronic transmission) to the Administrative Agent at the Notice Office or at the office of the Administrative Agents’ counsel. The Administrative Agent will give the U.S. Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Except as expressly provided in Section 13.25(b), neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final scheduled maturity (or, in the case of any Commitment, final scheduled termination) of any Commitment, Loan, Note or extend the stated maturity of, or any reimbursement obligation with respect to, any Letter of Credit beyond the Maturity Date or extend the duration of any Interest Period beyond six months, or reduce the rate or amount or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal or face amount thereof (except to the extent paid in cash), (ii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective Date), (iii) reduce the percentage specified in the definition of “Required Lenders” contained herein (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (v) release the U.S. Borrower’s Guaranty; provided further, that no such change, waiver, discharge or termination shall (s) amend Section 13.06 in a manner that would alter the pro rata sharing of payments required thereby, without the consent of each adversely affected Lender, (t) amend, modify or waive any condition precedent set forth in Section 6 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit, without the written consent of the Majority Lenders holding Revolving Loan Commitments, (u) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender as a result of any of the foregoing shall not constitute an increase in the Commitment of such Lender), (v) without the consent of each Issuing Lender affected thereby, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (x) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 as same applies to the Administrative Agent or any other provision as same relates to the rights or obligations of the Administrative Agent, (y) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loan Commitments pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01 or 4.02) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (z) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of “Majority Lenders” contained herein (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date).

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the U.S. Borrower if the respective Lender’s consent is required with respect to less than all Tranches (or related Commitments), to replace only the respective Tranche or Tranches of Commitments (and related Obligations) and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.14 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate the outstanding Commitments of such non-consenting Lender (if such Lender’s consent is required as a result of such Commitments), and/or repay outstanding Obligations under each Tranche of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01, provided that, unless the Commitments which are terminated and Loans and other Obligations which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined both (x) after giving effect to the proposed action and (y) as if the Commitments, Loans and related Obligations being terminated and/or repaid (and not replaced) were not outstanding) shall specifically consent thereto, provided further, that the U.S. Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans or other Obligations solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.11, 1.12, 2.05, 4.04, 12.07, 13.01 and 13.17, shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the other Obligations. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuing Lender and each Lender, regardless of any investigation made by the Administrative Agent, any Issuing Lender or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

13.14 Domicile of Loans and Commitments. Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or Affiliate of such Lender; provided that (x) unless an Event of Default shall have occurred and be continuing, no Lender may transfer or carry any portion of its Canadian Facility Revolving Loan Commitment relating to its obligation to make or participate in extensions of credit hereunder to the Canadian Borrower (or related outstanding Obligations of the Canadian Borrower hereunder) to or for the account of any branch office, subsidiary or Affiliate that is not a Canadian Resident and (y) no Lender may transfer or carry any portion of its Euro Facility Revolving Loan Commitment relating to its obligation to make or participate in extensions of credit hereunder to the European Borrower (or related outstanding Obligations of the European Borrower hereunder) to or for the account of any branch office, subsidiary or affiliate that does not satisfy the requirements set forth in the proviso to the definition of “Eligible Transferee” contained herein. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Confidentiality. (a) Each of the Lenders agrees that it will use its reasonable efforts not to disclose without the prior consent of the U.S. Borrower (other than to its directors, employees, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information all of whom have been advised of the confidential nature of such information) any information with respect to the U.S. Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement; provided that any Lender (and/or its directors, employees, auditors, counsel, other professional advisors and affiliates) may disclose any such information (a) as has become generally available to the public or to such Lender (and/or its directors, employees, auditors, counsel, other professional advisors and affiliates) by any Person other than the U.S. Borrower or any of its Subsidiaries other than as a result of a breach of this Section 13.15, (b) as may be required or appropriate (x) in any report, statement or testimony submitted to any regulatory body having or claiming to have jurisdiction over such Lender (and/or its directors, employees, auditors, counsel, other professional advisors and affiliates) (including, without limitation, any self-regulatory authority such as the National Association of Insurance Commissioners) or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (y) in connection with any request or requirement of any such regulatory body, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or the exercise of any rights or remedies under any Credit Document, (d) to comply with any law, order, regulation or ruling applicable to such Lender (and/or its directors, employees, auditors, counsel, other professional advisors and affiliates), (e) to any creditor, swap or derivative counterparty or any prospective transferee or participant in connection with any contemplated transfer or participation of any of the Obligations or any interest therein by such Lender and (f) as reasonably required by any Person providing financing to such Lender (provided that such Persons are advised of the confidential nature of such information and agree to keep such information confidential pursuant to the terms of this Section 13.15(a)); provided that such creditor, swap or derivative counterparty or prospective transferee or participant agrees to be bound by this Section 13.15 to the same extent as such Lender.

(b) Each Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates or its investment advisors any information related to the U.S. Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of such entities), provided that such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender and shall only use such information in connection with matters relating to this Agreement.

(c) Each Borrower hereby represents and acknowledges that, to the best of its knowledge, neither any Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, any Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to such Borrower or to any of its employees or agents, or other persons affiliated with or related to such Borrower (or, so far as such Borrower is aware, to any other person), as to the potential tax consequences of the Transaction.

13.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.17 Register. The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 13.17, to maintain a register at one of its offices in New York, New York (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and/or Loans prior to such recordation all amounts owing to the transferor with respect to such Commitments and/or Loans shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and/or Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Commitment and/or Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Commitment and/or Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrowers agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17.

13.18 English Language. This Agreement and all other Credit Documents shall be in the English language, except as required by applicable local law (in which event certified English translations thereof shall, upon the request of the Administrative Agent, be provided by the U.S. Borrower to the Administrative Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Credit Document shall be in the English language or, if originally written in another language, shall, upon request of the Administrative Agent, be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Credit Documents.

13.19 Powers of Attorney; etc. The U.S. Borrower is hereby authorized by, and on behalf of, the European Borrower and the Canadian Borrower to give Notices of Borrowing, Notices of Conversion and other notices and directions in connection with the extensions of credit and repayments thereof to be made pursuant to this Agreement by the European Borrower and the Canadian Borrower (including without limitation notices as to the application of proceeds of such extensions of credit). The European Borrower and the Canadian Borrower hereby grant to the U.S. Borrower an irrevocable power-of attorney, in each of the European Borrower’s name and the Canadian Borrower’s name, to take the actions contemplated above in this Section 13.19 and in the last sentence of Section 1.14 hereof. Furthermore, each of the

European Borrower and the Canadian Borrower agrees that the Administrative Agent and the Lenders may at any time rely upon any notices, instructions or other information furnished by the U.S. Borrower.

13.20 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Euro Equivalent, Canadian Dollar Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the Dollar Equivalent, the Euro Equivalent or the Canadian Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.21 Limitation on Additional Amounts. Notwithstanding anything to the contrary contained in Section 1.11, 1.12, 2.05 or 4.04 unless a Lender gives notice to the Borrowers that they are obligated to pay an amount under any such Section within 180 days after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrowers pursuant to said Section 1.11, 1.12, 2.05 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 180 days prior to such

Lender giving notice to the Borrowers that it is obligated to pay the respective amounts pursuant to said Section 1.11, 1.12, 2.05 or 4.04. This Section 13.21 shall have no applicability to any Section of this Agreement other than said Section 1.11, 1.12, 2.05 or 4.04.

13.22 Citigroup Direct Website Communications. (a) Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(b) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE

LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.23 Entire Agreement. This Agreement and the other Credit Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents; provided that any letter agreement relating to the subject matter hereof between any Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

13.24 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender. In addition, the U.S. Borrower shall, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under any other applicable “know your customer” and/or anti-money laundering rules and regulations.

13.25 Special Provisions Regarding Dutch ASCS. (a) Each Euro Facility RL Lender makes the following declarations and representations to the European Borrower: (i) it is, on the date specified for such Euro Facility RL Lender pursuant to following clause (b), (x) a PMP, (y) exempted because it forms a restricted circle (besloten kring) with the European Borrower or (z) otherwise qualifies as a legal assignee hereunder under the laws of the Netherlands; (ii) it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch ASCS; and (iii) it has made its own credit assessment of the European Borrower.

(b) Each declaration and representation set out in paragraph (a) above is made by each aforementioned Euro Facility RL Lender on the date of this Agreement (if a party hereto on such date) and by any future Euro Facility RL Lender on the date of its becoming a Euro Facility RL Lender; provided that the declaration and representation set out in paragraph (a) above shall not be required to be made by any Euro Facility RL Lender if, and to the extent that, on the date it becomes a Euro Facility RL Lender it is not a requirement under Dutch law that such Lender needs to be either (x) qualified as a PMP, (y) exempted because it forms a restricted circle (besloten kring) with the European Borrower or (z) otherwise qualified as a legal assignee hereunder under the laws of the Netherlands.

(c) If on the date on which a Subsidiary of the U.S. Borrower incorporated in the Netherlands accedes to this Agreement as the European Borrower, it is a requirement under Dutch law that each Euro Facility RL Lender needs to be either (x) qualified as a PMP, (y) exempted because it forms a restricted circle (besloten kring) with the European Borrower or (z) otherwise qualified as a legal assignee hereunder under the laws of the Netherlands, each declaration and representation set out in paragraph (a) above is made to such European Borrower incorporated in the Netherlands on such date by each of the then-current Euro Facility RL Lenders; provided that if any Euro Facility RL Lender cannot at such time make the declaration and representation as required above, then the U.S. Borrower shall replace the respective such Euro Facility RL Lender pursuant to Section 1.14 before the respective Subsidiary of the U.S. Borrower accedes as the European Borrower under this Agreement.

SECTION 14. U.S. Borrower’s Guaranty.

14.01 The U.S. Borrower’s Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and to induce the Lenders or any of their respective Affiliates to enter into Interest Rate Protection Agreements or Other Hedging Agreements, and in recognition of the direct benefits to be received by the U.S. Borrower from the proceeds of the Loans and the issuance of the Letters of Credit, the U.S. Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the U.S. Borrower Guaranteed Obligations to the Guaranteed Creditors. If any or all of the U.S. Borrower Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the U.S. Borrower unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the U.S. Borrower Guaranteed Obligations. This U.S. Borrower’s Guaranty is a guaranty of payment and not of collection. This U.S. Borrower’s Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If any claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the U.S. Borrower Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party), then and in such event the U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the U.S. Borrower, notwithstanding any revocation of this U.S. Borrower’s Guaranty or any other instrument evidencing any liability of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party, and the U.S. Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, the U.S. Borrower unconditionally and irrevocably, guarantees the payment of any and all of the U.S. Borrower Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

14.03 Nature of Liability. The liability of the U.S. Borrower hereunder is exclusive and independent of any security for or other guaranty of the U.S. Borrower Guaranteed Obligations whether executed by the U.S. Borrower, any other guarantor or by any other party, and the liability of the U.S. Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party or any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the U.S. Borrower Guaranteed Obligations, or (c) any payment on or in respect of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party or (e) any payment made to the Guaranteed Creditors on the U.S. Borrower Guaranteed Obligations which any such Guaranteed Creditor repays to the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 14.05, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.

14.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the U.S. Borrower Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this U.S. Borrower’s Guaranty, and this U.S. Borrower’s Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the U.S. Borrower Guaranteed Obligations. The obligations of the U.S. Borrower hereunder are independent of the obligations of the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against the U.S. Borrower whether or not action is brought against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed party, any other guarantor or any other party and whether or not the European Borrower, the Canadian

Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party be joined in any such action or actions. The U.S. Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party or other circumstance that operates to toll any statute of limitations as to the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party shall operate to toll the statute of limitations as to the U.S. Borrower.

14.05 Authorization. The U.S. Borrower authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the U.S. Borrower Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Borrower’s Guaranty made shall apply to the U.S. Borrower Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b) take and hold security for the payment of the U.S. Borrower Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the U.S. Borrower Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or other obligors;

(e) settle or compromise any of the U.S. Borrower Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of such other instruments or agreements; and/or

(h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the U.S. Borrower from its liabilities under this U.S. Borrower’s Guaranty.

14.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any U.S. Borrower Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any of the indebtedness of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party now or hereafter owing to the U.S. Borrower is hereby subordinated to the U.S. Borrower Guaranteed Obligations of the European Borrower, the Canadian Borrower or such other U.S. Borrower Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the European Borrower, the Canadian Borrower or such other U.S. Borrower Guaranteed Party to the U.S. Borrower shall be collected, enforced and received by the U.S. Borrower for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the U.S. Borrower Guaranteed Obligations of the European Borrower, the Canadian Borrower or such other U.S. Borrower Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the U.S. Borrower under the other provisions of this U.S. Borrower’s Guaranty. Prior to the transfer by the U.S. Borrower of any note or negotiable instrument evidencing any of the indebtedness of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party to the U.S. Borrower, the U.S. Borrower shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the U.S. Borrower hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this U.S. Borrower’s Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all U.S. Borrower Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver. (a) The U.S. Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. The U.S. Borrower waives any defense based on or arising out of any defense of the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the U.S. Borrower Guaranteed Obligations, based on or arising out of the disability of the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party, any other guarantor or any other party, or the unenforceability of the U.S. Borrower Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the European Borrower, the Canadian Borrower or any other U.S. Borrower Guaranteed Party, other than payment in full in cash of the U.S. Borrower Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of the U.S. Borrower hereunder except to the extent the U.S. Borrower Guaranteed Obligations have been paid in full in cash. The U.S. Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or any other party or any security.

(b) The U.S. Borrower waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Borrower’s Guaranty, and notices of the existence, creation or incurring of new or additional U.S. Borrower Guaranteed Obligations. The U.S. Borrower assumes all responsibility for being and keeping itself informed of the European Borrower’s, the Canadian Borrower’s and each other U.S. Borrower Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Borrower Guaranteed Obligations and the nature, scope and extent of the risks which the U.S. Borrower assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the U.S. Borrower of information known to them regarding such circumstances or risks.

(c) Until such time as the U.S. Borrower Guaranteed Obligations have been paid in full in cash, the U.S. Borrower hereby waives all rights of subrogation which it may at any time otherwise have as a result of this U.S. Borrower’s Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or any other guarantor of the U.S. Borrower Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the European Borrower, the Canadian Borrower, any other U.S. Borrower Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this U.S. Borrower’s Guaranty.

(d) The U.S. Borrower warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.09 Payments. All payments made by the U.S. Borrower pursuant to this Section 14 shall be made in the respective Applicable Currency in which the U.S. Borrower Guaranteed Obligations are then due and payable. All payments made by the U.S. Borrower pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03, 4.04 and 13.20.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

OWENS CORNING

By:	/s/ Ralph A. Than
Name:	Ralph A. Than
Title:	Treasurer

By:	/s/ Patrick Q. Davis
Name:	Patrick Q. Davis
Title:	Assistant Treasurer

CITIBANK, N.A.
Individually and as Administrative Agent

By:	/s/ Svetoslov Nikov
Name:	Svetoslov Nikov
Title:	Vice President

Owens Corning Credit Agreement

CITIBANK N.A., CANADIAN BRANCH Individually and as Canadian Sub-Agent

By:	/s/ Niyousha Zarinpour
Name:	Niyousha Zarinpour
Title:	Authorized Signer

Owens Corning Credit Agreement

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF OCTOBER 31, 2006, AMONG OWENS CORNING, THE LENDERS FROM TIME TO TIME PARTY HERETO AND CITIBANK, N.A., AS ADMINISTRATIVE AGENT

NAME OF INSTUTION:

Bank of America, N.A.

By:
Name:
Title:

Bank of America, National Association, (Canada Branch)

By:
Name:
Title:

Goldman Sachs Credit Partnership

By:
Name:
Title:

Morgan Stanley Bank

By:
Name:
Title:

Wachovia Bank N.A.

By:
Name:
Title:

The Bank of Nova Scotia

By:
Name:
Title:

BMO Capital Markets Financing Inc.

By:
Name:
Title:

Sumitomo Mitsui Banking Corporation

By:
Name:
Title:

Fortis Capital Corp.

By:
Name:
Title:

JPMorgan Chase Bank, N.A.

By:
Name:
Title:

Calyon New York Branch

By:
Name:
Title:

Fifth Third Bank

By:
Name:
Title:

LaSalle Bank Midwest

By:
Name:
Title:

Commerzbank AG New York and Grand Cayman Branches

By:
Name:
Title:

Mellon Bank, N.A.

By:
Name:
Title:

National City Bank

By:
Name:
Title:

PNC Bank, National Association

By:
Name:
Title:

Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch

By:
Name:
Title:

UBS Loan Finance LLC

By:
Name:
Title:

Comerica Bank

By:
Name:
Title:

U.S. Bank N.A.

By:
Name:
Title:

KBC Bank, NV

By:
Name:
Title:

The Northern Trust Company

By:
Name:
Title:

Bank Hapoalim B.M.

By:
Name:
Title:

Owens Corning Credit Agreement